Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

among

Sagaliam Acquisition Corp.,

Allenby Montefiore Limited,

AEC Merger Sub Corp.,

Supraeon Investments Limited,

and

GLD Partners, LP

Dated as of November 16, 2022

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBIT A	Form of Lock-Up Agreement
EXHIBIT B	Form of Escrow Agreement
EXHIBIT C	Form of Amended PubCo Charter
EXHIBIT D	PubCo Equity Incentive Plan Term Sheet

SCHEDULE A-1	Company Knowledge Parties
SCHEDULE A-2	Certain Permitted Liens

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement dated as of November 16, 2022 (this “Agreement”) is among Sagaliam Acquisition Corp., a Delaware corporation (“Sagaliam”), Allenby Montefiore Limited, a private company limited by shares organized and existing under the Laws of the Republic of Cyprus (“PubCo”), AEC Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of PubCo (“PubCo Merger Sub”), Supraeon Investments Limited, a private company limited by shares organized and existing under the Laws of the Republic of Cyprus (the “Company” and, together with AEC (as defined below), PubCo and PubCo Merger Sub, the “Company Entities”), and GLD Partners, LP, a Delaware limited partnership (“Seller”). Sagaliam, PubCo, PubCo Merger Sub, the Company, and Seller are each a “Party” and, collectively, the “Parties”.

WHEREAS, Sagaliam is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, PubCo is a newly formed entity wholly-owned by Seller and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Company and the Surviving Corporation (as defined below);

WHEREAS, PubCo Merger Sub is a newly incorporated Delaware corporation, wholly owned by PubCo, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, the Company is a wholly-owned subsidiary of Seller;

WHEREAS, the Company entered into an Assignment Agreement, dated as of January 21, 2022, with Seller, to acquire 24,750 shares of Arabian Entertainment Company Limited, a limited liability company organized under the Laws of the Kingdom of Saudi Arabia (“AEC”), which transfer has not been registered with the applicable Governmental Authorities in the Kingdom of Saudi Arabia;

WHEREAS, Seller owns 250 shares of AEC (the “AEC Shares”);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) (i) the Seller will contribute AEC Shares to the Company, (ii) PubCo will acquire all of the issued and outstanding shares of the Company from Seller in exchange for PubCo Ordinary Shares such that the Company becomes a wholly-owned subsidiary of PubCo (the “Share Exchange”) and (iii) PubCo will be converted from a private limited liability company to a public limited company in accordance with the Laws of the Republic of Cyprus (the “PLC Conversion”); and immediately thereafter (b) every eight (8) outstanding Sagaliam Rights shall be contributed to PubCo in exchange for one (1) newly issued PubCo Ordinary Share ( the “Contribution”), and immediately thereafter (c) in accordance with the Delaware General Corporation Law (“DGCL”), PubCo Merger Sub will merge with and into Sagaliam, with Sagaliam continuing as the surviving entity, as a result of which, (i) Sagaliam shall become a wholly owned subsidiary of PubCo; and (ii) (A) each outstanding share of Sagaliam Class A Common Stock (as defined below) will be automatically converted as of the Merger Effective Time into the right to receive one PubCo Ordinary Share and (B) each outstanding share of Sagaliam Class B Common Stock will be automatically converted as of the Merger Effective Time into the right to receive one PubCo Ordinary Share (the “Merger” and, together with the Share Exchange, Contribution, and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below), collectively, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Sagaliam and Sagaliam Sponsor LLC, a Delaware limited liability company (“Sponsor”) are entering into the Sponsor Support Agreement, dated as of the date of this Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor has agreed to and will (a) not form a group to vote against any directors nominated by the Company and/or Sponsor, (b) vote in favor of (i) the Transactions and (ii) the other transaction proposals, (c) appear, whether constructively or otherwise, at the meeting for purposes of constituting a quorum, (d) vote against any proposals that would materially impede or otherwise delay the Transactions or any other transaction proposal, and (e) not amend the Letter Agreement, dated as of December 20, 2021 by and between Sponsor and Sagaliam;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Sagaliam and Seller, as the sole shareholder of the Company, are entering into the Seller Support Agreement, dated as of the date of this Agreement (the “Seller Support Agreement”), pursuant to which, among other things, Seller will (a) not form a group to vote against any directors nominated by the Company and/or Sponsor, (b) approve (i) the Transactions and (ii) the other transaction proposals, and (c) not approve any measures that would materially impede the Transactions or any other transaction proposal;

WHEREAS, in connection with the Closing, pursuant to the terms of the Transactions, Seller and PubCo will, among others, enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached as Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sagaliam, Sponsor, the directors and management team of Sagaliam, PubCo, the Company and Seller, are entering into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”);

WHEREAS, in connection with, but following the Closing, pursuant to the terms of the Transactions, PubCo will, among others, enter into an escrow agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”) and, in connection with which, the maximum number of PubCo Earnout Shares issuable pursuant to Section 3.03(a) will be deposited with the Escrow Agent; and

WHEREAS, each of the members of the board of directors of Sagaliam (the “Sagaliam Board”), the board of directors of PubCo (the “PubCo Board”), the board of directors of PubCo Merger Sub (the “PubCo Merger Sub Board”), and the board of directors of the Company (the “Company Board”), has unanimously (a) determined that this Agreement and the other Transactions are fair to, and in the best interests of, respectively, Sagaliam, PubCo, PubCo Merger Sub and the Company and their respective stockholders and shareholders, as applicable, to enter into this Agreement and to consummate the Transactions, (b) (i) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions, and (ii) determined to recommend to their respective stockholders and shareholders the approval and adoption of this Agreement and the Transactions; and

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WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code and (ii) taken together, the Share Exchange, PLC Conversion, Contribution, and the Merger will qualify as an exchange under Section 351 of the Code, (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) the Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of Sagaliam (other than any stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8(c)) ((a), (b), and (c), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Seller Support Agreement, the Sponsor Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Subscription Agreements, and all other agreements, certificates and instruments executed and delivered by Sagaliam, PubCo, PubCo Merger Sub, the Company or Seller in connection with the Transactions.

“Anti-Corruption Laws” means, as applicable (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to any Company Entity from time to time.

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other Laws, including foreign merger control or competition Laws of any non-U.S. jurisdiction, issued by a Governmental Authority designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of a dominant position, or restraint of trade, lessening of competition, or impeding effective competition, through merger or acquisition.

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“Business Data” means all business information and data used, or held for use, by any Company Entity, excluding Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium), that is used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company Entities.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information systems, record keeping systems, communications systems, telecommunications systems, networks, interfaces, platforms, servers, and computer systems, including any outsourced systems and processes, that are owned by any Company Entity or used and controlled by any Company Entity in the business of the Company Entities as currently conducted.

“Change of Control” shall mean the occurrence of any of the following events: (a) a sale, transfer, conveyance, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of PubCo, (b) any person or “group” (as such term is used in Section 13 of the Exchange Act), directly or indirectly, obtains beneficial ownership of fifty percent (50%) or more of the outstanding common stock of PubCo or (c) PubCo consummates any merger, consolidation or similar transaction in which common stock of PubCo is converted into equity securities of another entity, unless in the case of this clause (c), (i) PubCo or a successor continues to be incorporated in the United States, listed on a national stock exchange in the United States, and treated as a United States corporation for federal income Tax purposes and (ii) the stockholders of PubCo immediately prior to the consummation of such merger, consolidation or similar transaction continue to hold (in substantially the same proportion as their ownership of the shares of PubCo Ordinary Shares immediately prior to the transaction, other than changes in proportionality as a result of any cash or stock election provided under the terms of the definitive agreement regarding such transaction) more than fifty percent (50%) of all of voting power of the outstanding shares of PubCo Ordinary Shares of the surviving or resulting entity, or if PubCo becomes a wholly owned subsidiary in such transaction, a direct or indirect parent entity of PubCo, in such transaction immediately following the consummation of such transaction. A “Change of Control” shall not include any transaction with the principal purpose of changing the jurisdiction of PubCo’s incorporation within the United States.

“Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount to any person, regardless of whether paid or payable prior to, at or after the Closing, in connection with or otherwise related to this Agreement or any Ancillary Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Company Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Sagaliam or its affiliates) relating to, in a single transaction or series of related transactions, under which any person(s), directly or indirectly, acquires or otherwise purchases (i) control of the Company Entities whose assets, individually or in the aggregate, represent twenty five percent (25%) or more of the consolidated assets of the Company Entities, (ii) twenty-five percent (25%) or more of the assets of the Company Entities or (iii) twenty-five percent (25%) or more of the equity securities of any Company Entity whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company Entities (whether by way of merger, consolidation, liquidation, recapitalization, purchase or issuance of equity securities, share exchange or other business combination, purchase of assets, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the Transactions shall constitute a Company Acquisition Proposal.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property Rights owned by a third party and licensed to any Company Entity, including, the Inbound IP Licenses.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company Entities, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by any Company Entity of its obligations under this Agreement or the consummation of the Share Exchange, the Contribution, the Merger or any of the other Transactions; provided, however, that no Effect to the extent arising out of, relating to or resulting from any of the following shall be deemed, either alone or in combination, to constitute, or be taken into account in the determination of whether there has been or would be reasonably expected to be, a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or IFRS; (ii) events or conditions, or any change in events or conditions, generally affecting the industries, markets or geographic areas in which any Company Entity operates; (iii) any change or downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including inflation, changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any change in general regulatory, legislative, political conditions or geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, insurrection, riots, social or civil unrest, terrorism (including cyber-terrorism), epidemics, pandemics or disease outbreaks (including COVID-19 or any responses thereto), or any escalation or worsening of any such acts of war, sabotage, insurrection, riots, social or civil unrest, terrorism (including cyber-terrorism), epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by any Company Entity as contemplated by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or anticipated consummation of the Share Exchange, Contribution, the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in an Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, in each case, which Sagaliam has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company and its subsidiaries is materially and disproportionately affected thereby as compared with other participants in the industries, markets and geographic areas in which the Company and its subsidiaries operate.

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“Company Organizational Documents” means the Company’s Certificate of Incorporation, dated December 22, 2021, as such may have been amended, supplemented or modified from time to time and the Company’s Memorandum of Association and Article of Association, dated November 26, 2021, as such may have been amended, supplemented or modified from time to time, in each case as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property Rights owned or purported to be owned by any Company Entity.

“Company Shares” means the Company’s 1,000 Ordinary Shares, par value EUR 1.00 per share.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of any Company Entity or any suppliers or customers of the Company or Sagaliam or its respective subsidiaries (as applicable) that is not already generally available to the public.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a person or any of his, her or its properties or assets.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

“Effect” means any event, circumstance, change, development, effect or occurrence.

“Environmental Laws” means any applicable Laws relating to: (a) releases or threatened releases of, or human exposure to, contaminants or materials containing contaminants; (b) the environmental aspects of the manufacture, handling, transport, use, treatment, storage or disposal of potential contaminants or materials containing potential contaminants; or (c) pollution or protection of the environment or natural resources.

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“Escrow Agent” shall be Continental Stock Transfer & Trust Company.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls or sanctions, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, United Nations Security Council, Her Majesty’s Treasury, the European Union, and EU Dual Use Regulation.

“Fully-Diluted Company Shares” means, without duplication, the aggregate number of Company Shares (a) that are issued and outstanding as of immediately prior to the Merger Effective Time and (b) that are issuable upon conversion of any convertible securities of the Company issued and outstanding immediately prior to the Merger Effective Time. For the avoidance of doubt, any security or loan that is convertible into shares of Company Shares and the applicable conversion period has lapsed shall not be considered in calculating the Fully-Diluted Company Shares outstanding. As of the date of this Agreement there are 1,000 Fully-Diluted Company Shares.

“GAAP” means in accordance with United States generally accepted accounting principles.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state or foreign counterparts or equivalents, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, asbestos and radon; and (e) any substance, material, pollutant, contaminant or waste regulated by any Governmental Authority, or that may give rise to liability, pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inbound IP License” means material Contracts (other than Incidental Licenses) pursuant to which the Company licenses, as licensee, Intellectual Property Rights from any other person.

“Incidental License” means any (a) nondisclosure agreement or Contract permitting the use of confidential information; (b) any Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as: (i) vendor Contract that includes permission for the vendor to identify any Company Entity as a customer of the vendor; or (ii) Contract to purchase or lease non-customized, commercially-available equipment or materials, such as a photocopier, computer, network equipment, mobile phone that also contains a standard license of Intellectual Property Rights; (c) non-exclusive licenses of Intellectual Property Rights granted by any Company Entity to customers in the ordinary course of business; (d) non-exclusive licenses granted to any current or former vendors or contractors of any Company Entity granted in the ordinary course of business to enable such vendors or contractors to perform services for any Company Entity; or (e) non-exclusive license granted to any Company Entity of generally-available off-the-shelf software (including software-as-a-service), data or content on standard, non-discriminatory terms.

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“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patents, utility models, industrial designs, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions anywhere in the world, including invention disclosures, (b) common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, including customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, and all other confidential and proprietary financial, marketing and Business Data, technical data, specifications, designs, drawings, formulae, algorithms, procedures, techniques and methods, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other persons, (c) trade names, logos, trade dress, trademarks and service marks, “doing business as” names, corporate names, service names, brand names, any other source identifier for products or services, together with all common law rights and any and all goodwill associated with and symbolized by the foregoing items, along with all applications, registrations, renewals and extensions thereof, (d) Internet domain name registrations, Internet and World Wide Web URLs or addresses, (e) all copyrights or other equivalent or similar rights in original works of authorship, database rights, design rights, mask works, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, whether or not registered or published, all applications, registrations, recordations and renewals in connection therewith, along with all extensions and renewals thereof, (f) all moral and economic rights of authors and inventors, however denominated, and (g) rights in Software.

“Intervening Event” means a material change, event, occurrence, development, condition or effect to Sagaliam, occurring or arising after the date hereof, that (a) was not known to and was not reasonably foreseeable by Sagaliam or any member of the Sagaliam Board or any officer of Sagaliam, as of or prior to the date hereof, and that becomes known to the Sagaliam Board prior to the Sagaliam Stockholders’ Meeting, and (b) does not relate to any Sagaliam Proposal, or result from or arise out of any actions required to be taken by Sagaliam (or to be refrained from being taken by Sagaliam) pursuant to, this Agreement; provided, however, that, notwithstanding anything herein or otherwise to the contrary, none of the following (or the result, consequences or effect of any of the following), each individually or when taken together, shall constitute, or be taken into account in determining whether there has been or will be, an Intervening Event: (i) any change in the price or trading volume of capital stock of Sagaliam, (ii) any alternative transaction(s) to the Transactions (including any Sagaliam Acquisition Proposal), or the making or anticipated proposal thereof, (iii) any other market reaction (including by analysts, Sagaliam actual or prospective equity holders, the media or otherwise), (iv) any litigation filed or threatened against Sagaliam or any member of the Sagaliam Board arising out of or related to the transactions contemplated by this Agreement (except for any litigation filed or threatened by any Governmental Authority), or (v) any Effect that has had or would reasonably be expected to have an adverse effect on the business, results of operations or financial condition of any of the Company Entities, unless such Effect constitutes a Company Material Adverse Effect (and for the avoidance of doubt, any Effect excluded from the definition of Company Material Adverse Effect shall not constitute an Intervening Event).

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“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A-1 after reasonable inquiry of their direct reports, and in the case of Sagaliam, the actual knowledge of Tom Neukranz and Barry Kostiner after reasonable inquiry.

“Leased Real Property” means the real property leased by any Company Entity as tenant, together with, to the extent leased by any such Company Entity, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of such Company Entity relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property Rights).

“Nasdaq” means the Nasdaq Stock Market.

“Outbound IP License” means all material Contracts (excluding Incidental Licenses) pursuant to which the Company licenses, as licensor, any Company-Owned IP to any other person.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Merger Consideration” means, with respect to the Company Shares issued and outstanding immediately prior to the Merger Effective Time, the right to receive the number of shares of PubCo Ordinary Shares set forth in Section 3.02.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of any Company Entity’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property Rights granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are identified on a survey of such real property or that do not otherwise materially interfere with the present uses of such real property; (g) Liens identified in the Financial Statements; (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest; and (i) Liens identified in Schedule A-2.

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“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by applicable Privacy Laws.

“Privacy Laws” means all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of any Company Entity, from which any Company Entity has derived previously or is currently deriving revenue from the sale or provision thereof.

“PubCo Earnout Shares” means the PubCo Ordinary Shares issuable pursuant to Section 3.03(a) hereof.

“PubCo Ordinary Shares” means the ordinary shares of PubCo, par value EUR 1.00 per share.

“Redemption Price” means an amount equal to the price at which each share of Sagaliam Common Stock (or after the Merger, PubCo Ordinary Share) is redeemed or converted pursuant to the Sagaliam Stockholder Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Sagaliam Certificate of Incorporation.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Agreements and containing a prospectus and proxy statement of PubCo which will be the same as filed by Sagaliam.

“Sagaliam Acquisition Proposal” means any proposal or offer from any person or group of persons (other than any of the Company Entities) relating to, in a single transaction or series of related transactions constituting a “Business Combination” (as defined in Sagaliam Organizational Documents). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the Transactions shall constitute a Sagaliam Acquisition Proposal.

“Sagaliam Adverse Recommendation Change” means any action by the Sagaliam Board or any committee thereof to (i) (A) change, withdraw, withhold, amend, modify or qualify, or publicly propose to change, withdraw, withhold, amend, modify or qualify, in a manner adverse to the Company, the Sagaliam Board Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of Sagaliam (the “Sagaliam Stockholders”) any Sagaliam Acquisition Proposal, (ii) make any public statement inconsistent with the Sagaliam Board Recommendation, (iii) resolve or agree to take any of the foregoing actions or (iv) authorize, cause or permit Sagaliam or any of its Representatives to enter into any Sagaliam Acquisition Agreement. For the avoidance of doubt, an Intervening Event Recommendation Change shall constitute a Sagaliam Adverse Recommendation Change.

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“Sagaliam Capital Stock” means the Sagaliam Units, Sagaliam Common Stock and the Sagaliam Rights, collectively.

“Sagaliam Cash Amount” means the amount equal to (i) the aggregate amount of cash in the Trust Account that will be available to Sagaliam for unrestricted use as of immediately following the Merger Effective Time (for clarity, after giving effect to any payments required to be made in connection with Redemption Rights that are actually perfected or otherwise exercised), plus (ii) the aggregate amount of cash proceeds received from investors as of the Merger Effective Time in connection with the Private Placements, minus (iii) the aggregate amount of Outstanding Sagaliam Transaction Expenses.

“Sagaliam Certificate of Incorporation” means Sagaliam’s amended and restated certificate of incorporation, dated December 20, 2021.

“Sagaliam Class A Common Stock” means Sagaliam’s Class A common stock, par value $0.0001 per share.

“Sagaliam Class B Common Stock” means Sagaliam’s Class B common stock, par value $0.0001 per share.

“Sagaliam Common Stock” means the Sagaliam Class A Common Stock and Sagaliam Class B Common Stock.

“Sagaliam Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Sagaliam; or (b) would prevent, materially delay or materially impede the performance by Sagaliam or of its obligations under this Agreement or the consummation of the Share Exchange, the Contribution, the Merger or any of the other Transactions; provided, however, that no Effect to the extent arising out of, relating to or resulting from any of the following shall be deemed, either alone or in combination, to constitute, or be taken into account in the determination of whether there has been or would be a reasonably expected to be, a Sagaliam Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions, or any change in events or conditions, generally affecting the industries, markets or geographic areas in which Sagaliam operates; (iii) any change or downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including inflation, changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any change in general regulatory, legislative, political conditions or geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, insurrection, riots, social or civil unrest, terrorism (including cyber-terrorism), epidemics, pandemics or disease outbreaks (including COVID-19 or any responses thereto) or any escalation or worsening of any such acts of war, sabotage, insurrection, riots, social or civil unrest, terrorism (including cyber-terrorism), epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by Sagaliam as contemplated by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Share Exchange, the Contribution, the Merger or any of the other Transactions; or (viii) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Sagaliam is materially and disproportionately affected thereby as compared with other participants in the industries, markets and geographic areas in which Sagaliam operates.

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“Sagaliam Organizational Documents” means the Sagaliam Certificate of Incorporation, bylaws, and Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Sagaliam Rights” means the rights to receive one-eighth (1/8th) of one share of Sagaliam Class A Common Stock upon the consummation of Sagaliam’s initial business combination, as contemplated by the Sagaliam Rights Agreement.

“Sagaliam Rights Agreement” means the Rights Agreement, dated December 20, 2021 between Sagaliam and Continental Stock Transfer & Trust Company.

“Sagaliam Units” means one share of Sagaliam Class A Common Stock and one-eighth of one Sagaliam Right.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over any Company Entity or any subsidiary from time to time.

“Software” means all computer software (in object code or source code format), databases, models, algorithms, and related documentation.

“Subscription Agreements” means those subscription agreements to be entered into between Sagaliam and certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase shares of Sagaliam Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated immediately prior to, or concurrently with, the consummation of the Transactions.

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“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Sagaliam, PubCo or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Escrow Agreement, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Sagaliam, PubCo, PubCo Merger Sub, the Company or Seller in connection with the Transactions.

“Treasury Regulations” means the Treasury regulations issued pursuant to the Code.

“Triggering Event” means the occurrence of any of the following events:

(a) a $15.00 Share Price Level is reached following the one year anniversary of the Closing Date (the “First Share Release Date”);

(b) a $20.00 Share Price Level is reached following the one year anniversary of the Closing Date (the “Second Share Release Date”); or

(c) a $25.00 Share Price Level is reached following the one year anniversary of the Closing Date (the “Third Share Release Date”).

Each Share Price Level described above shall be adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the PubCo Ordinary Shares, and the applicable “Share Price Level” will be considered achieved only when the last reported sale price of PubCo Ordinary Shares is greater than or equal to the applicable threshold for any twenty (20) trading days within any 30-trading day period commencing on the one (1) year anniversary of the Closing Date and ending on the six (6) year anniversary of the Closing Date (the “Earnout Period End Date”). If a Triggering Event has not occurred by the Earnout Period End Date, any PubCo Earnout Shares not previously issued shall be cancelled and Seller shall have no right to receive any benefit therefrom.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	5.07
AEC	Recitals
AEC Financial Statements	5.08(a)
AEC Shares	Recitals
Agreement	Preamble
Amended PubCo Charter	9.01(i)
Antitrust Laws	8.13(a)

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Defined Term	Location of Definition
Blue Sky Laws	5.06(b)
Business Combination Deadline	8.20(a)
Business Trade Secrets	5.14(d)
Certificate Amendment	8.20(a)
Certificate Amendment Proxy Statement	8.20(a)
Certificate Amendment Recommendation	8.20(a)
Certificate of Merger	2.02
Claims	7.03
Closing	4.01
Closing Date	4.01
Company	Preamble
Company Acquisition Agreement	8.05(a)
Company Board	Recitals
Company Board Approval	5.19(a)
Company Designee	8.16(a)
Company Disclosure Schedule	Article V
Company Entities	Preamble
Company Financial Statements	5.08(b)
Company Permits	5.07(b)
Company Registered IP	5.14(a)
Company Shareholder Approval	5.19(a)
Company Treasury Stock	2.06(d)
Confidentiality Agreement	8.04(b)
Continuing Employees	8.07(b)
Contribution	Recitals
D&O Tail Policy	8.08(b)
Designated Material Contracts	7.01(b)(xii)
DGCL	Recitals
Effect	1.01
Environmental Permits	5.16
Equity Plan	8.07(a)
ERISA	6.13
Escrow Agreement	Recitals
Exchange Act	5.22
Exchange Consideration	3.02
Exchange Shares	3.02
Extension	8.20(b)
Extension Fee Limit	8.20(c)
Financial Statements	5.08(c)
GAC	5.06(b)
Governmental Authority	5.06(b)
HSR Issuance	3.03(f)
IFRS	5.08(a)
Intended Tax Treatment	Recitals
Interim Financial Statements	5.08(c)
Intervening Event Recommendation Change	8.02
Law	5.06(a)

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Defined Term	Location of Definition
Lease	5.13(b)
Lease Documents	5.13(b)
Lock-Up Agreement	Recitals
Material Contracts	5.17(a)
Merger	Recitals
Merger Consideration Shares	2.06(b)
Merger Effective Time	2.02
Minimum Cash Amount	9.03(e)
MISA	5.06(b)
MISA License	9.02(e)
Nasdaq	6.07(d)
Non-US Plans	5.11(a)
Outside Date	10.01(b)
Outstanding Company Transaction Expenses	8.19(a)
Outstanding Sagaliam Transaction Expenses	8.19(b)
Party	Preamble
Personnel IP Contracts	5.14(f)
Plan	5.11(a)
PLC Conversion	Recitals
Pre-Closing Period	7.01(a)
Privacy Requirements	5.14(j)
PubCo	Preamble
PubCo Board	Recitals
PubCo Equity Incentive Plan	8.18
PubCo Merger Sub	Preamble
PubCo Merger Sub Board	Recitals
PubCo Merger Sub Stockholder Consent	8.03(c)
PubCo Shareholder Consent	8.03(b)
Purchased Shares	3.01
Registration Rights Agreement	Recitals
Remedies Exceptions	5.05
Representatives	8.04(a)
Sagaliam	Preamble
Sagaliam Acquisition Agreement	8.06(a)
Sagaliam Board	Recitals
Sagaliam Board Recommendation	8.02
Sagaliam Designee	8.16(a)
Sagaliam Legal Expenses	8.19(b)
Sagaliam Legal Expenses Cap	8.19(b)
Sagaliam Legal Expenses Overrun	8.19(b)
Sagaliam Preferred Stock	6.03(a)
Sagaliam Proposals	8.01(a)
Sagaliam SEC Reports	6.07(a)
Sagaliam Stockholder Approval	6.10(b)

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Defined Term	Location of Definition
Sagaliam Stockholder Redemption	8.01(a)
Sagaliam Stockholders	Sagaliam Adverse Recommendation Change
Sagaliam Stockholders’ Meeting	8.01(a)
SEC	6.07(a)
Securities Act	6.07(a)
Seller	Preamble
Seller Support Agreement	Recitals
Share Exchange	Recitals
Share Price Level	Trigger Events
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Surviving Corporation	2.01
Tax	5.15(n)
Tax Return	5.15(n)
Taxes	5.15(n)
Terminating Company Breach	10.01(g)
Terminating Sagaliam Breach	10.01(h)
Transactions	Recitals
Trust Account	6.12
Trust Agreement	6.12
Trust Fund	6.12
Trustee	6.12
Written Consent	8.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, and (x) any document which is described as having previously been “provided,” “delivered,” “furnished,” “made available” to Sagaliam shall only be treated as such if true and complete copies of such documents have been put in the data room prepared by the Company or any of its subsidiaries in a location accessible to Sagaliam and its applicable Representatives at least two (2) days prior to the date hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

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(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and, when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or IFRS, as applicable.

(e) All references to currency amounts in this Agreement shall mean United States dollars (unless otherwise expressly stated).

(f) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Article II.
CONTRIBUTION; MERGER

Section 2.01 The Merger. At the Merger Effective Time, immediately following the consummation of the Share Exchange, and upon the terms set forth herein and subject to the conditions set forth in Article IX, and in accordance with the DGCL, PubCo Merger Sub shall be merged with and into Sagaliam. As a result of the Merger, the separate corporate existence of PubCo Merger Sub shall cease and Sagaliam shall continue as the surviving corporation of the Merger as a wholly-owned subsidiary of PubCo (the “Surviving Corporation”).

Section 2.02 Merger Effective Time. Sagaliam and PubCo Merger Sub shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Sagaliam (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Sagaliam and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Merger Effective Time”). For the avoidance of doubt, the Merger Effective Time shall in all events be after the time at which the Share Exchange and the Contribution have been consummated in accordance with Article II.

Section 2.03 Effect of the Merger. From and after the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, powers and franchises, and all other interests of Sagaliam (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of PubCo Merger Sub as set forth in this Agreement to be performed after the Merger Effective Time, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties, immunities and obligations of Sagaliam (as the Surviving Corporation) shall continue unaffected by the Contribution and the Merger, and the Surviving Corporation shall continue its existence as a wholly owned subsidiary of PubCo.

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Section 2.04 Organizational Documents of Surviving Corporation. At the Merger Effective Time, the certificate of incorporation of PubCo Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation. At the Merger Effective Time, the bylaws of PubCo Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

Section 2.05 Directors and Officers of the Surviving Corporation. At the Merger Effective Time, the initial directors and officers of PubCo Merger Sub immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Corporation, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.06 Effect of the Merger on Sagaliam Capital Stock.

(a) Sagaliam Units. Prior to the Merger Effective Time, and, for the avoidance of doubt, conditioned on and following the consummation of the Share Exchange, by virtue of the Merger, and without any action on the party or any party hereto or the holders of Sagaliam, every issued and outstanding Sagaliam Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of Sagaliam Common Stock and one-eighth (1/8th) of a Sagaliam Right in accordance with the terms of the applicable Sagaliam Unit, which underlying Sagaliam Capital Stock shall be converted in accordance with the applicable terms of this Section 2.06 below.

(b) Sagaliam Common Stock. At the Merger Effective Time, and, for the avoidance of doubt, conditioned on and following the consummation of the Share Exchange, by virtue of the Merger, and without any action on the part of any party hereto or the holders of Sagaliam, each share of Sagaliam Capital Stock that is issued and outstanding immediately prior to the Merger Effective Time, shall automatically be cancelled and cease to exist in exchange for the right to receive one PubCo Ordinary Share (the “Merger Consideration Shares”). As of the Merger Effective Time, each holder of Sagaliam Capital Stock shall cease to have any other rights in and to Sagaliam or the Surviving Corporation.

(c) Sagaliam Rights. Immediately prior to the Merger Effective Time and following the PLC Conversion and the Share Exchange, Sagaliam and PubCo shall complete the Contribution. As of the Merger Effective Time, each Sagaliam Right holder shall cease to have any other rights in and to Sagaliam and instead shall only have the rights contemplated by the Contribution.

(d) Cancellation of Capital Stock Owned by Sagaliam. Notwithstanding any other provision of this Agreement to the contrary, at the Merger Effective Time, if there are any Sagaliam Capital Stock that are owned by Sagaliam as treasury shares immediately prior to the Merger Effective Time (the, “Company Treasury Stock”), such Company Treasury Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

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(e) Transfers of Ownership. If any certificate for securities of Sagaliam is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Sagaliam or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Sagaliam in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Sagaliam or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.06, none of the Surviving Corporation, PubCo or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.07 Effect of the Merger on PubCo Merger Sub and PubCo Ordinary Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any equityholder of Sagaliam, PubCo or PubCo Merger Sub, (a) all of the shares of common stock of PubCo Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and (b) all of the shares of PubCo issued and outstanding immediately prior to the Merger Effective Time shall be surrendered for no consideration.

Section 2.08 Surrender of Sagaliam Certificates. All securities issued upon the surrender of Sagaliam Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any restrictions on the sale and transfer of Sagaliam Capital Stock shall also apply to the PubCo Ordinary Shares so issued in exchange.

Section 2.09 Lost, Stolen or Destroyed Sagaliam Certificates. In the event any certificates shall have been lost, stolen or destroyed, PubCo shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.06; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

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Section 2.10 Tax Consequences. The Parties shall use their respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Each of the Parties shall report the Merger consistently with the Intended Tax Treatment within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. In the event the SEC requests or requires Tax opinions, each Party shall use reasonable best efforts to execute and deliver Tax representation letters as the applicable Tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. PubCo shall cause Sagaliam and the Company to not liquidate for federal income Tax purposes following the Transactions for a period of at least two (2) years after the Closing. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes and is responsible for any adverse Tax consequences that may result if the Transactions are treated differently than in accordance with the Intended Tax Treatment.

Section 2.11 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Sagaliam and PubCo Merger Sub, the officers and directors of Sagaliam and PubCo Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III.
SHARE EXCHANGE

Section 3.01 Exchange of Company Shares. At the Closing, immediately prior to the Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, (a) Seller shall sell, transfer and deliver to PubCo, and PubCo shall purchase, acquire and accept from Seller, all of the issued and outstanding Company Shares held by Seller (collectively, the “Purchased Shares”), and (b) the Company shall purchase, acquire and accept from Seller, all of the issued and outstanding AEC Shares held by Seller, in the case of each of clauses (a) and (b), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). Simultaneously, the Company shall surrender for no consideration all of its shares of capital stock in PubCo.

Section 3.02 Exchange Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, PubCo shall issue and deliver to Seller an aggregate number of PubCo Ordinary Shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to One Hundred Eighty Million Dollars ($180,000,000), with each PubCo Ordinary Share valued at the Redemption Price.

Section 3.03 PubCo Earnout Shares.

(a) Within ten (10) Business Days after the occurrence, if any, of a Triggering Event, PubCo shall cause the Escrow Agent to release to Seller, or to Seller’s designee:

(i) upon the First Share Release Date, twenty million (20,000,000) PubCo Ordinary Shares;

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(ii) upon the Second Share Release Date, ten million (10,000,000) PubCo Ordinary Shares; and

(iii) upon the Third Share Release Date, five million (5,000,000) PubCo Ordinary Shares.

(b) The right of Seller to receive the PubCo Earnout Shares (i) is solely a contractual right, will not be evidenced by a certificate or other instrument and does not constitute a security, and (ii) does not give Seller any right to receive interest or dividends thereon.

(c) There is no guaranty or other assurance of any kind that any PubCo Earnout Shares will be issued hereunder (regardless of any projections, models forecasts or any other financial data generated by, or provided to, Sagaliam, Sponsor or their respective affiliates or Representatives). PubCo shall have sole discretion with regard to all matters relating to the operation of its business, and shall have no express or implied obligation to take any action, or omit to take any action, to seek to maximize the number of PubCo Earnout Shares issued or cause the Triggering Events to be satisfied.

(d) If, prior to the Earnout Period End Date, there is a Change of Control that will result in the holders of PubCo Ordinary Shares or its equivalent receiving a per share price in excess of the applicable Share Price Level required in connection with any Triggering Event, then immediately prior to the consummation of such Change of Control: (i) any such Triggering Event that has not previously occurred shall be deemed to have occurred; and (ii) PubCo shall issue the applicable PubCo Earnout Shares to Seller, and the recipients of such issued PubCo Earnout Shares shall be eligible to participate in such Change of Control. If, during the period from the Closing until the Earnout Period End Date, PubCo or any of its successors or assigns consolidates with or merges into any other person (including in connection with a Change of Control) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then, PubCo shall ensure that proper provision shall be made so that the successors and assigns of PubCo shall succeed to the obligations set forth in this Section 3.03(d) or the economic equivalent thereof as determined in good faith by the PubCo Board in the event such obligations or the Triggering Events are made untenable as a result of a take-private transaction or otherwise; provided, however, that the forgoing shall not limit PubCo from consummating a Change of Control or entering into an agreement that contemplates a Change of Control.

(e) For the avoidance of doubt, Seller shall be entitled to receive the PubCo Earnout Shares upon the occurrence of each Triggering Event; provided, that each Triggering Event shall only occur once, if at all; provided, further, that, for the sake of clarity, the First Share Release Date, the Second Share Release Date and the Third Share Release Date may be achieved at the same time or over the same overlapping trading days.

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(f) In the event the issuance of PubCo Earnout Shares is subject to the notification and waiting period requirements of the HSR Act or any other applicable Antitrust Law (including any filings, expiration or termination of waiting periods, consents, approvals, or authorizations thereunder) (an “HSR Issuance”) (for the avoidance of doubt, solely with respect to Seller or such applicable person), PubCo’s obligation to make such issuance shall be delayed until, and contingent upon the occurrence of the time that, Seller or the applicable person has filed notification under the HSR Act or any other applicable Antitrust Law and the applicable waiting period under the HSR Act or any other applicable Antitrust Law (including any extensions thereof) with respect to such HSR Issuance has expired or been terminated.

(g) The PubCo Earnout Shares and the underlying target price for each Triggering Event will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible in PubCo Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the PubCo Ordinary Shares, occurring on or after the date hereof and prior to the time any such PubCo Earnout Shares are issued. It is the intent of the Parties that such adjustments will be made in order to provide Seller the same economic effect as contemplated by this Agreement as if no change with respect to the PubCo Ordinary Shares had occurred.

Section 3.04 Surrender of Purchased Shares and Disbursement of Exchange Consideration.

(a) At the Closing, PubCo shall cause the Exchange Shares to be issued to Seller in exchange for the Purchased Shares in accordance with Section 3.02.

(b) At the Closing, Seller will deliver to PubCo the Purchased Shares, including any certificates representing the Company Shares, along with applicable share power or transfer forms reasonably acceptable to PubCo and the Company will update its register of members accordingly.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by PubCo by virtue of this Agreement or the transactions contemplated hereby, and each person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that would otherwise be received by such person) shall instead have the number of PubCo Ordinary Shares issued to such person rounded down in the aggregate to the nearest whole PubCo Ordinary Share.

Section 3.05 Seller Consent. Seller, as the sole shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Agreements to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of Seller as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which Seller is a party or bound and all applicable Laws.

Section 3.06 Termination of Certain Agreements. The Company and Seller hereby agree that, effective at the Closing, (a) any shareholders, voting or similar agreement among the Company and Seller with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, Seller and the Company hereby waive any obligations of the parties under the Company Organizational Documents or any agreement described in clause (a) above with respect to the Transactions and the Ancillary Agreements, and any failure of the parties to comply with the terms thereof in connection with the Transactions and the Ancillary Agreements.

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Article IV.
CLOSING

Section 4.01 Closing. As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 11.09, and if closing cannot take place electronically, it shall be held at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, or such other place as the Parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Withholding. Each of PubCo, the Surviving Corporation, Sagaliam, and PubCo Merger Sub and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided that PubCo, the Surviving Corporation, Sagaliam, and PubCo Merger Sub or their agent, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by PubCo, the Surviving Corporation, Sagaliam, and PubCo Merger Sub or their agent, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Article V.
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY ENTITIES

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article V that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), each of Seller and the Company Entities hereby represents and warrants to Sagaliam as follows:

Section 5.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company Entities is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each of the Company Entities has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Entity is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

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(b) Except (i) for Seller’s and the Company’s ownership of AEC, (ii) the Company’s direct ownership of PubCo and indirect ownership of PubCo Merger Sub, (iii) PubCo’s direct ownership of PubCo Merger Sub and (iv) as set forth on Section 5.01(b) of the Company Disclosure Schedule, no Company Entity directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other person. No Company Entity has any issued or outstanding equity securities other than the shares described in Section 5.03. No Company Entity is obligated to make any loan or capital contribution to, or investment in, any other corporation, partnership, joint venture or business association or other person.

Section 5.02 Formation and Organizational Documents of the Company Entities. The Company has made available to Sagaliam a true, complete and correct copy of each Company Entity’s formation and organizational documents, including the Company Organizational Documents, each as amended to as of the date of this Agreement. Such formation and organizational documents are in full force and effect. Other than as described on Section 5.02 of the Company Disclosure Schedule, no Company Entity is in violation of any of the provisions of its formation or organizational documents.

Section 5.03 Capitalization.

(a) Section 5.03(a) of the Company Disclosure Schedule sets forth a true and complete statement of the number and class or series (as applicable) of all of the equity securities of each Company Entity issued and outstanding as of the date of this Agreement.

(b) As of the date of this Agreement, the authorized share capital of the Company consists of one thousand (1,000) Company Shares. As of the date of this Agreement, one thousand (1,000) Company Shares are issued and outstanding.

(c) Except as set forth on Section 5.03(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Entity or obligating any Company Entity to issue or sell any shares of capital stock of any Company Entity. No Company Entity is a party to, or is otherwise bound by, and no Company Entity has granted, any equity appreciation rights, participations, phantom equity or similar rights that remain outstanding. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of any Company Entity.

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(d) There are no outstanding contractual obligations of any Company Entity to repurchase, redeem or otherwise acquire any shares of any Company Entity or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e) Seller owns directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding Company Shares). Except for the capital stock of the Company held by Seller, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(f) All outstanding shares of the Company Shares have been issued and granted in compliance with (i) applicable securities Laws and all other applicable Laws and (ii) any pre-emptive rights and other similar requirements set forth in applicable Contracts to which the Company is a party.

(g) The Per Share Merger Consideration being delivered by PubCo hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the formation and organizational documents of PubCo. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

Section 5.04 No Prior Operations of PubCo and PubCo Merger Sub. Each of PubCo and PubCo Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement.

Section 5.05 Authority Relative to this Agreement. Each of Seller, the Company, PubCo and PubCo Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, except as set forth in Section 5.05 of the Company Disclosure Schedule. The execution and delivery by Seller, the Company, PubCo or PubCo Merger Sub of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by Seller, the Company, PubCo or PubCo Merger Sub of their obligations hereunder and thereunder and the consummation by Seller, the Company, PubCo or PubCo Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller, the Company, PubCo or PubCo Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and the other Transaction Documents to which Seller, the Company, PubCo or PubCo Merger Sub is or will at the Closing be a party, will at and as of the Closing be, duly and validly executed and delivered by Seller, the Company, PubCo and PubCo Merger Sub and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the Company, PubCo and PubCo Merger Sub, enforceable against Seller, the Company, PubCo and PubCo Merger Sub in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board Approval is sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Seller Support Agreement, any Ancillary Agreement or any of the other Transactions. No other state takeover Law is applicable to the Merger or the other Transactions.

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Section 5.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Seller, the Company, PubCo or PubCo Merger Sub of this Agreement and the other Transaction Documents to which such Party is or will at the Closing be a party does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL, of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 5.06(a), the performance of this Agreement by each of Seller, the Company, PubCo or PubCo Merger Sub will not (i) conflict with or violate the formation or organizational documents of Seller, the Company, PubCo or PubCo Merger Sub, as applicable, (ii) conflict with or violate any federal, state, local, provincial, foreign, national or supranational statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other binding directive or guidance, including those of the Kingdom of Saudi Arabia (“Law”) applicable to any Company Entity or by which any property or asset of any Company Entity is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, modification, acceleration, suspension, revocation or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of any Company Entity pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have or reasonably be expected to be material to the Company, taken as a whole.

(b) The execution and delivery of this Agreement by Seller, the Company, PubCo and PubCo Merger Sub does not, and the performance of this Agreement by Seller, the Company, PubCo and PubCo Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States (including Kingdom of Saudi Arabia) government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Saudi Arabian Authority for Competition (the “GAC”), the Ministry of Investment of Saudi Arabia (“MISA”), the Saudi Arabian Ministry of Commerce, and Exchange Act, the Securities Act, state securities or “blue sky” Laws (“Blue Sky Laws”) and state takeover Laws, the applicable requirements of the HSR Act or any other applicable Antitrust Law (including any filings, expiration or termination of waiting periods, consents, approvals, or authorizations thereunder), and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications that would not or would not reasonably be expected to be material to the Company, taken as a whole.

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Section 5.07 Permits; Compliance. Except as set forth on Section 5.07 of the Company Disclosure Schedule, each Company Entity is and has been during the past three (3) years, in compliance with all Laws applicable to it or its respective business operations, property or assets, in all material respects. Each Company Entity holds all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law for such Company Entity to own, lease and operate their properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or threatened in writing. Except as set forth on Section 5.07 of the Company Disclosure Schedule, all Company Permits are valid and in good standing and are in full force and effect and each Company Entity is in material compliance with the terms of all such Company Permits. No litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (“Action”) is pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in any Company Material Adverse Effect. . Except as would not reasonably be expected to result in a Company Material Adverse Effect, no Company Entity is in conflict with, or in default, breach or violation of, (a) any Law applicable to it or by which any property or asset of any Company Entity is bound or affected, or (b) any Material Contract or Company Permit in any material respect.

Section 5.08 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Sagaliam true, complete and correct copies of (i) the audited statement of financial position of AEC as of December 31, 2020 and December 31, 2021, respectively, and (ii) the related audited statement of profit or loss or other comprehensive income, changes in equity, and cash flows of AEC for each of the years then ended (collectively, the “AEC Financial Statements”), which are attached as Section 5.08(a) of the Company Disclosure Schedule. Each of the AEC Financial Statements (i) was prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and comply with the requirements of Regulation S-X under the rules and regulations of the SEC applied on a consistent basis throughout the periods indicated (except for the omission of footnotes) and is accompanied by an audit report issued by independent public accountants registered with PCAOB that meet the SEC’s and PCAOB’s standards for independence; and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of AEC as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to Sagaliam a true, complete and correct copy of (i) the unaudited statement of financial position of the Company as of December 31, 2021, and (ii) the related unaudited statements of profit or loss or other comprehensive income, changes in equity, and cash flows of the Company for the year then ended, which are attached as Section 5.08(b) of the Company Disclosure Schedule (collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with IFRS and comply with the requirements of Regulation S-X under the rules and regulations of the SEC applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material to the Company, taken as a whole) and the absence of footnotes.

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(c) The Company has made available to Sagaliam a true, complete and correct copy of (i) the unaudited statement of financial position of AEC as of June 30, 2022, and (ii) the related unaudited statements of profit or loss or other comprehensive income and changes in equity of AEC for the six-month period then ended, which are attached as Section 5.08(c) of the Company Disclosure Schedule (collectively, the “Interim Financial Statements” and, together with the AEC Financial Statements and the Company Financial Statements, the “Financial Statements”). The Interim Financial Statements were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the financial position and results of operations of AEC as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material to AEC, taken as a whole) and the absence of footnotes.

(d) Except as and to the extent set forth on the Financial Statements, the Company Entities have no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Financial Statements, (ii) obligations for future performance under any Contract to which a Company Entity is a party, (iii) that will be discharged or paid off prior to or at the Closing and that are not material to the Company Entities, taken as a whole, or (iv) liabilities and obligations which are set forth on Section 5.08(d) of the Company Disclosure Schedule or are not material to the Company or the Company Entities, taken as a whole.

(e) The Company Entities maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Company Entities in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company Entities in all material respects. The Company has delivered to Sagaliam a true and complete copy of any disclosure by any Representative of the Company to their independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would materially and adversely affect the ability of the Company Entities to record, process, summarize and report financial data. No Company Entity has received a written complaint of any fraud or whistle-blower allegations that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of any Company Entity or the preparation of the Financial Statements.

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(f) Since January 1, 2020, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of any Company Entity, has received any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Entities or their internal accounting controls, including any such complaint, allegation, assertion or claim that any Company Entity has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(g) To the knowledge of the Company, no employee of any Company Entity has provided or is providing information to any law enforcement agency regarding the commission or the possible commission of any crime or the violation or possible violation of any applicable Law.

(h) All accounts payable of the Company Entities reflected on the Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Financial Statements, the Company Entities have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(i) Section 5.08(i) of the Company Disclosure Schedule sets forth a list of all Change of Control Payments of any Company Entity.

(j) Section 5.08(j) of the Company Disclosure Schedule sets forth a list of all indebtedness of the Company Entities as of the date of this Agreement, including the principal amount of such indebtedness, the outstanding balance as of the date of this Agreement and the debtor and creditor thereof.

Section 5.09 Absence of Certain Changes or Events. As of the date hereof and since December 31, 2021, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company Entities have conducted their business in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company Entities have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including ownership in material Intellectual Property Rights and material Business Systems) other than Incidental Licenses, assignments transfers, lapses, abandonments or disposals in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01(b).

Section 5.10 Absence of Litigation. As of the date hereof, except as set forth on Section 5.10 of the Company Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against any Company Entity, or any material property or asset of the Company Entities, before any Governmental Authority. No Company Entity or any property or asset of any Company Entity is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

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Section 5.11 Employee Benefit Plans.

(a) True, correct and complete copies of all employment and individual independent contractor Contracts to which any Company Entity is a party as of the date of this Agreement (other than any such Contracts that do not depart in any material respect from the Company Entities’ standard form of such Contracts previously made available to Sagaliam and/or any such Contracts that can be terminated by any Company Entity upon not more than thirty (30) days advance notice and without material liability to the Company Entities), and with respect to which the Company Entities have any obligation, have been made available to Sagaliam prior to the date of this Agreement. Section 5.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Plans, including all employee benefit plans that are maintained, sponsored, or contributed to for employees, independent contractors, consultants, or temporary employees located outside of the United States (all “Non-US Plans”). For purposes herein, a “Plan” is defined as (i) any material employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (ii) any employment or individual independent contractor agreements, which in the case of each of clauses (i) and (ii), is sponsored or maintained by any Company Entity, or to which any Company Entity contributes or is required to contribute or is a party, on behalf of current or former employees, officers, individual independent contractors or directors of any Company Entity or their spouses, beneficiaries or dependents, or with respect to which any Company Entity has any liability, contingent or otherwise, other than any plan sponsored or maintained by a Governmental Authority.

(b) With respect to each Plan, including each Non-US Plan in effect as of the date of this Agreement, the Company has made available to Sagaliam, if applicable to such Plan, including each Non-US Plan, a true, complete and correct copy of (i) the material documents pursuant to which the Plan is maintained, funded and administered, (ii) a valid Zakat certificate issued by the Saudi Arabian Zakat, Tax and Customs Authority, and (iii) any material non-routine correspondence from any Governmental Authority with respect to any Plan, since December 22, 2021. No Company Entity has any express commitment to modify, change or terminate any Plan, including each Non-US Plan, including each Non-US Plan, other than with respect to a modification, change or termination required by applicable Law.

(c) No Company Entity is and will be obligated, whether under any Plan, including each Non-US Plan, or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any of the Transactions, nor will any of the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

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(d) None of the Plans, including all Non-US Plans, provides, nor does any Company Entity have or reasonably expects to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of any Company Entity after termination of employment or service except as may be required by applicable Law.

(e) Each Plan, including each Non-US Plan, complies in form, in all material respects, with all requirements of applicable Laws and has been operated and administered, in all material respects, in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, the Saudi Arabian labor Law. Each Company Entity has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan, including any Non-US Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan, including any Non-US Plan (other than claims for benefits in the ordinary course, appeals of such claims and domestic relations order proceedings) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(f) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company Entities in accordance with, and to the extent required by, IFRS, except as would not reasonably be expected to result in material liability to any Company Entity.

(g) No Company Entity has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, individual independent contractor, or director of any Company Entity for any Taxes, interest or penalties incurred in connection with any Plan, including any Non-US Plan.

Section 5.12 Labor and Employment Matters.

(a) The Company has made available to Sagaliam a true, complete and correct list of all employees of each Company Entity as of October 31, 2022, including any employee who is on a leave of absence of any nature, authorized or unauthorized. Each Company Entity has complied, and is in compliance, with applicable Law in regards to its (i) seconded employees, including entering into a manpower supply agreement with a licensed Saudi Arabian company legally authorized to provide manpower to third party entities, and has obtained “Ajeer” certificates for each seconded employee, and (ii) foreign non-Saudi employees and has reviewed and confirmed that any and all applicable employment Contracts with respect to such foreign non-Saudi employees conform with each such employee’s residence visa card (i.e., “iqama”). Except as set forth on Section 5.12(a) of the Company Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company Entities for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company Entities’ financial statements). No employee of the Company Entities performs services for the Company Entities from inside the United States.

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(b) Other than as set forth on Section 5.12(b) of the Company Disclosure Schedule, no person is providing services that are material to the Company Entities as an independent contractor, leased employee or unpaid intern from within the United States or any other country (including the Kingdom of Saudi Arabia). Other than as set forth on Section 5.12(b) of the Company Disclosure Schedule, no person is providing services to the Company Entities as an independent contractor, leased employee or unpaid intern from inside the United States.

(c) Other than as set forth on Section 5.12(c) of the Company Disclosure Schedule, the employment of each employee who is material to the business of the Company Entities is terminable at the will of the Company Entities and upon termination of the employment of any such employee, no severance or other payments will become due; provided, however, that under the Laws of the Kingdom of Saudi Arabia, the employees of AEC are subject to employment Contracts made in the ordinary course of business, pursuant to which such employees are either subject to indefinite term or definite term agreements (in the case of foreign non-Saudi employees), which may be terminated prior to the expiration of such applicable terms subject to the severance or other payments that will become due thereunder.

(d) Except as set forth on Section 5.12(d) of the Company Disclosure Schedule, to the knowledge of the Company, no officer or executive of any Company Entity currently intends to terminate employment with such Company Entity or is otherwise currently likely to become unavailable to continue as an officer or executive of such Company Entity, nor does any Company Entity have a present intention to terminate the employment of any of the foregoing.

(e) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Entity by any of its current or former employees; (ii) no Company Entity is, and has been since December 22, 2021, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization applicable to persons employed by any Company Entity, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against any Company Entity before any Governmental Authority; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threatened strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threatened, by or with respect to any employees of any Company Entity.

(f) Each Company Entity is in compliance in all material respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours, immigration, residency, minimum Saudi national hiring requirements (“Saudization” requirements), discrimination, labor relations, layoffs or plant closings, furloughs, collective bargaining, proper classification of all persons who performed services on behalf of any Company Entity for all purposes (including for Tax purposes, for purposes of determining eligibility to participate in any Plan and for the purposes of applicable working time and wage payment Laws), the maintenance and handling of personnel records, occupational health and safety, sick time and leave, disability, privacy and the payment and withholding of Taxes, and have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such authority, all amounts required by Law or agreement to be withheld from the wages or salaries of the employees of any Company Entity. All independent contractors and consultants providing personal services to the Company Entities have been properly classified as independent contractors for purposes of applicable Laws, including Laws with respect to employee benefits, and all employees of the Company Entities have been properly classified under applicable Laws.

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(g) All of the individual persons who have performed services for or on behalf of the Company Entities are and have been authorized to work for the Company Entities in accordance with all applicable Laws.

(h) Each Company Entity has investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing, orally to a member of management or human resources personnel) of which it had knowledge since December 22, 2021. With respect to each such allegation with a potential Company Material Adverse Effect, the Company Entities have taken corrective action that was reasonably calculated based on the Company Entities’ knowledge to prevent further improper action.

Section 5.13 Real Property; Title to Assets.

(a) No Company Entity owns, has ever owned, or has any right to acquire any real property.

(b) Section 5.13(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list as of the date of this Agreement of each lease, sublease, and license pursuant to which any Company Entity leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the commencement of the term of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, complete and correct copies of all Lease Documents in effect as of the date of this Agreement have been made available to Sagaliam. (i) There are no leases, subleases, concessions or other Contracts granting to any person other than the Company Entities the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and the discretion of the Saudi Arabian adjudicatory bodies to deny or modify the enforcement of contractual or other obligations where in the opinion of such adjudicatory bodies enforcement would be inequitable under Sharia’h principles, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by any Company Entity or, to the knowledge of the Company, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company Entities. No Company Entity has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property. No other party to any Lease is an affiliate of, and otherwise has any economic interest in, any Company Entity. No Company Entity has collaterally assigned or granted any security interest in any Lease or any interest therein. All of the landlord’s obligations to construct tenant improvements under each Lease have been paid and performed in all material respects and all concessions from the landlord under each Lease have been paid and performed in all material respects.

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(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company Entities to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, be material to the Company Entities, taken as a whole. No Company Entity has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(d) The Company Entities have legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company Entities.

Section 5.14 Intellectual Property Rights; Data Privacy and Security.

(a) Section 5.14(a) of the Company Disclosure Schedule contains a true, complete and correct list of: Company-Owned IP that is registered or filed to register before a Governmental Authority or domain name register (“Company Registered IP”), indicating for each such item, as applicable: (A) the registration and/or application number; (B) the registering and/or filing jurisdiction; (C) the registration and/or application date, and (D) the record owner. All registration, maintenance, renewal, and annuity fees required to be paid and due as of the date of this Agreement to maintain each item of Company Registered IP have been paid and all necessary documents and certificates due as of the date of this Agreement for each item of Company Registered IP have been filed with the relevant Governmental Authority or domain name registrar for the purpose of registering, maintaining and/or renewing the foregoing.

(b) The Company IP constitutes all material Intellectual Property Rights necessary to or used in the operation of the business of the Company Entities as currently conducted as of the date of this Agreement. The Company Entities will continue to have such rights in and to the material Company IP immediately following the Closing to the same extent as immediately prior to the Closing.

(c) The Company Entities solely and exclusively own, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company Registered IP (other than applications) is subsisting and, to the Company’s knowledge, is valid and enforceable. To the Company’s knowledge, no loss or expiration of any Company Registered IP, is threatened or pending.

(d) The Company Entities have taken commercially reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in and to, all material trade secrets and other proprietary or confidential information forming a part of the Company-Owned IP (“Business Trade Secrets”), including by requiring any employee, consultant and independent contractor, that has access to any such Business Trade Secrets, to execute a confidentiality agreement that obligates such person to maintain the confidentiality thereof. There has been no unauthorized disclosure of Business Trade Secrets by or on behalf of any Company Entity, or, to Company’s knowledge, by any person, or unauthorized disclosure by or on behalf of any Company Entity of any other person’s confidential information.

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(e) (i) Other than as expressly set forth in Section 5.14(e) of the Company Disclosure Schedule, since December 22, 2021, the Company Entities have not received any claims properly filed and served in any forum, or threatened in writing, against the Company Entities, by any person (A) contesting the validity, use, ownership or enforceability, of any of the Company-Owned IP (other than office actions and other communications received from any Governmental Authority in the normal course of prosecuting applications for issuance or registration of any Intellectual Property Rights or any renewals, extensions or recordations thereof), or (B) alleging any infringement, dilution, misappropriation of or violation of any Intellectual Property Rights of other persons; (ii) to the Company’s knowledge, the operation of the business of the Company Entities (including the Products) as currently conducted does not infringe, dilute, misappropriate or violate any Intellectual Property Rights of other persons; (iii) to the Company’s knowledge, no other person is infringing, diluting, misappropriating or otherwise violating any of the Company-Owned IP; and (iv) since December 22, 2021, no Company Entity has filed any claims or provide any notice, written or otherwise, of any infringement, dilution, misappropriation, or other violation by another person of any Company-Owned IP.

(f) Each person who is or was involved in the creation or development of any Company-Owned IP has signed a valid and enforceable agreement (substantially in the form made available to Sagaliam prior to the date of this Agreement) containing: (i) an irrevocable assignment (by way of present grant of assignment) to a Company Entity of all rights in such Company-Owned IP without any restrictions or obligations whatsoever on such Company Entity, including on the use or other disposition or ownership of such Intellectual Property Rights, and (ii) confidentiality provisions prohibiting the use or disclosure of confidential information related to such engagement (“Personnel IP Contracts”). To the Company’s knowledge, no person is in breach of or default under any Personnel IP Contracts. No officer, director, employee, independent contractor, or consultant of any Company Entity has asserted against such Company Entity any claim of ownership or other claim materially adverse to such Company Entity relating to Company-Owned IP or such person’s creation or invention of any Company-Owned IP for or on behalf of such Company Entity.

(g) No funding, facilities or personnel of any Governmental Authority or any university or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company-Owned IP.

(h) Neither the execution, delivery and performance of this Agreement nor the Closing will (i) constitute a material breach of or default under any Inbound IP License or Outbound IP License; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Inbound IP License, Outbound IP License, or Company-Owned IP; (iii) materially impair the right of the Company Entities to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company-Owned IP; (iv) cause the release, disclosure or delivery of any Company-Owned IP to any escrow agent or other person; or (v) cause the grant, assignment or transfer to any other person of any license or other right or interest under, to or in any Company-Owned IP.

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(i) Each Company Entity owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are reasonably sufficient for the immediate needs of the business of such Company Entity as currently conducted by such Company Entity. Each Company Entity maintains commercially reasonable disaster recovery and business continuity plans (to the extent required), procedures, and to the Company’s knowledge there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(j) Since December 22, 2021, each Company Entity has complied in all material respects with (i) all applicable Privacy Laws, (ii) its published privacy policies and internal policies of such Company Entity concerning the collection, dissemination, storage or use of Personal Information, and (iii) industry standards to which such Company Entity is bound, and (iv) all contractual commitments that such Company Entity has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Privacy Requirements”). The Company Entities’ published privacy policies permit such Company Entity’s current uses of Personal Information.

(k) Since December 22, 2021, and as required by applicable Privacy Law, the Company Entities have ensured that all required consents are obtained for the Company Entities’ collection and use of Personal Information under applicable Privacy Laws, including as related to biometric information.

(l) Since December 22, 2021, and as required by applicable Privacy Law, the Company Entities have implemented commercially reasonable data security safeguards that (i) comply in all material respects with Privacy Requirements, and (ii) include and incorporate administrative, technical, organization and physical security measures that are reasonable and appropriate to protect the security and integrity of the Business Systems, Personal Information and Business Data. As required by applicable Privacy Law, the Company Entities have taken commercially reasonable steps to ensure that all third parties, including vendors and other persons providing services to the Company Entities, that have access to or receive Personal Information or Business Data from or on behalf of each Company Entity, comply in all material respects with applicable Privacy Laws and implement reasonable data security safeguards.

(m) Since December 22, 2021, no Company Entity has (i) experienced any material misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition or disclosure of any Personal Information or Business Data in Company Entity’s possession or control; or (ii) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Privacy Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. To the Company’s knowledge, no third party that has access to or that receives Personal Information or Business Data from or on behalf of any Company Entity has experienced any material misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition or disclosure affecting such data.

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(n) Each Company Entity (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature (subject to Permitted Liens) or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data (subject to any Permitted Lien), in whole or in part, in the manner in which such Company Entity receives and use such Business Data prior to the Closing Date. The Transactions contemplated by this Agreement do not violate the Privacy Requirements nor do the Privacy Requirements prohibit Sagaliam from receiving or using Personal Information or the Business Data as contemplated by such Transactions, in the manner in which such Company Entity receives and uses such Personal Information and other Business Data prior to the Closing Date.

Section 5.15 Taxes.

(a) Each Company Entity (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that such Company Entity is otherwise obligated to pay, except with respect to Taxes that are not yet due and payable or otherwise being contested in good faith and are disclosed in Section 5.15(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or, to the knowledge of such Company Entity, threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with IFRS for any material Taxes of the Company Entities as of the Merger Effective Time that have not been paid.

(b) No Company Entity is a party to, is bound by and has any obligations under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (including any Contract providing for the sharing or ceding of credits or losses, but excluding Contracts the primary purpose of which do not relate to Taxes) and does not have a potential liability or obligation to any person as a result of or pursuant to any such Contract other than a Contract the primary purpose of which does not relate to Taxes.

(c) No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) prepaid amount received prior to the Closing Date; or (iv) installment sale made on or prior to the Closing Date.

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(d) Each Company Entity has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) No Company Entity has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f) No Company Entity has material liability for the Taxes of any person (other than the other Company Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. income Tax Law), as a transferee or successor, by Contract (but excluding Contracts, the primary purpose of which do not relate to Taxes), or otherwise.

(g) No Company Entity has a request for a material ruling in respect of Taxes pending between any Company Entity and any Governmental Authority.

(h) No Company Entity has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any comparable provision of state, local or non-U.S. Law).

(i) No Company Entity has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any comparable provision of state, local or non-U.S. Law). Each Company Entity has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provision of state, local or non-U.S. Law).

(j) There are no Tax Liens upon any assets of any Company Entity except for Permitted Liens.

(k) No Company Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any comparable provision of state, local or non-U.S. Law) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (or any comparable provision of state, local or non-U.S. Law). No Company Entity has received written notice from a Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) No Company Entity has received written notice of any claim from a Governmental Authority in a jurisdiction in which any Company Entity does not file Tax Returns stating that such Company Entity is or may be subject to Tax in such jurisdiction.

(m) The Company Entities, after consultation with its Tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

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(n) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment (including social security), unemployment, disability, use, property, withholding, excise, production, value added, occupancy, transfer, recapture, escheat, premium, customs and other taxes, duties or assessments and other governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Governmental Authority relating to Taxes.

(o) PubCo satisfies the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3), including, without limitation, the requirements that (i) PubCo be engaged, directly or indirectly through a qualified subsidiary or qualified partnership, in an active trade or business for the entire thirty-six (36) month period immediately preceding the Merger, and (ii) PubCo has no intention at the time of the Merger to dispose of or discontinue such trade or business.

(p) As of the date hereof, PubCo is, and until the date of the PLC Conversion, will continue to be, properly treated as a disregarded entity for U.S. federal income tax purposes.

Section 5.16 Environmental Matters. (a) No Company Entity has materially violated since December 22, 2021 and is not in material violation of, any Environmental Law; (b) no Company Entity or, to the knowledge of the Company, any other person has caused or contributed to contamination with any Hazardous Substance of any of the properties currently or formerly leased, operated or owned by any Company Entity (including, without limitation, soils and surface and ground waters) in a manner that reasonably would be expected to result in any material investigation, remediation, removal or other response action by the Company Entities pursuant to Environmental Laws; (c) to the Company’s knowledge, no Company Entity is, in any material respect, actually, potentially or allegedly liable pursuant to Environmental Laws for any off-site contamination by Hazardous Substances; (d) each Company Entity has all material permits, licenses and other authorizations required of such Company Entity under Environmental Law for its business as currently conducted (“Environmental Permits”); (e) each Company Entity is in all material respects in compliance with its Environmental Permits; (f) no Company Entity has received any written notice which remains unresolved that alleges that such Company Entity has any material liability arising under Environmental Law; and (g) the Company has made available to Sagaliam true and complete copies of all material environmental investigations, assessments, studies, audits, or other similar reports performed by or on behalf of any Company Entity since December 22, 2021 and in the Company Entities possession or reasonable control.

Section 5.17 Material Contracts.

(a) Section 5.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which any Company Entity is a party, other than Plans and Contracts related thereto (the Contracts required to be listed in Section 5.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) all Contracts with suppliers to any Company Entity, including those relating to the design, development, manufacture or sale of the Products, or the products of any Company Entity, for expenditure paid or payable by any Company Entity of more than Five Hundred Thousand Dollars ($500,000), in the aggregate, over the 12-month period prior to the date hereof, other than purchase orders on the form of such purchase order made available in the data room;

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(ii) all Contracts involving obligations of, or payments to, any Company Entity in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than Incidental Licenses, employment, incentive equity or similar agreements, purchase orders on the form of such purchase order made available in the data room or any Contract that is terminable for convenience within ninety (90) days;

(iii) all Inbound IP Licenses and Outbound IP Licenses (but, in each case, excluding any Incidental Licenses);

(iv) all Contracts (A) that limit any Company Entity’s right to exclusively design, develop, manufacture, assemble, distribute, market or sell its Products, or (B) that limit the ability of any Company Entity to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(v) all broker, distributor, dealer, manufacturer’s, representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Company Entity is a party that are material to the business of the any Company Entities;

(vi) all Contracts (A) involving the payment of milestones, royalties or other amounts calculated based upon the revenues or income of any Company Entity or income or revenues related to any Product to which any Company Entity is a party or (B) under which any Company Entity grants to any person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Product;

(vii) all Contracts (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of any Company Entity whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of One Hundred Fifty Thousand Dollars ($150,000), (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof, (C) that could result in material liability to any Company Entity if terminated, or (D) that requires prior notice of termination of thirty (30) days or longer;

(viii) all Contracts evidencing indebtedness for borrowed money in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000), and any pledge agreements, security agreements or other collateral agreements in which any Company Entity granted to any person a security interest in or Lien on any of the property or assets of any Company Entity, and all agreements or instruments guaranteeing the debts or other obligations of any person;

(ix) all Contracts involving the disposition of a material portion of any Company Entity’s assets or the acquisition of the business or securities or ownership interests of another person;

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(x) all Contracts involving material indemnity obligations of any Company Entity;

(xi) all partnership, joint venture, profit-sharing, collaboration, co-promotion, commercialization or other similar Contracts;

(xii) all Contracts granting any Liens other than Permitted Liens over any material asset of any Company Entity or any subsidiary of any Company Entity;

(xiii) all stockholders’, investors’ rights, registration rights or similar Contracts;

(xiv) all Contracts that purport to bind direct or indirect equityholders of any Company Entity or any of their affiliates other than the Company Entity other than employment-related agreements, stock options and other incentive equity grants and related documentation entered into in the ordinary course of business;

(xv) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Company Entity in an amount in excess of (A) Two Hundred Fifty Thousand Dollars ($250,000) annually or (B) Five Hundred Thousand Dollars ($500,000) over the life of the agreement;

(xvi) any Contract requiring any Company Entity to guarantee the liabilities of any person (other than the Company) or pursuant to which any person (other than the Company) has guaranteed the liabilities of any Company Entity, in each case in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(xvii) all Contracts relating to any loan or other extension of credit, or obligation to advance or contribute capital, by any Company Entity, except for trade payment terms extended to any customer in the ordinary course of business;

(xviii) all Contracts with any Governmental Authority to which any Company Entity is a party, other than any Company Permits;

(xix) all Contracts that (A) limit, or purport to limit, the ability of any Company Entity to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses, (B) contain any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, or (C) contain any other provisions restricting or purporting to restrict the ability of any Company Entity to sell or develop, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit, in any material respect, Sagaliam or any of its affiliates after the Closing;

(xx) all Contracts that result in any person or entity holding a power of attorney from any Company Entity that relate to such Company Entity or materially impact its business;

(xxi) all leases or master leases of personal property reasonably likely to result in annual payments by or to any Company Entity of Two Hundred Fifty Thousand Dollars ($250,000) or more in a 12-month period;

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(xxii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Authority, or (C) that imposes, at any time in the future, any material, non-monetary obligations on any Company Entity (or Sagaliam or any of its affiliates after the Closing); and

(xxiii) any collective bargaining Contracts, or any other Contract, with any labor union.

(b) (i) each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company Entity party thereto and, to the knowledge of the Company, the other parties thereto, enforceable against such Company Entity and, to the knowledge of the Company, such other party or parties thereto in accordance with its terms, and the Company Entity party thereto is not in any material respect in breach or violation of, or in any material respect in default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in any material respect in breach or violation of, or in any material respect in default under, any Material Contract; (iii) to the knowledge of the Company, there does not exist any event, condition or omission that would constitute a default or breach (whether by lapse of time or notice or both) under any Material Contract; (iv) no Company Entity has received any written notice of termination, non-renewal, or to the knowledge of the Company, oral claim of default under any such Material Contract; (v) to the knowledge of the Company, no other party to a Material Contract has provided written notice of its intention to materially reduce the amount of business it will do with any Company Entity, except, in each of clauses (i) through (v), as has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has furnished or made available to Sagaliam true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

Section 5.18 Insurance.

(a) Section 5.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Company Entity is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage, and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not have a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Company Entity is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

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Section 5.19 Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions and declared their advisability, (c) approved the Transactions, (d) recommended the approval and adoption of this Agreement and the Transactions by the sole shareholder of the Company, and (e) directed that, unless this Agreement has been terminated in accordance with Section 10.01, that this Agreement and the Transactions (including the Merger and the Share Exchange) be submitted for consideration by the Company’s sole shareholder (the “Company Board Approval”). The approval of the sole shareholder of the Company (the “Company Shareholder Approval”) is the only vote necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Shareholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

(b) The PubCo Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Contribution and the Share Exchange are fair to and in the best interests of PubCo and its sole shareholder, (ii) approved and adopted this Agreement, the Contribution, the Share Exchange and the other Transactions and declared their advisability, (iii) recommended the approval and adoption of this Agreement, the Contribution and the Share Exchange by the sole shareholder of PubCo, and (iv) directed that this Agreement and the Transactions (including the Contribution and the Share Exchange) be submitted for consideration by the sole stockholder of PubCo. The PubCo Shareholder Consent is the only vote necessary of PubCo to adopt this Agreement and approve the Transactions.

(c) The PubCo Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of PubCo Merger Sub and its sole shareholder, (ii) approved and adopted this Agreement, the Merger and the other Transactions and declared their advisability, (iii) recommended the approval and adoption of this Agreement and the Merger by the sole shareholder of PubCo Merger Sub, and (iv) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of PubCo Merger Sub. The PubCo Merger Sub Stockholder Consent is the only vote of PubCo Merger Sub necessary to adopt this Agreement and approve the Transactions.

Section 5.20 Certain Business Practices.

(a) Since December 22, 2021, none of the Company Entities or, to the knowledge of the Company, any of their directors, officers, employees or agents, while acting on behalf of any Company Entity has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

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(b) Since December 22, 2021, none of the Company Entities or, any of its directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of such Company Entity; or (iii) has violated any Ex-Im Laws while acting on behalf of such Company Entity, except as would not be material to the Company Entities.

(c) There are no, and since December 22, 2021, there have not been any, material internal investigations, external investigations of which the Company has knowledge, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by any Company Entity or any of their officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 5.21 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of any Company Entity has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that any Company Entity furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, or proposes to any Company Entity to purchase from or sell or furnish to, or proposes to any Company Entity to purchase from or sell or furnish to, any Company Entity, any goods or services; (c) a beneficial interest in any Contract disclosed in Section 5.17(a) of the Company Disclosure Schedule; or (d) any Contract with any Company Entity, other than in the case of this clause (d) customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.21. No Company Entity has, since December 22, 2021, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Company Entity, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 5.22 Exchange Act. No Company Entity is currently (and has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 5.23 Sarbanes-Oxley. There are no outstanding loans or other extensions of credit made by any Company Entity to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Company Entity. To the knowledge of the Company, the Company Entities have not taken any action prohibited by Section 402 of the Sarbanes Oxley Act.

Section 5.24 Brokers. Except as disclosed on Section 5.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company Entity.

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Section 5.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Sagaliam and (ii) it has been furnished with or given access to such documents and information about Sagaliam and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the Transactions.

(b) In entering into this Agreement and the Ancillary Agreements to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V and in the Ancillary Agreements to which it is or will be a party and no other representations or warranties of Sagaliam or any other person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V and in the Ancillary Agreements to which it is or will be a party, none of Sagaliam nor any other person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the Transactions.

Section 5.26 Information Supplied. The Company represents that the information supplied by the Company for inclusion in the Registration Statement / Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement / Proxy Statement is declared effective or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Registration Statement / Proxy Statement (as applicable, or any amendment thereof or supplement thereto) is first mailed to the Sagaliam Stockholders (in the case of the Registration Statement / Proxy Statement), (iii) the time of the Sagaliam Stockholders’ Meeting (in the case of the Registration Statement / Proxy Statement), and (iv) the Merger Effective Time (in the case of the Registration Statement / Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.27 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Entities, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Sagaliam, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, no Company Entity or any other person on behalf of any Company Entity has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Sagaliam, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Sagaliam, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

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Article VI.
REPRESENTATIONS AND WARRANTIES OF SAGALIAM

Except as set forth in the Sagaliam SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Sagaliam SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Sagaliam SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.03 (Capitalization) and Section 6.04 (Authority Relative to This Agreement)), Sagaliam hereby represents and warrants to the Company as follows:

Section 6.01 Corporate Organization.

(a) Sagaliam is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Sagaliam is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to have such power, authority and governmental approvals would not have a Sagaliam Material Adverse Effect.

(b) Sagaliam does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or business association or other person.

Section 6.02 Certificate of Incorporation and Bylaws. Sagaliam has heretofore furnished to the Company true, complete and correct copies of the Sagaliam Organizational Documents. The Sagaliam Organizational Documents are in full force and effect. Sagaliam is not in violation of any of the provisions of the Sagaliam Organizational Documents.

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Section 6.03 Capitalization.

(a) As of the date of this Agreement, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Sagaliam is authorized to issue is one hundred eleven million (111,000,000) consisting of (i) one hundred ten million (110,000,000) shares of Sagaliam Common Stock including (A) one hundred million (100,000,000) shares of Sagaliam Class A Common Stock and (B) ten million (10,000,000) shares of Sagaliam Class B Common Stock, and one million (1,000,000) shares of Sagaliam’s preferred stock (“Sagaliam Preferred Stock”). As of the date of this Agreement, (i) twelve million fifteen thousand (12,015,000) shares of Sagaliam Class A Common Stock are issued and outstanding (including eleven million five hundred thousand (11,500,000) Class A common stock subject to possible redemption), (ii) two million eight hundred seventy-five thousand (2,875,000) shares of Sagaliam Class B Common Stock are issued and outstanding, (iii) no shares of Sagaliam Preferred Stock are issued and outstanding, (iv) eleven million nine hundred thousand (11,900,000) Sagaliam Rights are issued and outstanding, and (v) one million four hundred eighty seven thousand five hundred (1,487,500) shares of Sagaliam Class A Common Stock are reserved for future issuance pursuant to the Sagaliam Rights. As of the date of this Agreement, there are no shares of Sagaliam Preferred Stock issued and outstanding. Each Sagaliam Right entitles the holder to receive one-eighth of one share of Sagaliam Class A Common Stock at the closing of the Transactions. The Sagaliam Class B Common Stock will convert into Sagaliam Class A Common Stock at the Closing pursuant to the terms of the Sagaliam Certificate of Incorporation.

(b) All outstanding Sagaliam Units, shares of Sagaliam Common Stock and Sagaliam Rights have been issued and granted in compliance with all applicable securities Laws and other applicable Laws in all material respects and were issued free and clear of all Liens, including any pre-emptive rights and other similar requirements, other than transfer restrictions under applicable securities Laws and the Sagaliam Organizational Documents.

(c) Except for securities issued pursuant to the Subscription Agreements and the Sagaliam Rights, Sagaliam has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Sagaliam or obligating Sagaliam to issue or sell any shares of capital stock of, or other equity interests in, Sagaliam. All shares of Sagaliam Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Sagaliam nor any subsidiary of Sagaliam is a party to, or otherwise bound by, and neither Sagaliam nor any subsidiary of Sagaliam has granted, any equity appreciation rights, participations, phantom equity or similar rights. Sagaliam is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Sagaliam Common Stock or any of the equity interests or other securities of Sagaliam or any of its subsidiaries. Except for the Redemption Rights, there are no outstanding contractual obligations of Sagaliam to repurchase, redeem or otherwise acquire any shares of Sagaliam Common Stock. There are no outstanding contractual obligations of Sagaliam to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

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Section 6.04 Authority Relative to This Agreement. Sagaliam has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Sagaliam of this Agreement and the other Transaction Documents to which Sagaliam is or will at the Closing be a party, the performance by Sagaliam of its obligations hereunder and thereunder and the consummation by each of Sagaliam of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Sagaliam are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Contribution, Merger, the Sagaliam Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to Sagaliam Stockholder Approval). This Agreement has been, and the other Transaction Documents to which each of Sagaliam is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Sagaliam and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Sagaliam, enforceable against Sagaliam in accordance with its terms subject to the Remedies Exceptions. No other state takeover Law is applicable to the Merger or the other Transactions.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Sagaliam of this Agreement and the other Transaction Documents to which Sagaliam is or will at the Closing be a party does not, and the performance of this Agreement by Sagaliam will not, (i) conflict with or violate the Sagaliam Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Sagaliam or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, modification, acceleration, suspension, revocation or cancellation of, or result in the creation of a Lien on any property or asset of Sagaliam pursuant to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which Sagaliam is a party or by which Sagaliam or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have or reasonably be expected to be material to Sagaliam, taken as a whole.

(b) The execution and delivery of this Agreement by Sagaliam does not, and the performance of this Agreement by Sagaliam will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, the applicable requirements of the HSR Act (including any filings or expiration or termination of waiting periods thereunder), and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Sagaliam from performing its material obligations under this Agreement.

Section 6.06 Compliance. Sagaliam is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Sagaliam or by which any property or asset of Sagaliam is bound or affected, or (b) any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which Sagaliam is a party or by which Sagaliam or any property or asset of Sagaliam is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Sagaliam Material Adverse Effect. Sagaliam is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Sagaliam to own, lease and operate its properties or to carry on its business as it is now being conducted.

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Section 6.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Sagaliam has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 20, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Sagaliam SEC Reports”). Sagaliam has prior to the date of this Agreement furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by Sagaliam with the SEC to all agreements, documents and other instruments that previously had been filed by Sagaliam with the SEC and are then in effect. As of their respective dates, the Sagaliam SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Sagaliam SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Sagaliam as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Sagaliam has no off-balance sheet arrangements that are not disclosed in the Sagaliam SEC Reports. No financial statements other than those of Sagaliam are required by GAAP to be included in the consolidated financial statements of Sagaliam.

(c) Except as and to the extent set forth in the Sagaliam SEC Reports, Sagaliam does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Sagaliam’s business.

(d) Sagaliam is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

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(e) Sagaliam has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Sagaliam and other material information required to be disclosed by Sagaliam in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Sagaliam’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Sagaliam’s principal executive officer and principal financial officer to material information required to be included in Sagaliam’s periodic reports required under the Exchange Act.

(f) Sagaliam maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Sagaliam maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Sagaliam has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Sagaliam to Sagaliam’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Sagaliam to record, process, summarize and report financial data. Sagaliam has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Sagaliam. Since December 20, 2021, there have been no material changes in Sagaliam’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Sagaliam to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Sagaliam. Sagaliam has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Sagaliam (including any employee thereof) nor Sagaliam’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Sagaliam, (ii) any fraud, whether or not material, that involves Sagaliam’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Sagaliam or (iii) any claim or allegation regarding any of the foregoing.

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(i) As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Sagaliam SEC Reports. To the knowledge of Sagaliam, none of the Sagaliam SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 6.08 Absence of Certain Changes or Events. Since December 20, 2021, except as expressly contemplated by this Agreement, (a) Sagaliam has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Sagaliam Material Adverse Effect.

Section 6.09 Absence of Litigation. There is no Action pending or, to the knowledge of Sagaliam, threatened against Sagaliam, or any property or asset of Sagaliam, before any Governmental Authority. Neither Sagaliam nor any material property or asset of Sagaliam is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Sagaliam, continuing investigation by, any Governmental Authority.

Section 6.10 Board Approval; Vote Required.

(a) The Sagaliam Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration pursuant to this Agreement and the other Transactions and (ii) recommended the approval and adoption of this Agreement and the Transactions by the Sagaliam Stockholders;

(b) The only vote of the holders of any class or series of capital stock of Sagaliam necessary to approve the Transactions is the affirmative vote of a majority of the outstanding shares of Sagaliam Common Stock voted by the stockholders at a duly held stockholders meeting (the “Sagaliam Stockholder Approval”).

(c) Upon the filing of the Registration Statement / Proxy Statement (as defined below), the deadline under the Sagaliam Certificate of Incorporation for Sagaliam to consummate an initial business combination will automatically extend to April 23, 2023 without any further action by the Sponsor, the Sagaliam Stockholders or any other person.

Section 6.11 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Sagaliam.

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Section 6.12 Sagaliam Trust Fund. As of the date of this Agreement, Sagaliam has no less than one hundred sixteen million one hundred fifty thousand ($116,150,000) in the trust fund established by Sagaliam for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at UBS (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 20, 2021, between Sagaliam and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. Sagaliam has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would reasonably be expected to constitute such a material breach or default by Sagaliam or the Trustee. There are no separate Contracts, side letters or other understandings: (i) between Sagaliam and the Trustee that would cause the description of the Trust Agreement in the Sagaliam SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than the Sagaliam Stockholders who shall have elected to redeem their shares of Sagaliam Class A Common Stock pursuant to the Sagaliam Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Sagaliam Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Sagaliam, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, Sagaliam shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Sagaliam as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Sagaliam due and owing or incurred at or prior to the Merger Effective Time shall be paid as and when due, including all amounts payable (a) to the Sagaliam Stockholders who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Sagaliam in connection with its efforts to effect the Transactions. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Sagaliam has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to PubCo at the Merger Effective Time.

Section 6.13 Employees. Sagaliam has never employed any employees or retained any contractors. Other than amounts due as set forth in the Sagaliam SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Sagaliam’s officers and directors in connection with activities on Sagaliam’s behalf in an aggregate amount not in excess of the amount of cash held by Sagaliam outside of the Trust Account, Sagaliam has no unsatisfied material liability with respect to any employee, officer or director. Sagaliam has never and does not currently maintain, sponsor, contribute to or have any direct or indirect liability under any employee benefit plan (as defined in Section 3(3) of The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not subject to ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, stock award, restricted stock, restricted stock unit, phantom stock, incentive, pension, deferred compensation, medical, life insurance, retiree medical or life insurance, supplemental retirement, severance, change in control, cafeteria, employee loan, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) materially increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of Sagaliam (ii) trigger any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee, individual independent contractor or other service providers of Sagaliam, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Sagaliam or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no Contract to which Sagaliam is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person, including in respect to any Tax that may become payable under Section 4999 or 409A of the Code.

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Section 6.14 Taxes.

(a) Sagaliam (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Sagaliam is otherwise obligated to pay, except with respect to Taxes that are not yet due and payable or otherwise being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with GAAP for any material Taxes of Sagaliam as of the Merger Effective Time that have not been paid.

(b) Sagaliam is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (including any Contract providing for the sharing or ceding of credits or losses, but excluding Contracts the primary purpose of which do not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such Contract other than a Contract the primary purpose of which does not relate to Taxes.

(c) Sagaliam will not be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) any prepaid amount received prior to the Closing Date; or (iv) installment sale made on or prior to the Closing Date.

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(d) Sagaliam has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, individual consultant, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) For U.S. federal income Tax purposes, Sagaliam is, and has been since formation, classified as a corporation.

(f) Sagaliam has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(g) Sagaliam has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. income Tax Law), as a transferee or successor, by Contract (but excluding Contracts, the primary purpose of which do not relate to Taxes), or otherwise.

(h) Sagaliam has no request for a ruling in respect of Taxes pending between Sagaliam, on the one hand, and any Governmental Authority, on the other hand.

(i) Sagaliam does not have in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Sagaliam has not engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Sagaliam has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provision of state, local or non-U.S. Law).

(k) There are no Tax Liens upon any assets of Sagaliam except for Permitted Liens.

(l) Sagaliam has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any comparable provision of state, local or non-U.S. Law) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (or any comparable provision of state, local or non-U.S. Law).

(m) Sagaliam has not received written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Sagaliam has not received written notice of any claim from a Governmental Authority in a jurisdiction in which Sagaliam does not file Tax Returns stating that Sagaliam is or may be subject to Tax in such jurisdiction.

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(o) Sagaliam, after consultation with its Tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 6.15 Listing. The issued and outstanding Sagaliam Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SAGAU”. The issued and outstanding shares of Sagaliam Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SAGA”. The issued and outstanding Sagaliam Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SAGAR”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Sagaliam, threatened against Sagaliam by Nasdaq or the SEC with respect to any intention by such entity to deregister the Sagaliam Units, shares of Sagaliam Class A Common Stock, or Sagaliam Rights or terminate the listing of Sagaliam on the Nasdaq Stock Market. None of Sagaliam or any of its affiliates has taken any action in an attempt to terminate the registration of the Sagaliam Units, shares of Sagaliam Class A Common Stock, or the Sagaliam Rights under the Exchange Act.

Section 6.16 Certain Business Practices. Since its date of formation, neither Sagaliam nor, to the knowledge of Sagaliam, any directors, officers, agents or employees of Sagaliam has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 6.17 Information Supplied. Sagaliam represents that the information supplied by Sagaliam for inclusion in the Registration Statement / Proxy Statement shall not, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Sagaliam Stockholders, (iii) the time of the Sagaliam Stockholders’ Meeting, and (iv) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.18 Sagaliam’s Investigation and Reliance. Sagaliam is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Sagaliam together with expert advisors, including legal counsel, that they have engaged for such purpose. Sagaliam and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its subsidiaries and other information that they have requested in connection with their investigation of the Company, its subsidiaries and the Transactions. Sagaliam is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article V (as modified by the Company Disclosure Schedule). None the Company, any of its subsidiaries or any of their respective stockholders, affiliates or Representatives shall have any liability to Sagaliam or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Sagaliam or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

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Article VII.
CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company Entities Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and ending on the earlier of the Merger Effective Time and the termination of this Agreement in accordance with Section 10.01 (such period of time, the “Pre-Closing Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 7.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless Sagaliam shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) each Company Entity shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) each Company Entity shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company Entities and to preserve the current relationships of the Company Entities with current officers, key employees, consultants, customers, suppliers and other persons with which each Company Entity has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 7.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), no Company Entity shall, during the Pre-Closing Period, directly or indirectly, do any of the following without the prior written consent of Sagaliam (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or any equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of any Company Entity, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Company Entity, except for the issuance of equity interests to directors, officers and employees of the Company in accordance with and as contemplated by the terms of existing Plans or grants of incentive equity to such persons pursuant to existing Contracts; or (B) any material assets of any Company Entity, in each case, other than Permitted Liens;

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(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to capital stock of any Company Entity, other than dividends or distributions, declared, set aside or paid by any of the Company’s subsidiaries to the Company or any subsidiary that is, directly or indirectly, wholly owned by the Company;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, capital stock of any Company Entity, other than redemptions of equity securities from former service providers upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of Ten Million Dollars ($10,000,000); or (B) incur any indebtedness for borrowed money in excess of Two Million Dollars ($2,000,000) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable or indebtedness otherwise incurred in the ordinary course of business and consistent with past practice;

(vi) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of each Company Entity as of the date of this Agreement, other than increases in the ordinary course of business, (B) materially amend any existing employment or severance or termination agreement with any director or executive officer of each Company Entity, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, other than pursuant to arrangements existing at the date of this Agreement, (D) hire or otherwise enter into any employment agreement with any executive officer or terminate any executive officer with an annual aggregate salary that exceeds Two Hundred Fifty Thousand Dollars ($250,000) per annum, or (E) enter into or amend any collective bargaining agreement or other labor agreement covering each Company Entity’s employees, in each case, except in connection with issuances of equity interests or grants of equity incentive compensation to directors, officers and employees of the Company pursuant to existing Contracts;

(vii) other than as required by Law or pursuant to the terms of a Contract entered into prior to the date of this Agreement and reflected on Section 5.11(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of each Company Entity, other than in the ordinary course of business consistent with past practice;

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(viii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Company Entity;

(x) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than changes that are made in accordance with PCAOB standards;

(xi) make, change or revoke any material Tax election, change any annual Tax accounting period, file any Tax Return other than on a basis consistent with past practice, file any amended Tax Return, settle or compromise any U.S. federal, state, local or non-U.S. income Tax liability, settle or surrender any material right or claim of a refund of Tax, enter into any closing agreement within the meaning of Section 7121 of the Code, enter into any Tax sharing agreement, settle any Tax claim, assessment, audit or investigation, consent to any extension or waiver of limitation period applicable to any Tax claim or assessment, or adopt or change any accounting method, principle, policy, or procedure used by it regarding Taxes;

(xii) materially amend, or modify or consent to the termination (excluding any expiration or termination in accordance with its terms) of any Material Contract of the type described in Section 5.17(a)(iv), Section 5.17(a)(v), Section 5.17(a)(vi), Section 5.17(a)(vii)(B), Section 5.17(a)(ix), Section 5.17(a)(xiv), Section 5.17(a)(xi), Section 5.17(a)(xx), and Section 5.17(a)(xix) (such types of Material Contracts, collectively, the “Designated Material Contracts”) or amend, waive, modify or consent to the termination (excluding any expiration or termination in accordance with its terms) of any Company Entity’s material rights thereunder, in each case in a manner that is adverse to any Company Entity, taken as a whole, except in the ordinary course of business;

(xiii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than (A) intercompany loans and parent guarantees made by the Company and the Company Entities that are holding companies in the ordinary course of business consistent with past practice or capital contributions between the Company and any of its wholly owned subsidiaries, in each case, that exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time outstanding and (B) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

(xiv) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by any Company Entity in excess of Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Company Entity (or PubCo or any of its affiliates after the Closing);

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(xv) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain each and every material item of Company-Owned IP;

(xvi) enter into any Contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions or any Ancillary Agreement;

(xvii) make any Change of Control Payment that is not set forth on Section 5.08(g) of the Company Disclosure Schedule in an amount exceeding One Hundred Thousand Dollars ($100,000); or

(xviii) enter into any formal or informal Contract or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding anything in this Section 7.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give Sagaliam, directly or indirectly, the right to control or direct the operations of any Company Entity prior to the Closing.

Section 7.02 Conduct of Business by Sagaliam Pending the Merger. Except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or (ii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Sagaliam agrees that during the Pre-Closing Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of Sagaliam shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, or (ii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Sagaliam shall not, during the Pre-Closing Period, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) other than as contemplated by Section 8.20(a), amend or otherwise change the Sagaliam Organizational Documents or form any subsidiary of Sagaliam;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Sagaliam Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Sagaliam Units, Sagaliam Common Stock or Sagaliam Rights except for redemptions from the Trust Fund that are required pursuant to the Sagaliam Organizational Documents;

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(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Sagaliam, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Sagaliam;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Sagaliam, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the case of a loan from the Sponsor or an affiliate thereof to finance Sagaliam’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions (in each case solely to the extent such costs or expenses are incurred as permitted by this Agreement);

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i) make, change or revoke any material Tax election, change any annual Tax accounting period, file any Tax Return other than on a basis consistent with past practice, file any amended Tax Return, settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, enter into any closing agreement within the meaning of Section 7121 of the Code, enter into any Tax sharing agreement, settle any Tax claim, assessment, audit or investigation, consent to any extension or waiver of limitation period applicable to any Tax claim or assessment, or adopt or change any accounting method, principle, policy, or procedure used by it regarding Taxes;

(j) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(k) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by Sagaliam in excess of Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on Sagaliam;

(l) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Sagaliam;

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(m) amend the Trust Agreement or any other agreement related to the Trust Account; or

(n) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, nothing set forth in this Agreement shall (i) give Sagaliam, directly or indirectly, the right to control or direct the operations of the Company Entities, (ii) the Company, directly or indirectly, the right to control or direct the operations of Sagaliam or any of its affiliates, and (iii) prohibit, or otherwise restrict the ability of, Sagaliam or any of its affiliates from using the funds held by such Party outside the Trust Account to pay any expenses of Sagaliam or liabilities of Sagaliam or from otherwise distributing or paying over any funds held by Sagaliam outside the Trust Account to the Sponsor or any of its affiliates, in each case, prior to the Closing.

Section 7.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, each Company Entity does not now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between any Company Entity, on the one hand, and Sagaliam, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit any Company Entity from pursuing a claim against Sagaliam or any other person (a) for legal relief against monies or other assets of Sagaliam held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Sagaliam (or any successor entity) in the event this Agreement is terminated for any reason and Sagaliam consummates a business combination transaction with another party. In the event that any Company Entity commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Sagaliam shall be entitled to recover from any Company Entity the associated reasonable legal fees and costs in connection with any such action, in the event Sagaliam prevails in such action or proceeding.

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Article VIII.
ADDITIONAL AGREEMENTS

Section 8.01 Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, PubCo, Sagaliam, and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Sagaliam or the Company, as applicable), and Sagaliam shall use reasonable best efforts to file with the SEC by November 15, 2022, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement of Sagaliam and prospectus of PubCo which will be included therein and which will be used for the meeting of Sagaliam’s stockholders (including any adjournment or postponement thereof, the “Sagaliam Stockholders’ Meeting”) to be held to (A) provide the Sagaliam Stockholders with the opportunity to redeem their shares of Sagaliam Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Sagaliam Stockholders’ Meeting (the “Sagaliam Stockholder Redemption”) and (B) consider approval and adoption of (1) this Agreement and the Transactions (including, to the extent required, the issuance of the Exchange Shares, the Contribution and the PubCo Ordinary Shares to be issued pursuant to the Subscription Agreements), (2) the issuance of the PubCo Ordinary Shares in connection with the consummation of the Transactions as contemplated by this Agreement as required by Nasdaq listing requirements, (3) the organizational documents of PubCo, as amended, (4) the PubCo Equity Incentive Plan, (5) the election of directors as contemplated by Section 8.16, (6) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, (7) the adoption and approval of each other proposal reasonably agreed to by Sagaliam and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and (8) the adoption and approval of a proposal for the postponement or adjournment of the Sagaliam Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Sagaliam Proposals”), all in accordance with and as required by the Sagaliam Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq). Sagaliam, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives, that the other Party may reasonably request in connection with such actions and the preparation of the Registration Statement / Proxy Statement. Sagaliam and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement / Proxy Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement / Proxy Statement, (iii) cause the Registration Statement / Proxy Statement to be declared effective under the Securities Act as promptly as practicable and (iv) keep the Registration Statement / Proxy Statement effective as long as is necessary to consummate the Transactions. Without limiting the foregoing, ahead of any subsequent filing of the Registration Statement / Proxy Statement, the Company shall use its reasonably best efforts to provide any financial statements (including pro forma financial statements) and information required by Regulation S-X and the other rules and regulations of the SEC for inclusion in the Registration Statement / Proxy Statement to the extent that the Financial Statements are no longer current under the Regulation S-X.

(b) Sagaliam and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement / Proxy Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the PubCo Ordinary Shares to be issued or issuable to the Sagaliam Stockholders and Seller in its capacity as the sole shareholder of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement / Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Sagaliam and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement / Proxy Statement and any amendment or supplement to the Registration Statement / Proxy Statement filed in response thereto.

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(c) At any time prior to the Merger Effective Time, the Company shall give Sagaliam prompt written notice of any action taken or not taken by the Company or its subsidiaries or of any development regarding the Company or any of its subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement / Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Sagaliam and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement / Proxy Statement, such that the Registration Statement / Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Sagaliam pursuant to this paragraph shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information. At any time prior to the Merger Effective Time, Sagaliam shall give the Company prompt written notice of any action taken or not taken by Sagaliam or of any development regarding Sagaliam, in any such case which is known by Sagaliam, that would cause the Registration Statement / Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Sagaliam and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement / Proxy Statement, such that the Registration Statement / Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by the Company pursuant to this paragraph shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information. All documents that Sagaliam is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that any Party is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

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Section 8.02 Sagaliam Stockholders’ Meetings Approval. As soon as practicable following the clearance of the Registration Statement / Proxy Statement by the SEC, Sagaliam shall (a) duly give notice of, and use reasonable best efforts to duly convene and hold, the Sagaliam Stockholders’ Meeting in accordance with the Sagaliam Organizational Documents (including by causing the Registration Statement / Proxy Statement to be mailed to the holders of shares of Sagaliam Common Stock), for the purposes of obtaining the Sagaliam Stockholder Approval and any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect a Sagaliam Stockholder Redemption and (b) use reasonable best efforts to obtain the approval of the Sagaliam Proposals at the Sagaliam Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible to vote in favor of the Sagaliam Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders; provided that Sagaliam may (or, upon the receipt of a reasonable request to do so from the Company, shall) postpone or adjourn the Sagaliam Stockholders’ Meeting on one or more occasions for up to forty-five (45) days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Sagaliam Proposals because there are insufficient votes. Sagaliam will ensure that all proxies solicited in connection with the Sagaliam Stockholders’ Meeting are solicited in compliance with all applicable Laws and the rules of Nasdaq. Sagaliam shall, through the unanimous approval of the Sagaliam Board (the “Sagaliam Board Recommendation”), recommend to its stockholders that such stockholders approve and adopt the Sagaliam Proposals, and Sagaliam shall include the Sagaliam Board Recommendation in the Registration Statement / Proxy Statement. Sagaliam agrees that none of the Sagaliam Board, Sagaliam or any committee of the Sagaliam Board shall make any Sagaliam Adverse Recommendation Change. Notwithstanding the foregoing, prior to, but not after, the time that Sagaliam obtains the Sagaliam Stockholder Approval, the Sagaliam Board may make a Sagaliam Adverse Recommendation Change in response to an Intervening Event (an “Intervening Event Recommendation Change”) if the Sagaliam Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the Sagaliam Stockholders under applicable Law; provided, however, that the Sagaliam Board shall not be entitled to make, or agree to resolve to make, any Intervening Event Recommendation Change, unless (i) Sagaliam provides written notice to the Company advising the Company that the Sagaliam Board is contemplating making an Intervening Event Recommendation Change at least five (5) Business Days in advance thereof (provided, however, that if there are less than five (5) Business Days remaining before Sagaliam Stockholders’ Meeting is scheduled, then, on the written request of the Company such period may be shortened or the Sagaliam Stockholders’ Meeting shall be postponed or adjourned to allow for such time period to elapse), which notice shall specify the applicable Intervening Event in reasonable detail (including all of the material facts and information constituting the basis for such contemplated determination) and that the failure to make an Intervening Event Recommendation Change would constitute a breach of the Sagaliam Board’s fiduciary duties to the Sagaliam Stockholders, or otherwise conflict with, applicable Law, (ii) during such five (5) Business Day period (or applicable period), as requested by the Company, Sagaliam and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any changes or modifications proposed by the Company to this Agreement as would enable the Sagaliam Board to proceed with the Sagaliam Board Recommendation and not make such Intervening Event Recommendation Change and (iii) Sagaliam may make an Intervening Event Recommendation Change only if the Sagaliam Board, after considering in good faith any changes or modifications to the terms and conditions of this Agreement proposed by the Company during such five (5) Business Day period (or applicable period), continues to determine and reaffirms in good faith, after consultation with its outside legal counsel, that failure to make such Intervening Event Recommendation Change would constitute a breach of its fiduciary duties to the Sagaliam Stockholders, or otherwise conflict with, applicable Law. Provided that Sagaliam shall have complied with the terms of Section 8.06, nothing contained in this Section 8.02 or anywhere else in this Agreement shall be deemed to prohibit Sagaliam or the Sagaliam Board or any committee therefrom from (i) complying with Rule 14e-2(a) under the Exchange Act with regard to an Sagaliam Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 8.02, or (ii) making any legally required disclosure to Sagaliam’s stockholders if, in the good faith judgment of the Sagaliam Board, after consultation with its outside legal counsel, failure to do so would constitute a breach of its fiduciary duties under, or otherwise conflict with, applicable Law; but for the avoidance of doubt, any such disclosure that does not recommend to its stockholders that such stockholders approve and adopt the Sagaliam Proposals shall constitute a Sagaliam Adverse Recommendation Change; provided that any Intervening Event Recommendation Change involving or relating to an Sagaliam Acquisition Proposal may only be made in accordance with the provisions of Section 8.02 and, even if permitted by this sentence, shall have the consequences set forth in this Agreement. For the avoidance of doubt, a “stop, look and listen” disclosures or similar communications of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be an Intervening Event Recommendation Change.

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Section 8.03 Seller’s Written Consent; PubCo Shareholder Consent; PubCo Merger Sub Stockholder Consent.

(a) Unless this Agreement has been terminated in accordance with Section 10.01, upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to Sagaliam, of Seller, in its capacity as the sole shareholder of the Company, in favor of the approval and adoption of this Agreement and the Share Exchange and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement / Proxy Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement / Proxy Statement becomes effective.

(b) Promptly following the execution of this Agreement, the Company shall approve and adopt this Agreement, the Contribution and the Share Exchange and approve the Transactions, as the sole shareholder of PubCo (“PubCo Shareholder Consent”).

(c) Promptly following the execution of this Agreement, PubCo shall approve and adopt this Agreement, the Merger and the Transactions, as the sole stockholder of PubCo Merger Sub (“PubCo Merger Sub Stockholder Consent”).

Section 8.04 Access to Information; Confidentiality.

(a) During the Pre-Closing Period, the Company and Sagaliam shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries (if any) as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Sagaliam shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such Party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such Party (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 8.04 shall be kept confidential in accordance with the confidentiality agreement, dated as of September 2, 2022 (the “Confidentiality Agreement”), between Sagaliam and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any Tax advisor regarding the Tax treatment and Tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all materials (including opinions or other Tax analyses) that are provided relating to such treatment or structure.

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Section 8.05 Company Solicitation.

(a) During the Pre-Closing Period, the Company shall not, and shall cause its Representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (v) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause each of its Representatives, to immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations with any person (other than the Parties and their respective Representatives) in connection with a Company Acquisition Proposal or any proposal that constitutes or may reasonably be expected to constitute or lead to any Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the Parties and their respective Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in consideration of Company Acquisition Proposal to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement).

(b) If the Company or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to any Company Acquisition Proposal, then the Company shall (i) promptly (and in no event later than one (1) Business Day after receipt of such inquiry or proposal) notify Sagaliam in writing, and in such notice shall describe the material terms and conditions of such inquiry or proposal in reasonable detail and (ii) shall keep Sagaliam reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.

(c) The Parties agree that any violation of the restrictions set forth in this Section 8.05 by any Company Entity or any of their affiliates or any of the Company’s Representatives shall be deemed to be a breach of this Section 8.05 by the Company.

Section 8.06 Sagaliam Exclusivity.

(a) During the Pre-Closing Period, Sagaliam shall not, and shall cause Sponsor and its and their respective officers, directors and other Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, knowingly facilitate or knowingly encourage (including by means of furnishing or disclosing information), or respond to any inquiries or proposals (written or oral) by any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, in connection with any Sagaliam Acquisition Proposal, (ii) enter into any Contract, agreement or other arrangement or understanding regarding any Sagaliam Acquisition Proposal (a “Sagaliam Acquisition Agreement”), (iii) furnish or disclose any information to any person in connection with, or that would reasonably be expected to lead to, an Sagaliam Acquisition Proposal, (iv) commence, continue or renew any due diligence investigation regarding any Sagaliam Acquisition Proposal, or (v) continue, assist or participate in, or knowingly facilitate or knowingly encourage, any negotiations or discussions, in connection with, or that would reasonably be expected to lead to, any Sagaliam Acquisition Proposal, or otherwise cooperate in any way in any effort or attempt by any person to do any of the foregoing. Sagaliam shall, and shall cause its affiliates and Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with respect to any Sagaliam Acquisition Proposal or any proposal that constitutes or may reasonably be expected to constitute or lead to any Sagaliam Acquisition Proposal. Sagaliam also agrees that it will promptly request each person (other than the Company and its Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Sagaliam Acquisition Proposal to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement).

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(b) If Sagaliam or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to any Sagaliam Acquisition Proposal, then Sagaliam shall (i) promptly (and in no event later than one (1) Business Day after receipt of such inquiry or proposal) notify the Company in writing, and in such notice shall describe the material terms and conditions of such inquiry or proposal in reasonable detail and (ii) keep the Company reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.

(c) Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 8.06 by Sagaliam or any of its affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 8.06 by Sagaliam.

Section 8.07 Employee Benefits Matters.

(a) The Parties shall cooperate to establish and adopt an equity incentive award plan (the “Equity Plan”) for the Surviving Corporation to be effective at the Closing with an available award pool that will provide for the grant of equity awards with respect to up to five percent (5%) of the PubCo Ordinary Shares. Sagaliam shall have the Equity Plan approved by Sagaliam stockholders at the Sagaliam Stockholders’ Meeting.

(b) Sagaliam shall, or shall cause the Surviving Corporation and each of its subsidiaries and affiliates, as applicable, to provide the employees of the Company who remain employed immediately after the Merger Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting, benefit accrual and determining the level of benefits, as applicable, under any employee benefit plan, program, practice, policy or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries or affiliates (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any severance, vacation or other paid time-off program or policy but excluding for purposes of benefit accrual or determining the level of benefits under a defined benefit plan or equity awards) for service accrued or deemed accrued prior to the Merger Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Sagaliam shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any actively-at-work and evidence of insurability requirements and the application of any pre-existing condition limitations or exclusions under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries or affiliates that cover the Continuing Employees or their dependents to the extent such waiting periods, actively-at-work requirements, evidence of insurability requirements and pre-existing condition limitations and exclusions were satisfied, waived or not applicable immediately prior to the Merger Effective Time, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee participates immediately prior to the Closing to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

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Following the Closing, the Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c) The provisions of this Section 8.07 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Sagaliam, PubCo, the Surviving Corporation and each of its subsidiaries and affiliates to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.08 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of each of the Surviving Corporation and Sagaliam shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Company or Sagaliam, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Sagaliam, as applicable, unless such modification shall be required by applicable Law.

(b) On the Closing Date, PubCo shall obtain, or if already existing cause to be continued, a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of Sagaliam on or prior to the Closing Date (the “D&O Tail Policy”).

(c) On the Closing Date, to the extent not already entered into, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Sagaliam with the post-Closing directors and officers of PubCo and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing. Prior to the Closing, Sagaliam and the Company shall use their commercially reasonable efforts to ensure that Sagaliam shall, with effectiveness from and after the Closing, obtain directors’ and officers’ liability insurance covering the persons who will be directors and officers of PubCo and its subsidiaries from and after the Closing and thereafter on terms that are consistent with market standards.

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(d) If Sagaliam or, after the Closing, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Sagaliam, PubCo or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 8.08.

Section 8.09 Notification of Certain Matters. The Company shall give prompt notice to Sagaliam, and Sagaliam shall give prompt notice to the Company, of any event which a Party becomes aware of during the Pre-Closing Period, the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the Parties to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 8.09.

Section 8.10 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all expirations or terminations of waiting periods under any applicable Laws and all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and Parties to Contracts with the Company as set forth in Section 5.06 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from or makes to any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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Section 8.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Sagaliam and the Company. Thereafter, during the Pre-Closing Period, unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of Sagaliam and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements, in each case, with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party.

Section 8.12 Stock Exchange Listing. Sagaliam will use its reasonable best efforts cause the PubCo Ordinary Shares issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the Pre-Closing Period, Sagaliam shall use its reasonable best efforts to keep the Sagaliam Units, Sagaliam Class A Common Stock and Sagaliam Rights listed for trading on Nasdaq.

Section 8.13 Antitrust.

(a) Each of the Parties shall, or shall cause its affiliates or Representatives to, as applicable, make any required filings under the HSR Act and any other applicable Antitrust Law with respect to the Transactions as promptly as practicable (and with respect to any filings required under the HSR Act within ten (10) Business Days) after the date hereof. The Parties agree, or shall cause its affiliates or Representatives, to supply as promptly as reasonably practicable any request for additional information and documentary material by a Governmental Authority under any Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

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(b) Notwithstanding anything in Section 8.10(b) or this Agreement to the contrary, each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of the status of any Action and of any material or substantive communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed material or substantive written communication by such Party to any Governmental Authority or, in connection with any proceeding by a private person, with any other person, in each case regarding any of the Transactions; (iv) promptly furnish each other with copies of all material or substantive correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their affiliates and their Representatives, on the one hand, and any Governmental Authority, on the other hand, in each case regarding any of the Transactions; (v) and consult with each other in advance of any material or substantive meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, in each case regarding any of the Transactions, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (vi) in the event a Party’s Representative is prohibited from participating in or attending any material or substantive meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (vii) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, material or substantive correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, however, that any materials required to be provided pursuant to this Section 8.13(b) may be provided on an outside counsel only basis and redacted (A) to remove references concerning the valuation of the Company or any of its subsidiaries or assets, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each Party shall use commercially reasonable efforts to otherwise address any such privilege or confidentiality concerns (including using commercially reasonable efforts to obtain the consent of a third party to provide such materials) prior to redaction of such materials.

(c) Notwithstanding anything in this Agreement to the contrary, neither Party nor any of their respective subsidiaries will be required, either pursuant to this Section 8.13 or otherwise, to (i) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines or businesses of either Party or their respective subsidiaries, (ii) terminate any existing relationships, contractual rights or obligations of either Party or any of their respective subsidiaries, (iii) terminate any joint venture or other arrangement of either Party or any of their respective subsidiaries, (iv) create any relationship, contractual rights or obligations of the either Party or any of their respective subsidiaries, (v) effectuate any other change or restructuring of either Party or any of their respective subsidiaries and (vi) otherwise take or commit to take any actions, including agreeing to prior approval restrictions, with respect to the businesses, product lines or assets of either Party or any of their respective subsidiaries.

(d) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under any Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

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Section 8.14 Company Consolidated Unaudited Financials. In addition to the Financial Statements previously provided as described herein, as soon as practicable following the date hereof, the Company shall use reasonable best efforts to deliver unaudited financial statements, including consolidated balance sheets and consolidated statements of income, the related statements of operations and comprehensive loss, shareholders’ equity and cash flows, of the Company Entities as at and for the month ended September 30 2022, prepared in accordance with IFRS and Regulation S-X and pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC applied on a consistent basis throughout the periods indicated (except for the omission of footnotes).

Section 8.15 Trust Account. As of the Merger Effective Time, the obligations of Sagaliam to dissolve or liquidate within a specified time period as contained in Sagaliam’s Certificate of Incorporation will be terminated and Sagaliam shall have no obligation whatsoever to dissolve and liquidate the assets of Sagaliam by reason of the consummation of the Merger or otherwise, and no stockholder of Sagaliam shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Merger Effective Time, Sagaliam shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Sagaliam (to be held as available cash on the balance sheet of Sagaliam, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.16 Governance Matters.

(a) PubCo Board. The Parties shall take all action as may be necessary or appropriate such that, effective immediately after the Merger Effective Time, the PubCo Board shall, subject to and in accordance with the Amended PubCo Charter and applicable Law, consist of five (5) members. (i) Sagaliam shall be entitled to select and designate one (1) individual to serve as a director on the PubCo Board (the “Sagaliam Designee”) and (ii) the Company Board shall be entitled to select and designate four (4) individuals to serve as directors on the PubCo Board (each, a “Company Designee”). The Sagaliam Designee and Company Designees shall constitute all of the members of the PubCo Board immediately after the Merger Effective Time; provided, however, that, in the event that any designated or selected individual is unable or unwilling to serve as a director of PubCo at the Merger Effective Time, then (A) Sagaliam, with respect to the Sagaliam Designee, shall have the right to designate another individual, as applicable, to serve as a director of PubCo in place of the initial Sagaliam Designee, and (B) the Company, with respect to any of the Company Designees, shall have the right to designate another individual, as applicable, to serve as a director of PubCo in place of such initial Company Designee. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the Parties, in no event shall there be less than three (3) designees, in the aggregate, to the PubCo Board that qualify as “independent directors” under the listing rules of Nasdaq immediately after the Merger Effective Time (whether as the result of a replacement of any such designees as contemplated by this Section 8.16(a) or otherwise).

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(b) PubCo Officers. The officers of PubCo will be the officers of the Company as of immediately prior to the Merger Effective Time, each such officer to hold office in accordance with the Amended PubCo Charter.

(c) Effectuation. Prior to the Merger Effective Time, the Parties shall take all action necessary to effectuate the provisions of this Section 8.16.

Section 8.17 Private Placements.

(a) Sagaliam shall use commercially reasonable efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary to enter into the Subscription Agreements (subject to and on such terms that are mutually agreed to by Sagaliam and the Company), on or prior to the Closing Date, to consummate on the Closing Date and immediately prior to or concurrently with the Closing the transactions contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its commercially reasonable best efforts to enforce its rights under the Subscription Agreements to cause the subscribers party thereto to pay to (or as directed by) Sagaliam the applicable purchase price under each such subscriber’s applicable Subscription Agreement in accordance with its terms, provided that, for the avoidance of doubt, Sagaliam shall not enter into any Subscription Agreements without the prior written consent of the Company. Unless otherwise approved in writing by the Company, Sagaliam shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any Subscription Agreements that are entered into and executed.

(b) The Company shall reasonably cooperate with Sagaliam in connection with the transactions contemplated by the Subscription Agreements that are entered into and executed, including using its reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary on the part of the Company, to satisfy the conditions to the obligations of the subscribers under the Subscription Agreements.

Section 8.18 PubCo Equity Incentive Plan. At least one day prior to the Closing Date, the Sagaliam Board shall approve and adopt an equity incentive plan, with such terms and conditions set forth on Exhibit D and with any changes or modifications thereto as the Company and Sagaliam may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Sagaliam, as applicable) (the “PubCo Equity Incentive Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving five percent (5%) of PubCo Ordinary Shares for grant thereunder.

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Section 8.19 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Sagaliam a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, (ii) the fees, bonuses, and expenses of any other agents, advisors, employees, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions, and (iii) the indebtedness of the Company set forth on Section 8.19(a) of the Company Disclosure Schedule (collectively, the “Outstanding Company Transaction Expenses”). Following the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Sagaliam shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred, or that as of the Merger Effective Time is anticipated to have been incurred, by or on behalf of Sagaliam for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Sagaliam in connection with the Transactions or otherwise in connection with Sagaliam’s operations (together with written invoices and wire transfer instructions for the payment thereof) including the costs, expenses and premium payable with respect to the D&O Tail Policy (collectively, the “Outstanding Sagaliam Transaction Expenses” and the Outstanding Sagaliam Transaction Expenses paid or payable to outside legal counsel, legal advisors, or legal representation, the “Sagaliam Legal Expenses”). On the Closing Date following the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Sagaliam Transaction Expenses; provided, however, that the aggregate amount of the Sagaliam Legal Expenses shall not exceed Three Million Dollars ($3,000,000) (the “Sagaliam Legal Expenses Cap”). In the event that that the Sagaliam Legal Expenses exceed the Sagaliam Legal Expenses Cap (such excess amount, the “Sagaliam Legal Expenses Overrun”), Sponsor shall forfeit at Closing, for no consideration, a number of shares of Sagaliam Class B Common Stock (with each such share of Sagaliam Class B Common Stock valued at Ten Dollars ($10.00) per share) that would, in the aggregate, have a value at least equal to the amount of the Sagaliam Legal Expenses Overrun.

Section 8.20 Amendment to Sagaliam Certificate of Incorporation; Extension Elections.

(a) No later than November 18, 2022, the Sagaliam Board shall (i) have approved an amendment to the Sagaliam Certificate of Incorporation in form reasonably acceptable to the Company, pursuant to which the date by which Sagaliam must consummate its initial business combination (the “Business Combination Deadline”) may be extended for up to ten (10) successive one-month periods, and upon the exercise of each such extension of the Business Combination Deadline, the Sponsor shall deposit into the Trust Account an amount to be agreed upon amongst the Parties for each share of Sagaliam Class A Common Stock that remains outstanding (the “Certificate Amendment”), (ii) have resolved to recommend that the Sagaliam Stockholders approve such Certificate Amendment (the “Certificate Amendment Recommendation”), and (iii) not change or modify or propose to change or modify the Certificate Amendment Recommendation. Sagaliam shall (x) prepare a proxy statement (as amended, the “Certificate Amendment Proxy Statement”) for the purpose of soliciting proxies from the Sagaliam Stockholders to approve such Certificate Amendment, which Certificate of Amendment Proxy Statement shall include the Certificate Amendment Recommendation, (y) file the Certificate Amendment Proxy Statement with the SEC no later than November 18, 2022, and (z) disseminate the Certificate Amendment Proxy Statement to the Sagaliam Stockholders, call and hold a meeting of the Sagaliam Stockholders to obtain the approval of the Sagaliam Stockholders of the Certificate Amendment as promptly as practicable and in no event later than December 21, 2022.

(b) If the Closing shall not have occurred by December 23, 2022, the Parties agree that, so long as the Transactions have not been permanently enjoined or prohibited by the terms of a final non-appealable order, judgment, decree, award or a Law, rule or regulation enacted, issued, promulgated, enforced or entered by a Governmental Authority, Sagaliam shall take all actions required to exercise and obtain an extension of the Business Combination Deadline (each, an “Extension”) as provided for in the Sagaliam Certificate of Incorporation and/or the Certificate Amendment, as applicable, and in each case, on a month-to-month basis prior to the then current Business Combination Deadline, until the earlier to occur of the Closing or the termination of this Agreement in accordance with the provisions set forth in Section 10.01.

(c) The Sponsor shall make any such required deposit into the Trust Account in connection with each Extension, as applicable, prior to the then current Business Combination Deadline; provided, however, that the Sponsor shall not be required to deposit more than One Million Dollars ($1,000,000) in the aggregate (the “Extension Fee Limit”) to the Trust Account in connection with any such Extensions. For the avoidance of doubt, any extension of the Business Combination Deadline pursuant to this Section 8.20 shall be deemed to automatically extend the Outside Date until the then applicable Business Combination Deadline.

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Section 8.21 Tax Matters. Each of the Parties shall reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies), in each case without undue burden or expense, of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.22 Sponsor Loan. Immediately prior to the Closing Date, Sagaliam shall cause to be repaid to Sponsor that certain loan received from and outstanding to Sponsor. No later than three (3) Business Days prior to the Closing Date, Sponsor shall provide written instructions to Sagaliam regarding the form of repayment of the loan, whether in cash or Sagaliam Units, which payment shall constitute an Outstanding Sagaliam Transaction Expense.

Section 8.23 PLC Conversion. PubCo shall take all actions, and adopt all resolutions, reasonably necessary in order for the PLC Conversion to become effective on the Closing Date, immediately prior to the Share Exchange, which actions shall include, as applicable, (a) increasing the authorized share capital of PubCo and causing the issued share capital to be at least Twenty-Six Thousand Dollars ($26,000) as of the date of the PLC Conversion, (b) causing PubCo’s board of directors to consist of at least two (2) directors, (c) causing PubCo to have at least seven (7) shareholders, (d) effecting applicable amendments to the memorandum of association and articles of association of PubCo and/or adopting the Amended PubCo Charter and (e) changing the name of PubCo from “Allenby Montefiore Limited” to “Tarfeeh Holdings PLC”.

Article IX.
CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of Sagaliam, Seller, the Company, PubCo and PubCo Merger Sub to consummate the Transactions, including the Share Exchange, the Contribution and the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Antitrust Approvals and Waiting Periods. (i) Any applicable waiting period (and any extension thereof, including any imposed by any agreement with a Governmental Authority to delay consummation of the Transactions contemplated by this Agreement) applicable to the consummation of the Transactions under the HSR Act or any other applicable Antitrust Law in the jurisdictions set forth in Section 9.01(a) of the Company Disclosure Schedule shall have expired or been terminated and (ii) any approvals, authorizations, clearances or consents of the applicable Governmental Authorities in the jurisdictions set forth in Section 9.01(a) of the Company Disclosure Schedule shall have been received, and shall be in full force and effect.

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(b) Company’s and its Subsidiaries’ Consent. The Written Consent, the PubCo Shareholder Consent and the PubCo Merger Sub Stockholder Consent shall have been delivered to Sagaliam.

(c) Sagaliam Stockholders’ Approval. The Sagaliam Proposals shall have been approved and adopted by the requisite affirmative vote of the Sagaliam Stockholders in accordance with the Registration Statement / Proxy Statement, the DGCL, the Sagaliam Organizational Documents and the rules and regulations of Nasdaq.

(d) Stock Exchange Listing. The shares of PubCo Ordinary Shares to be issued in connection with the Transactions, shall have been approved for listing on Nasdaq or another national securities exchange mutually agreed to by the Parties, as of the Closing Date.

(e) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Contribution, the Merger and the Share Exchange, illegal or otherwise prohibiting consummation of the Transactions, including the Contribution, the Merger and the Share Exchange.

(f) Certificate Amendment. The Sagaliam Certificate of Incorporation shall have been amended as contemplated by the Certificate Amendment as set forth in Section 8.20(a).

(g) Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened by the SEC.

(h) Net Tangible Assets. After giving effect to the transactions contemplated hereby, Sagaliam shall have at least Five Million One Dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Merger Effective Time.

(i) PLC Conversion; PubCo Charter Amendment. At the Closing, immediately prior to the Share Exchange, (i) the PLC Conversion shall have become effective and (ii) the shareholder(s) of PubCo shall have amended and restated the memorandum and articles of association of PubCo in substantially the form attached as Exhibit C hereto (the “Amended PubCo Charter”).

(j) Lock-Up Agreement. Each of Seller and PubCo shall have delivered to Sagaliam duly executed counterparts of the Lock-Up Agreement, dated as of the date of Closing, substantially in the form attached as Exhibit A hereto.

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Section 9.02 Conditions to the Obligations of Sagaliam. The obligations of Sagaliam to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company Entities contained in Section 5.01(a) (Organization and Qualification; Subsidiaries), Section 5.03(a) (Capitalization), Section 5.05 (Authority Relative to this Agreement), and Section 5.24 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company Entities contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. Seller, the Company, PubCo and PubCo Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate. The Company shall have delivered to Sagaliam a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

(d) Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred, which is continuing.

(e) AEC’s MISA License and Commercial Registration Certificate. The Company shall have delivered to Sagaliam a copy of AEC’s license issued by MISA (“MISA License”) and Commercial Registration Certificate issued by the Saudi Arabian Ministry of Commerce, which shall list the Company as holder of the Company Shares, and which other items shall also be acceptable to Sagaliam.

(f) Dine Brands and Ocean Basket Written Consents. The Company shall have delivered to Sagaliam the written consents from each of Dine Brands and Ocean Basket in connection with the change of control within AEC from Seller to the Company.

(g) Registration of Applebee’s® and Ocean Basket Franchise Agreements with Saudi Arabian Ministry of Commerce. The Company shall have delivered to Sagaliam evidence deemed satisfactory to Sagaliam that both the Applebee’s® and Ocean Basket franchise agreements in the Kingdom of Saudi Arabia have been registered with the Saudi Arabian Ministry of Commerce.

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Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company Entities to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Sagaliam contained in Section 6.01 (Corporation Organization), Section 6.03 (Capitalization), Section 6.04 (Authority Relative to this Agreement), Section 6.10(c) (Board Approval; Vote Required), and Section 6.11 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Sagaliam Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Sagaliam contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Sagaliam Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Sagaliam Material Adverse Effect.

(b) Agreements and Covenants. Sagaliam shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate. Sagaliam shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Sagaliam, certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

(d) Material Adverse Effect. Since the date of this Agreement, no Sagaliam Material Adverse Effect shall have occurred, which is continuing.

(e) Minimum Cash Amount. The Sagaliam Cash Amount shall be no less than Twenty-Five Million Dollars ($25,000,000) in the aggregate (the “Minimum Cash Amount”).

(f) FIRPTA Certificate. At or prior to the Closing, Sagaliam shall deliver, or cause to be delivered, to PubCo, a certificate, duly executed by Sagaliam, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that Sagaliam has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to PubCo.

Article X.
TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Sagaliam, as follows:

(a) by mutual written consent of Sagaliam and the Company; or

(b) by either Sagaliam or the Company if the Merger Effective Time shall not have occurred prior to the date that is the Business Combination Deadline (as such may be extended pursuant to Section 8.20) (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein that results in, or is the principal cause of, the failure of a condition set forth in Article IX to be satisfied on or prior to the Outside Date; or

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(c) by either Sagaliam or the Company if any Governmental Authority in the United States or the Kingdom of Saudi Arabia shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; provided that the right to terminate this Agreement under this Section 10.01(c) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has caused or resulted in such order; or

(d) by either Sagaliam or the Company if any of the Sagaliam Proposals shall fail to receive the requisite vote for approval at the Sagaliam Stockholders’ Meeting; or

(e) by the Company if the Sagaliam Board or a committee thereof shall have made a Sagaliam Adverse Recommendation Change; provided, however, that the Company’s right to terminate this Agreement pursuant to this Section 10.01(e) shall expire at the end of the tenth (10th) Business Day following the date on which the Sagaliam Adverse Recommendation Change occurs; or

(f) by Sagaliam if the Company shall have failed to deliver the Written Consent to Sagaliam within forty-eight (48) hours after the Registration Statement / Proxy Statement becomes effective; provided, however, that Sagaliam’s right to terminate this Agreement pursuant to this Section 10.01(f) shall expire at the end of the fifth (5th) Business Day following the date on which the Written Consent is delivered to Sagaliam; or

(g) by Sagaliam upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that Sagaliam has not waived such Terminating Company Breach and Sagaliam is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Company Breach is curable by the Company, Sagaliam may not terminate this Agreement under this Section 10.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Sagaliam to the Company; or

(h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Sagaliam set forth in this Agreement, or if any representation or warranty of Sagaliam shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) and 9.03(b) would not be satisfied (“Terminating Sagaliam Breach”); provided, however, that the Company has not waived such Terminating Sagaliam Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Sagaliam Breach is curable by Sagaliam, the Company may not terminate this Agreement under this Section 10.01(h) for so long as Sagaliam continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Sagaliam; or

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(i) by either Sagaliam or the Company if Sagaliam has not received commitments in the form of mutually-agreeable Subscription Agreements for at least fifty percent (50%) of the Minimum Cash Amount before December 15, 2022; provided, however, that Sagaliam may not terminate this Agreement pursuant to this Section 10.01(i), and any such attempted termination by Sagaliam shall not be effective, unless and until Sagaliam has first paid the applicable fee under Section 10.03; or

(j) by the Company if the Sagaliam Certificate of Incorporation has not been amended pursuant to the Charter Amendment on or prior to December 23, 2022; or

(k) by either Sagaliam or the Company if Sagaliam is not permitted, under the terms and conditions set forth in the Sagaliam Certificate of Incorporation, as amended, to obtain an Extension without exceeding the Extension Fee Limit.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any Party, other than as provided for in Section 10.03 (which shall, in each case constitute such Party’s sole and exclusive remedy in connection with the termination of this Agreement) and the liability of any Party for any fraud or any willful and material breach of this Agreement prior to such termination or except as set forth in (a) this Section 10.02, Article XI (but in the case of Section 11.10, only in respect of any covenant surviving termination) and any corresponding definitions set forth in Article I and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the Parties thereto in accordance with their respective terms.

Section 10.03 Termination Fees. (a) If the Company terminates this Agreement pursuant to (i) Section 10.01(d) (but only if the Sagaliam Board has made a Sagaliam Adverse Recommendation Change in accordance with Section 8.02) or (ii) Section 10.01(i), Sagaliam shall pay or cause to be paid to the Company a fee of One Million Dollars ($1,000,000), by wire transfer of immediately available funds to an account designated by the Company, no later than two (2) Business Days after the date of such termination, or (b) if Sagaliam terminates this Agreement pursuant to (i) Section 10.01(d) (but only if the Sagaliam Board has made a Sagaliam Adverse Recommendation Change in accordance with Section 8.02), or (ii) Section 10.01(i), Sagaliam shall, prior to such termination, pay or cause to be paid to the Company a fee of One Million Five Hundred Thousand Dollars ($1,500,000), by wire transfer of immediately available funds to an account designated by the Company; provided that, for the avoidance of doubt, no termination by Sagaliam shall be effective pursuant to Section 10.01(d) (if the Sagaliam Board has made a Sagaliam Adverse Recommendation Change in accordance with Section 8.02) or Section 10.01(i) unless and until the Company has received payment of such fee.

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Article XI.
GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.01):

if to Sagaliam:

Sagaliam Acquisition Corp.

1800 Avenue of the Stars, Suite 1475

Los Angeles, California 90067

Attention: Barry Kostiner; Thomas W. Neukranz

Email: bkostiner@fintecham.com; tneukranz@gldlp.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Esther Chang

Email: echang@mayerbrown.com

and

Mayer Brown

16th – 19th Floors, Prince’s Building

10 Chater Road, Central

Hong Kong

Attention: Thomas Kollar

Email: thomas.kollar@mayerbrown.com

if to the Company, PubCo, PubCo Merger Sub (and the Surviving Corporation, after the Closing):

Arabian Entertainment Company Limited

Jeddah Street

PO Box 51994

Jeddah 21553, Saudi Arabia

Attention: Kamran Khan, Chief Operating Officer

Email: kamrank@tarfeehksa.com

with a copy (which will not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend

Email: ktownsend@kslaw.com

if to Seller:

Allenby Montefiore Limited

Avionos. 1

Maria House

1075, Nicosia

Cyprus

Attention: Brett Rosen, Esq.

Email: brosen@gldlp.com

with a copy (which will not constitute notice) to:

GLD Partners, LP

1800 Avenue of the Stars, Suite 1475

Los Angeles, California 90067

Attention: Brett Rosen, Esq.

Email: brosen@gldlp.com

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Section 11.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XI, and (c) any corresponding definitions set forth in Article I.

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

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Section 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.07 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.07.

Section 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 11.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.11 Expenses. Except as set forth in this Section 11.11 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Outstanding Company Transaction Expenses and Sagaliam shall pay, or cause to be paid, all Outstanding Sagaliam Transaction Expenses.

Section 11.12 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 11.13 Waiver. At any time prior to the Merger Effective Time, (a) Sagaliam may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Sagaliam, (ii) waive any inaccuracy in the representations and warranties of Sagaliam contained herein or in any document delivered by Sagaliam and/or Merger pursuant hereto, and (iii) waive compliance with any agreement of Sagaliam or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have caused this Business Combination Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SAGALIAM ACQUISITION CORP.

By:	/s/ Barry Kostiner
Name:	Barry Kostiner
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

ALLENBY MONTEFIORE LIMITED

By:	/s/ Daniel Gordon
Name:	Daniel Gordon
Title:	Director

AEC Merger Sub Corp.

By:	/s/ Eric Andrews
Name:	Eric Andrews
Title:	President and Secretary

SUPRAEON INVESTMENTS LTD

By:	/s/ Brett Rosen
Name:	Brett Rosen
Title:	Director

GLD Partners, LP

By:	/s/ Eric Andrews
Name:	Eric Andrews
Title:	Chief Financial Officer

[Signature Page to Business Combination Agreement]

Exhibit A

LOCK-UP AGREEMENT

This Lock-up Agreement (this “Agreement”) is made and entered into as of [●], [●], by and between GLD Partners, LP, a Delaware limited partnership (“Seller”) and Allenby Montefiore Limited, a private company limited by shares organized and existing under the Laws of the Republic of Cyprus (“PubCo”). Each of Seller and PubCo are sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, PubCo, Sagaliam Acquisition Corp., a Delaware corporation (“Sagaliam”), Supraeon Investments Limited, a private company limited by shares organized and existing under the Laws of the Republic of Cyprus (the “Company”), AEC Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of PubCo (“PubCo Merger Sub”) and Seller are parties to that certain Business Combination Agreement, dated as of November 16, 2022 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Business Combination Agreement” and, the transaction contemplated by the Business Combination Agreement, the “Business Combination”), pursuant to which, among other things, the Company will be contributed to PubCo, Sagaliam will contribute every eight (8) outstanding Sagaliam Rights to PubCo and PubCo Merger Sub will merge with and into Sagaliam, with Sagaliam continuing as the surviving corporation and becoming thereby a wholly-owned subsidiary of PubCo.

WHEREAS, in connection with the Business Combination and effective upon the consummation thereof, the Parties wish to set forth herein certain understandings between the Parties with respect to restrictions on transfer of equity interests in PubCo.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement by and among PubCo, the Company, Sagaliam, Sponsor and Seller, dated as of the date hereof, as the same may be amended, supplemented or restated from time to time in accordance with the terms of such agreement.

“Beneficially Own” means beneficial ownership of a security as determined by Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Charitable Distribution” means the distribution or similar Transfer of the PubCo Ordinary Shares by a a Party to its partners, members, stockholders or other equityholders solely to effect charitable donations in connection with a Transfer of the PubCo Ordinary Shares by such Party that is otherwise permitted under this Agreement; provided, that the aggregate amount of shares of the PubCo Ordinary Shares subject to the Charitable Distribution, together with the PubCo Ordinary Shares otherwise Transferred by such Party in connection therewith, shall not exceed the aggregate amount of the PubCo Ordinary Shares that such Party would have been permitted to so Transfer.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the Recitals.

“covered shares” means the total amount of the PubCo Ordinary Shares owned by Seller as of the Closing Date. For the avoidance of doubt, “covered shares” shall not include any PubCo Ordinary Shares purchased by Seller on the open market on or after the Closing Date.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means any relationship by blood, marriage or adoption, not more remote than first cousin or any trust for the direct or indirect benefit of such Person.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Authority, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Period” means the relevant periods commencing on the Closing Date and ending on each of the dates as described in further detail in Section 2.1(a).

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“Non-Recourse Party” has the meaning set forth in Section 3.15.

“Party” and “Parties” have the meaning set forth in the preamble.

“PE Fund” means (a) a private equity investment fund that makes investments in multiple portfolio companies, or the company or any of its subsidiaries, together with any alternative investment vehicles related to that private equity investment fund and (b) any investment vehicle directly or indirectly wholly-owned by any fund described in the foregoing clause (a).

“Permitted Transferee” means, with respect to any Person, (a) if such Person is an entity, any holder of Equity Securities of such Person, (b) any Family Member of such Person, (c) any affiliate (the term affiliate as used herein has the meaning given to it in the Business Combination Agreement) of such Person, (d) any affiliate of any Family Member of such Person (excluding any affiliate under this clause (d) who operates or engages in a business which competes with the business of PubCo and its subsidiaries), and (e) any lender or other debt financing source who provides a bona fide revolving credit facility to such Person that is secured by Equity Securities held by such Person.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“PubCo” has the meaning set forth in the preamble.

“PubCo Merger Sub” has the meaning set forth in the Recitals.

“PubCo Ordinary Shares” means the ordinary shares of PubCo, EUR 1.00 par value.

“Sagaliam” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the preamble.

“shares” means the PubCo Ordinary Shares or any securities of PubCo into which the shares are converted or reclassified or for which the shares are exchanged.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges or hypothecates, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided, that (i) a transfer of partnership interests in any PE Fund or in any Person that holds a direct or indirect interest in such PE Fund shall not be considered a Transfer and (ii) the establishment of any contract, instruction or plan (a “Plan”), if permitted by PubCo (such permission not to be unreasonably withheld, conditioned, delayed), that satisfies all of the applicable requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act shall not consitute a Transfer; provided that the securities subject to the Plan may not be sold until the end of the Lock-Up Period (except to the extent otherwise allowed hereunder). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

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1.2. Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II
LOCK-UP

2.1. Lock-Up.

(a) Seller agrees not to effect any Transfer, or make a public announcement of any intention to effect such Transfer of any or all of Seller’s covered shares until the date that is the earlier of (i) twelve (12) months after the Closing Date, (ii) the date on which the closing price of Seller’s covered shares on the Nasdaq (as reported by Bloomberg Financial L.P. using the AQR function) equals or exceeds Twelve Dollars Fifty Cents ($12.50) per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading-day period commencing after the 180th day after the Closing Date, (iii) pursuant to Section 2.3, and (iv) the date that the Board otherwise determines such Transfer restrictions shall no longer apply (the “Lock-Up Period”); provided, that such prohibition shall not apply to Transfers (x) permitted pursuant to Section 2.2, or (y) permitted pursuant to Article II of the Amended and Restated Registration Rights Agreement.

(b) During the Lock-Up Period, any purported Transfer of Seller’s covered shares not in accordance with this Agreement and the Amended and Restated Registration Rights Agreement shall be null and void, and the PubCo shall refuse to recognize any such Transfer for any purpose.

(c) The Seller acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, the Seller’s covered shares shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Authority, including all applicable holding periods under the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time and other rules of the Commission.

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2.2. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, Seller may Transfer, without the consent PubCo, any of Seller’s shares subject to the Lock-Up Period to (a) any of such Person’s Permitted Transferees (notice of which shall be delivered to PubCo promptly following such Transfer) (b) (i) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (ii) in the case of an individual, pursuant to a qualified domestic relations order; or (iii) pursuant to any liquidation, bona fide third party tender offer, merger, stock exchange or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the Business Combination (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which Seller may agree to Transfer Seller’s covered shares in connection with such transaction or series of related transactions, or vote any of Seller’s covered shares in favor of such transaction or series of related transactions), (c) a charitable organization through a Charitable Distribution (which for avoidance of doubt shall be deemed separate from a Transfer pursuant to clause (b)(i) above), (d) in connection with the “net” or “cashless” exercise or settlement of warrants or stock options, restricted stock units or other equity awards (and any transfer to PubCo necessary to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of such vesting, settlement or exercise whether by means of a “net settlement” or otherwise), or (e) PubCo in connection with the repurchase of the PubCo Ordinary Shares issued pursuant to equity awards granted under a stock incentive plan or other equity award plan or pursuant to the agreements under which such shares were issued, provided that such repurchase of the PubCo Ordinary Shares is in connection with the termination of Seller’s service provider relationship with PubCo; provided, that in connection with any Transfer of such covered shares pursuant to clause (b)(i) and (b)(ii) above, (x) the restrictions and obligations contained in Section 2.1 and this Section 2.2 will continue to apply to such covered shares after any Transfer of such covered shares and such Transferee shall agree to be bound by such restrictions and obligations in writing and acknowledged by PubCo, and (y) the Transferee of such covered shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement. Any Transferee of covered shares who is a Permitted Transferee of the Transferor pursuant to this Section 2.2 shall be required, at the time of such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement. Notwithstanding the foregoing provisions of this Section 2.2, Seller may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the underlying covered shares, or (B) followed by a change in the relationship between Seller and the Permitted Transferee (or a change of control of Seller or Permitted Transferee) after the Transfer with the result and effect that Seller has indirectly made a Transfer of covered shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this ARTICLE II had such change in such relationship occurred prior to such Transfer).

2.3. MFN. To the extent that PubCo provides written consent or notice to any holder of PubCo shares (or any securities exercisable for PubCo shares) who is party to any lock-up agreement with PubCo or with respect to such shares or securities, including, without limitation, that certain letter agreement, dated as of December 20, 2021, by and among Sagaliam, the Sponsor, each of Sagaliam’s officers and directors and certain other parties thereto and the Amended and Restated Registration Rights Agreement, that it will waive the restrictions on Transfer for all or any portion of such holder’s shares, then PubCo agrees to simultaneously waive the restrictions on Transfer under this Agreement for the same percentage of Seller’s covered shares (e.g., if PubCo waived the restrictions on Transfer for ten percent (10%) of any such other holder’s shares, then PubCo would waive the restrictions on Transfer for ten percent (10%) of Seller’s covered shares). PubCo will provide prompt written notice of any waiver pursuant to this Section 2.3 to Seller (and in any event, in advance of the effective time of such waiver).

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ARTICLE III

GENERAL PROVISIONS

3.1. Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by PubCo and Seller, as provided under Section 3.11, this Agreement (other than ARTICLE III hereof), shall terminate with respect to Seller and its Permitted Transferees at such time as Seller or Permitted Transferee is no longer subject to the restrictions contained in Section 2.1.

3.2. Further Assurances. Upon the request of either Party, the other Party shall execute and deliver such documents and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the transactions contemplated by this Agreement.

3.3. Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, or email address of such Party set forth below and marked to the attention of the designated individual:

(i) if to the PubCo:

Arabian Entertainment Company, Ltd.

Jeddah Street, PO Box 51994

Jeddah 21553

Saudi Arabia

Attention: Kamran Khan, Chief Operating Officer

Email: kamrank@tarfeehksa.com

with a copy (which will not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, GA 30309

Attention: Keith M. Townsend; Zack Davis

Email: ktownsend@kslaw.com; zdavis@kslaw.com

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(ii) if to Seller, to:

GLD Partners, LP

1800 Avenue of the Stars

Suite 1475

Los Angeles, CA 90067

Attention: Brett Rosen, Esq.

Email: brosen@gldlp.com

3.4. Waivers. No failure or delay by any of Seller or PubCo, in enforcing any of its respective rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of any of Seller’s or PubCo’s rights, as applicable, will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of Seller’s or PubCo’s rights under this Agreement will be effective unless it is in writing and signed by the applicable Party.

3.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

3.6. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

3.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as provided for in ARTICLE II and ARTICLE III with respect to any Non-Recourse Party.

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3.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

3.9. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.9.

3.10. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Business Combination) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

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3.11. Amendments. The terms and provisions of this Agreement may be modified or amended only with the written approval of PubCo and Seller.

3.12. No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

3.13. Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any Party.

3.14. Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Agreement by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party to any such contract shall raise the use of electronic transmission by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such Party forever waives any such defense.

3.15. No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the Parties and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party or any past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any Party against the other parties hereto, in no event shall any Party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, each of the undersigned have executed this Agreement as of the date first written above.

GLD PARTNERS, LP

By:
Name:	[●]
Title:	[●]

Allenby Montefiore Limited

By:
Name:	[●]
Title:	[●]

[Signature Page to Lock-Up Agreement]

Exhibit A

Form of Joinder

JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”) is made and entered into by the undersigned (the “Joining Party”) and is being delivered to each of the parties to that certain Lock-Up Agreement made and entered into as of [●], 2023, by and between Allenby Montefiore Limited, a private company limited by shares organized and existing under the Laws of the Republic of Cyprus and GLD Partners, LP, a Delaware limited partnership (the “Lock-Up Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Lock-Up Agreement.

WITNESSETH:

WHEREAS, the Joining Party is deemed to be a Permitted Transferee (as defined in the Lock-Up Agreement); and

WHEREAS, pursuant to the terms of the Lock-Up Agreement, the Joining Party is executing this Agreement to evidence becoming a Party to the Lock-Up Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound, the Joining Party hereby agrees as follows:

1. Joinder. The Joining Party agrees to become a Party to the Lock-Up Agreement and to be bound by all of the terms and conditions of the Lock-Up Agreement applicable to it. This Agreement shall serve as the Joining Party’s counterpart signature page to the Lock-Up Agreement in the Joining Party’s capacity as a Party to the Lock-Up Agreement.

2. Miscellaneous. By executing this Agreement, the Joining Party represents and warrants that (a) it has duly authorized the execution, delivery, and performance of this Agreement; (b) the terms of this Agreement are binding upon, and in full force and effect against, the Joining Party, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity; and (c) the execution, delivery and performance of this Agreement by the Joining Party does not and will not violate any agreement or arrangement to which it is a party or by which it may be bound, or any order or decree to which the Joining Party is subject. This Agreement may not be amended or otherwise modified without the prior written approval of the Joining Party and each other Party to the Lock-Up Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law provisions. For the avoidance of doubt a person’s execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such person and shall bind such person to the terms of this Agreement. The Joining Party agrees that this Agreement and any additional information incidental hereto may be maintained as electronic records.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of [●].

JOINING PARTY:

[●]

By:

Name:	[●]

Title:	[●]

Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of [●], 2023, by and among Allenby Montefiore Limited, a private limited company organized and existing under the Laws of the Republic of Cyprus corporation (“PubCo”), GLD Partners, LP, a Delaware limited partnership (“Seller”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”). PubCo and Seller, are sometimes hereinafter referred to as an “Escrow Party”) or collectively as the “Escrow Parties”.

WHEREAS, PubCo, Seller, Sagaliam Acquisition Corp., a Delaware corporation (“Sagaliam”), AEC Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of PubCo (“PubCo Merger Sub”), Supraeon Investments Limited, a private limited liability company organized and existing under the Laws of the Republic of Cyprus (the “Company”) are party to that certain Business Combination Agreement, dated as of November 16, 2022 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement (the “BCA”), pursuant to which, among other things, the Company will be contributed to PubCo (the “Share Exchange”), and PubCo Merger Sub will merge with and into Sagaliam, with Sagaliam continuing as the surviving corporation and becoming a wholly-owned subsidiary of PubCo (the “Merger”). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the BCA.

WHEREAS, the BCA provides that PubCo will, at the Closing, deposit with the Escrow Agent the maximum number of PubCo Earnout Shares issuable pursuant to Section 3.03(a) of the BCA to serve as a source of payment in the event that one or more Triggering Events occurs after the Closing.

WHEREAS, the Escrow Agent has agreed to accept, hold and disburse the Escrow Shares in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment

(a) The Escrow Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b) The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the BCA.

2. Escrow Shares

(a) Simultaneously with the execution of this Agreement, PubCo shall deposit 35,000,000 PubCo Ordinary Shares (the “Escrow Shares”) with the Escrow Agent. The Escrow Agent shall hold the Escrow Shares as a book-entry position registered in the name of Continental Stock Transfer and Trust Company as Escrow Agent for the benefit of Seller or Seller’s designee.

(b) During the term of this Agreement, Seller shall not have the right to exercise any voting rights with respect to any of the Escrow Shares. With respect to any matter for which the Escrow Shares are permitted to vote, the Escrow Agent shall cause all Escrow Shares to be counted for purposes of determining whether a quorum is present to conduct business or approve any matters by PubCo’s shareholders and shall vote, or cause to be voted, the Escrow Shares in the same proportion that the number of PubCo Ordinary Shares owned by all other shareholders of PubCo are voted.

(i) Any dividends paid with respect to the Escrow Shares shall be deemed part of the escrow hereunder and shall be delivered to the Escrow Agent to be held in a bank account and be deposited in an interest bearing account to be maintained by the Escrow Agent in the name of the Escrow Agent.

(ii) In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or other like change with respect to the PubCo Ordinary Shares, other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of this Agreement.

3. Disposition and Termination

(a) The Escrow Shares shall serve as a source of payment for Seller in the occurrence of one or more Triggering Events after the Closing of the Merger. PubCo shall notify the Escrow Agent and Seller in writing of the occurrence of any Triggering Event (each an “Escrow Notice”) and, promptly after the receipt of such Escrow Notice (but in any event no later than two (2) Business Days thereafter), PubCo and Seller shall execute and deliver to the Escrow Agent a Joint Written Instruction (as defined below) with respect to the release of the number of Escrow Shares specified in such applicable Escrow Notice, including any dividends that had been paid on such Escrow Shares and held pursuant to Section 2(b)(i) above.

(b) Within five (5) Business Days after receipt of either (i) a joint written instruction in the form attached hereto as Exhibit A signed by each of PubCo and Seller (a “Joint Written Instruction”) or (ii) a Final Order (as defined below), a copy of which shall be simultaneously provided to the other parties hereto, in each case specifying the number of Escrow Shares to be released, the Escrow Agent shall disburse the number of Escrow Shares to such parties as provided in the Joint Written Instruction or Final Order, as the case may be. Any Joint Written Instruction shall contain all requisite information needed by the Escrow Agent in order to distribute the Escrow Shares in accordance with this Agreement, including names, addresses, number of shares, and any other information requested by the Escrow Agent. For the avoidance of doubt, the Escrow Agent shall make distributions of the Escrow Shares only in accordance with a Joint Written Instruction or Final Order.

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(c) Within ten (10) Business Days after the Earnout Period End Date (the “Release Date”), PubCo and Seller shall deliver a Joint Written Instruction to the Escrow Agent, instructing the Escrow Agent to return/disburse to PubCo the number of Escrow Shares (and related dividends paid on such Escrow Shares and held pursuant to Section 2(b)(i)), if greater than zero, equal to (i) the number of Escrow Shares left in escrow less (ii) any Escrow Shares with respect to which the Escrow Agent shall have received an Escrow Notice prior to the Release Date, but which have not been released by the Escrow Agent as of the Release Date.

(d) Upon the delivery of all of the Escrow Shares by the Escrow Agent in accordance with the terms of this Agreement and instructions, this Agreement shall terminate, subject to the provisions of Section 6.

(e) For the purposes of this Agreement, “Final Order” means a final and nonappealable judgment, award or order of a court of competent jurisdiction (an “Order”), which Order is delivered to the Escrow Agent accompanied by a written instruction from PubCo or Seller (as applicable) given to effectuate such Order and confirming that such Order is final, nonappealable and issued by a court of competent jurisdiction, and the Escrow Agent shall be entitled to conclusively rely upon any such confirmation and instruction and shall have no responsibility to review the Order to which such confirmation and instruction refers.

4. Escrow Agent

(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Escrow Parties and any other person or entity, in connection herewith, if any, including without limitation the BCA, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligation of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.

(b) In the event of any conflict between the terms and provisions of this Agreement, those of the BCA, any schedule or exhibit attached to this Agreement, or any other agreement among the Escrow Parties, the terms and conditions of this Agreement shall control.

(c) The Escrow Agent may rely upon, and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by any of the Escrow Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 9 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

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(d) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, bad faith, gross negligence or willful misconduct was the primary cause of any loss to any of the Escrow Parties or any beneficiary of the Escrow Shares. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through its affiliates or agents.

(e) The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, bad faith, gross negligence or willful misconduct was the primary cause of any loss to any of the Escrow Parties or any beneficiary of the Escrow Shares. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent, or until an Order or judgment of a court of competent jurisdiction agrees to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

5. Succession

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to the Escrow Parties specifying a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor escrow agent has been appointed in accordance with this Section 5. If the Escrow Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Escrow Parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of an Order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7. In accordance with Section 7, the Escrow Agent shall have the right to withhold, as security, an amount of Escrow Shares equal to any dollar amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement, in each case at a price per Escrow Share equal to the greater of (i) $10.00 per Escrow Share or (ii) the trading price of such Escrow Share at such time.

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(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation and Reimbursement

The Escrow Agent shall be entitled to compensation from PubCo for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Exhibit B. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. The obligations set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7. Indemnity

(a) The Escrow Agent shall be indemnified and held harmless by PubCo from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the fraud, bad faith, gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify PubCo hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in any state or federal court located in New Castle County, State of Delaware.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8. Patriot Act Disclosure; Taxpayer Identification Numbers; Tax Reporting

(a) Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person or entity that opens a new account with it. Accordingly, each party acknowledges that Section 326 of the USA Patriot Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the identity of such party, including without limitation name, address and organizational documents (“Identifying Information”). The Escrow Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent.

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(b) The Escrow Parties hereto agree that PubCo shall be treated as the owner of the Escrow Shares for U.S. federal and applicable state and local income tax purposes until such time as any such Escrow Shares are delivered to Seller pursuant to Section 3. Each of the Escrow Parties shall, upon the execution of this Agreement, provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 or applicable IRS Form W-8, in the case of a non-U.S. person, together with any other documentation and information requested by the Escrow Agent in connection with the Escrow Agent’s tax reporting obligations under the Internal Revenue Code and the regulations thereunder. The Escrow Agent shall be responsible only for any applicable income reporting to the Internal Revenue Service or other taxing authority with respect to income earned with respect to the Escrow Shares (e.g., on IRS Form 1099). The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

9. Notices

All communications hereunder shall be in writing, and except for Joint Written Instructions (which shall be governed by Section 10), all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by facsimile or e-mail, electronically or otherwise, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to the Escrow Agent:

Continental Stock Transfer and Trust

One State Street — 30th Floor

New York, New York 10004

Facsimile No: (212) 616-7615

Attention: [●]

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If to PubCo:

Arabian Entertainment Company Limited

Jeddah Street, PO Box 51994
Jeddah 21553

Saudi Arabia
Attention: Kamran Khan, Chief Operating Officer
Email: kamrank@tarfeehksa.com

with a copy (which will not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend

Email: ktownsend@kslaw.com

If to Seller:

GLD Partners, LP

1800 Avenue of the Stars

Suite 1475

Los Angeles, California 90067

Attention: Brett Rosen, Esq.

Email: brosen@gldlp.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

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10. Security Procedures

(a) Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Shares, including any Joint Written Instruction pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Escrow Parties by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number.

(b) In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit C hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Exhibit C, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of PubCo (collectively, the “Senior Officers”), as the case may be, which shall include the titles of Chief Executive Officer, General Counsel, Chief Financial Officer, President or Executive Vice President, as the Escrow Agent may select. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(c) The Escrow Parties acknowledge that the Escrow Agent is authorized to deliver the Escrow Shares to the custodian account of a recipient of the Escrow Shares, as designated in a Joint Written Instruction.

11. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgement or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order, judgment or decree, it shall not be liable to any of the Escrow Parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order, judgment or decree being subsequently reversed, modified, annulled, set aside or vacated.

12. Miscellaneous.

(a) Except for changes to transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.

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(b) Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party hereto, except as provided in Section 5, without the prior consent of all of the other parties hereto.

(c) This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens, or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof).

(d) To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity.

(e) The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(f) No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

(h) If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

(i) A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

(j) The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.

(k) Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Shares escrowed hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER AND TRUST

By:

Name:

Title:

Telephone:

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLER:

GLD PARTNERS, LP

By:

Name:

Title:

Telephone:

11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PUBCO:

ALLENBY MONTEFIORE LIMITED

By:

Name:

Title:

Telephone:

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EXHIBIT A

Form of Joint Written Instructions

[Date]

Continental Stock Transfer and Trust

One State Street — 30th Floor

New York, New York 10004

Facsimile No: (212) 616-7615

Attention: [●]

RE: Escrow Agreement, dated as of [●], 2023 (the “Escrow Agreement”), by and among by and among Allenby Montefiore Limited, a private limited company organized and existing under the Laws of the Republic of Cyprus (“PubCo”), and GLD Partners, LP, a Delaware limited partnership (“Seller”); and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

Dear [●]:

Unless otherwise defined in this letter, capitalized terms used in this letter shall have the definitions ascribed to them in the Escrow Agreement.

This letter shall serve as the Joint Written Instruction of PubCo and Seller pursuant to Section 3 of the Escrow Agreement.

PubCo and Seller hereby jointly instruct the Escrow Agent to disburse the Escrow Shares to the following persons and entities in the amounts set forth below:

Name and Address	Number of Escrow Shares

[Signature Page Follows]

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IN WITNESS WHEREOF, PubCo and Seller have jointly executed this written instruction as of the date set forth above.

SELLER:

GLD PARTNERS, LP

By:

Name:

Title:

Telephone:

PUBCO:

ALLENBY MONTEFIORE LIMITED

By:

Name:

Title:

Telephone:

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EXHIBIT B

Escrow Agent Compensation

[to be inserted]

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EXHIBIT C

Authorized Persons

Name	Telephone Number	Signature

PubCo

[●]	[●]

Seller

[●]	[●]

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Exhibit C

THE COMPANIES LAW, CAP. 113 –––––––––––––

PUBLIC COMPANY

LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF

TARFEEH HOLDINGS PLC

––––––––––––

1. In these Regulations and in the Memorandum of Association:

“Affiliate”	(or any derivative thereof) means:

	(a)	in respect of a Person, means another Person directly, or indirectly through one (1) or more intermediaries, controlling, controlled by or under common control with such Person; or

	(b)	a legal entity, limited partnership, fund, other collective investment vehicle that shares the same investment management or investment advisory company with such Person or an Affiliate of such Person.

For the purposes of this definition, the term “control” and its derivative forms refer to the ownership or control of securities of any Person ordinarily (and not merely upon the happening of an event of default, an event of non-compliance or other similar event) either (a) having the right to cause the election of a majority of such Person’s board of directors or analogous governing body or (b) having more than one-third (⅓) of the equity interest in such Person.

“Allotment Notice”	means the notice defined in Regulation 6.

“Annual General Meeting”	means the annual General Meeting of the Company held pursuant to the relevant provision of the Law.

“Audit Committee”	means an audit committee of the Board.

“Auditors”	means the appointed auditors of the Company pursuant to the Law.

“Board”	means the board of Directors of the Company who are appointed in accordance with these Regulations.

“Business Day”	means any day other than a Saturday or a Sunday or other days in which banking institutions in Nicosia (the Republic of Cyprus) are required or authorised to stay closed.

“Chairman”	means the chairman of the meetings of the Board who is elected as chairman according to Regulations 88(c) and 118 of these Regulations.

“Company”	means this company.

“Cyprus”	means the Republic of Cyprus.

“Depositary Receipts”	means the American depositary receipts or any other depositary interests representing an interest in the Company’s shares.

“Director”	means a member of the Board.

“Effective Date”	means the effective date of the Company’s registration statement prepared in connection with the IPO.

“Exchange”	means the stock exchange on which the shares or any instruments or Depositary Receipts are listed pursuant to any Listing.

“Extraordinary General Meeting”	means a General Meeting other than an Annual General Meeting.

“Foreign Market”	means any overseas market as defined in section 2 of the Law.

“General Meeting”	means the general meeting of the Company.

“GLD”	means, taken together, GLD Partners, LP, Allenby Montefiore Limited, and their respective Affiliates.

“GLD Director”	means any Director that GLD is entitled to appoint, remove or substitute pursuant to Regulation 88.

“Independent Director”	means a Director considered as an “independent director” within the meaning of the rules of the Exchange on which the Ordinary Shares or Depositary Receipts have been first listed during the IPO.

“IPO”	means (i) the sale of the Company’s Ordinary Shares or Depositary Receipts in a first public offering resulting in the Listing or (ii) the initial date of the Listing.

“Law”	means the Companies Law, Cap. 113 or any law substituting or amending the same.

“Listing”	means the admission to trading on one or more recognised international stock exchanges of the shares in the capital of the Company or any instruments or Depositary Receipts which provides a reasonable and genuine market for such shares, instruments or Depositary Receipts and upon which such shares, instruments or Depository Receipts, can be freely traded.

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“Member”	means:

	(a)	every natural and/or legal Person and/or any other form of entity being registered as a holder of shares in the Company; or

	(b)	in respect of interests in shares of the Company held via an intermediary, the natural and/or legal Person and/or any other form of entity which, under applicable Law and the terms imposed by such intermediary, is entitled to exercise the rights in question or is subject to the obligations in question (as the case may be).

“Observer”	shall have the meaning ascribed to such term in Regulation 97.

“Ordinary Resolution”	means an ordinary resolution of the General Meeting.

“Ordinary Shares”	means the shares of the Company with the rights set out in these Regulations.

“Person”	means any individual, partnership, company, legal person, unincorporated organization, trust (including the trustees in their aforesaid capacity) or other entity.

“Regulations”	means the present Articles of Association of the Company.

“Seal”	means the common seal of the Company.

“Secretary”	means the secretary of the Company.

“Special Resolution”	means a special resolution of the General Meeting within the meaning of the relevant provisions of the Law.

Expressions referring to “in writing” shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography, email and other modes of representing or reproducing words in a visible form.

Unless the context otherwise requires, references to the “election” of a Director shall be construed as including references to re-election. “Elect” shall be construed accordingly.

Unless the context otherwise requires, words or expressions contained in these Regulations shall bear the same meaning as in the Law or any statutory modification thereof in force at the date at which these Regulations become binding on the Company.

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EXCLUSION OF TABLE “A”

2.	The Regulations contained in Table “A” in the First Schedule to the Law shall not apply except so far as the same are repeated or contained in these Regulations.

BUSINESS

3.	The Company shall pay all preliminary and other expenses and enter into, adopt or carry into effect and take over or continue (with such modifications, if any, as the contracting parties shall agree and the Board shall approve), any agreement or business or work reached or carried on (as the case might be) prior to incorporation, as the Company may decide.

SHARE CAPITAL AND VARIATION OF RIGHTS

4.	The share capital of the Company shall consist of Ordinary Shares with the rights provided in these Regulations.

5.	The shares shall be at the disposal of the General Meeting, which may, subject to Regulations 6 and 33-42, allot or otherwise dispose of them, including but not limited to by way of issuing other securities giving a right to purchase shares in the Company or which are convertible into shares of the Company at its discretion to such Persons at such times and generally on such terms and conditions, and provided that no shares shall be issued at a discount, except as provided by section 56 of the Law. Provided that the General Meeting may delegate its authority hereunder in accordance with the Law.

6.	Unless otherwise determined by the Company according to section 60B (5) of the Law, all new shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company, shall be offered before their issue to the Members on a pro-rata basis of the participation of each Member in the capital of the Company, on a specific date fixed by the Board. Any such offer shall be made upon written notice (the “Allotment Notice”) to all the Members specifying:

(a)	the number of the shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares in the Company, which the Member is entitled to acquire, as well as the subscription price per share and any other terms of subscription, and

(b)	the time period (which shall not be less than fourteen (14) Business Days from the dispatch of the Allotment Notice) within which the offer, if not accepted, shall be deemed to have been rejected.

If, until the expiry of the said time period, no notification is received from the Person to which the offer is addressed or to which the rights have been assigned that such Person accepts all or part of the offered shares or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company, the Company may dispose of them in any manner as it deems more advantageous for the Company, provided that the relevant shares or other securities giving right to the acquisition of shares in the Company or which are convertible into shares in the Company shall not be disposed to the proposed allotee on terms more favourable than those indicated in the Allotment Notice.

The Company may, in like manner, dispose of any such new or original shares as aforesaid, which, by reason of the proportion borne by them to the number of Persons entitled to such offer as aforesaid or by reason of any other difficulty in apportioning the same, cannot in the opinion of the Company be conveniently offered in the manner hereinbefore provided.

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Provided that this Regulation shall only apply where the proposed shares shall be issued against contributions in cash and shall not apply where the proposed shares shall be issued against contributions in kind (including contributions of shares in other companies).

Provided further that in the case of securities giving rights to the acquisition of shares in the Company or which are convertible into shares in the Company, the rights of Members conferred hereunder will only apply to such securities and shall not apply to the conversion of the securities or to the exercise of the right to subscribe.

7.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the Company may be issued with such preferred, deferred or other special rights or with such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company, by Special Resolution, may from time to time determine.

8.	Subject to the provisions of section 57 of the Law, any preference shares may be issued on the terms that they are, or at the option of the Company or the relevant Member are, liable to be redeemed on such terms and in such manner as the Company before the issue of the shares, may by Special Resolution determine.

9.	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of shares of that class) may, whether or not the Company is being wound up, be varied with the sanction of a resolution passed at a separate general meeting of the holders of the shares of the relevant class. Subject to the Law, to every such separate general meeting, the provisions of these Regulations relating to General Meetings shall apply, but so that: (a) the necessary quorum shall be at least two (2) Members holding or representing by proxy, in the aggregate, at least one third (1/3) of the issued shares of the class, (b) any holder of shares of the class present in person or by proxy may demand a poll, (c) if at any previously adjourned general meeting of these holders there is not a quorum, the Members present shall be deemed to form a quorum and (d) the requisite majority for passing resolution sanctioning the variation shall be that set out in Section 59A of the Law.

10.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not (unless otherwise expressly provided by the terms of issue of the shares of that class) be deemed to be varied by the creation or issue of further shares ranking pari passu therewith. Provided that the said rights shall be deemed to be varied by the issue of further shares ranking superior thereto.

11.	The Company may exercise the powers of paying commissions conferred by section 52 of the Law, provided that the rate percent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the said section and the rate of the commission shall not exceed the rate of ten percent (10%) of the price at which the shares in respect whereof the same is paid are issued. Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

12.	Except as required by the Law, no Person shall be recognised by the Company as holding any shares upon trust, and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Regulations or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

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13.	Notwithstanding the above, but always subject to the provisions of section 112 of the Law, the Company may, if it so wishes and if notified accordingly in writing, recognise the existence of the trust on any share even though it cannot register it in the Company’s register of Members. This recognition is made known with a letter to the trustees and is irrevocable provided this trust continues to exist, even if the trustees or some of them are replaced.

14.	(a)	The Company shall keep a register of Members and a directory of Members under sections 105 and 106 of the Law, which shall be available for inspection by the Members free of charge and by any third party upon the payment of an amount determined by the Board.

(b)	Every Person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all his, her or their shares or several certificates each for one (1) or more of his, her or their shares. Every certificate shall be under the Seal and shall specify the shares to which it relates and the amount paid up thereon. Provided that in respect of a share or shares held jointly by several Persons the Company shall not be bound to issue more than one (1) certificate, and delivery of a certificate for a share to one (1) of several joint holders shall be sufficient delivery to all such holders. If a share certificate be defaced, lost or destroyed, it may be substituted on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company for investigating the evidence adduced as the Board thinks fit.

15.	(a)	Provided that if the Company’s shares or Depositary Receipts or other securities are listed on any Foreign Market, the Company shall have the right not to keep a register of Members or issue share certificates in physical form, provided it complies with the relevant regulations of the relevant Foreign Market and references in these Regulations to the “register of Members” shall be construed as being references to such record of Members, if any and in whatever form, of the Company as may be maintained in accordance with the said regulations.

(b)	Notwithstanding Regulations 27-32, in the event that the Company’s shares or other securities are listed on any Foreign Market, it shall be lawful for the Company to register the transfer of shares even if no appropriate instrument of transfer has been delivered to the Company, provided that the relevant transfer has been effected in accordance with the Law or the regulations governing the operation of the relevant Foreign Market. In such case, the Board shall not be entitled to refuse to recognize the transfer of such shares.

16.	The Company shall provide financial assistance for the purpose of, or in connection with, a purchase or subscription made or to be made by any Person of or for any shares in the Company or in its holding company, only in compliance with the Law.

LIEN

17.	The Company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share and the Company shall also have a first and paramount lien on all shares standing registered in the name of a single Person for all moneys presently payable by him, her, they or his, hers or their estate to the Company; but the Board may at any time declare any share to be wholly or in part exempt from the provisions of this Regulation. The Company’s lien, if any, on a share shall extend to all dividends payable thereon as well as to any other rights or benefits attached thereto.

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18.	The Company may sell, in such manner as the Board thinks fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the Person entitled thereto by reason of his, her or their death or bankruptcy.

19.	To give effect to any such sale, the Board may authorise some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he, she or they shall not be bound to see to the application of the purchase money nor shall his, her or their title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

20.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares at the date of the sale.

CALLS ON SHARES

21.	The Board may, from time to time, make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice, specifying the time or times and place of payment) pay to the Company, at the time or times and place so specified, the amount called on its shares. A call may be revoked or postponed as the Board may determine and the Members shall be accordingly notified.

22.	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be required to be paid by instalments.

23.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

24.	If a sum called in respect of a share is not paid before or on the calendar day appointed for payment thereof, the Person from whom the sum is due shall pay interest on the sum from the calendar day appointed for payment thereof to the time of actual payment at such rate not exceeding eight percent (8%) per annum as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

25.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall, for the purposes of these Regulations be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable. In case of non-payment all relevant provisions of these Regulations as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified. The Board may on the issue of shares, differentiate between the holders as to the number of calls, the amount of calls to be paid and the times of payment.

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26.	The Board may, if it thinks fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any shares held by him, her or them and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the Company in General Meeting shall otherwise direct) five percent (5%) per annum, as may be agreed upon between the Board and the Member paying such sum in advance.

TRANSFER OF SHARES

27.	The instrument of transfer of any share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of Members in respect thereof.

28.	Subject to such of the restrictions of these Regulations as may be applicable (including Regulations 33-42), any Member may transfer all or any of his, her or their shares by instrument in writing in any usual or common form or any other form which the Board may approve.

29.	The Board may decline to register the transfer of a share on which the Company has a lien.

30.	The Board may also decline to recognize any instrument of transfer unless:

(a)	the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the Board may reasonably require, to show the right of the transferor to make the transfer; and

(b)	the instrument of transfer is in respect of only one class of shares.

31.	(a)	If the Board refuses to register a transfer it shall, within fifteen (15) Business Days after the date on which the instrument of transfer was lodged with the Company, send to the transferee notice of the refusal.

(b)	The registration of transfers may be suspended at such times and for such periods as the Board, may from time to time, determine, provided always that such registration shall not be suspended for more than thirty (30) calendar days in any year.

32.	The Company shall be entitled to charge a fee, which the Board may specify from time to time, on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

The provisions of Regulations 27 to 32 will not apply to shares listed in a Foreign Market.

MANDATORY TENDER OFFER

33.	Save as otherwise provided below:

(a)	no transfer or issue of shares and/or other securities giving a right to purchase shares in the Company or which are convertible into shares in the Company, shall be registered; and

(b)	no Person may directly or indirectly acquire (including by means of entry into a voting arrangement with another Member) an interest in shares and/or other securities giving a right to purchase shares in the Company or which are convertible into shares in the Company,

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if the result of such transfer, issue or acquisition would be that the Person acquiring such shares (taken together with any Person acting in concert with them) would directly or indirectly hold such number of shares as would together carry:

(i)	thirty percent (30%) or more, but not more than fifty percent (50%), of the voting rights in the Company, or

(ii)	fifty percent (50%) or more of the voting rights in the Company,

unless such Person has made or simultaneously makes an unconditional offer to all Members to purchase all shares held by such Members (an “Offer”).

34.	The total voting rights in the Company shall be calculated excluding shares held by the Company or any subsidiary thereof subject to the provisions of the Law. An offer shall not be required under Regulation 33 solely as a result of a Person’s interest in shares bearing an increased percentage of the voting rights in the Company due to a share acquisition by the Company or any subsidiary thereof (whether such shares are subsequently held, in treasury in the case of the Company, or cancelled) being effected. For the purposes of Regulations 33-42, if a Person increases its percentage of voting rights in the Company as a result of any reduction of capital it will be deemed to have acquired such shares. A Person who acquires an interest in Depositary Receipts shall for the purposes of Regulations 33-42 be taken to have acquired an interest in the underlying shares (and the depository holding legal title to the underlying shares shall not be deemed to have acquired such shares by reason of holding them for the purposes of the issuance of Depository Receipts).

35.	Unless the Board (in its reasonable discretion) determines otherwise, the requirements of Regulation 33 shall not apply where:

(a)	the proposed acquisition of the relevant shares in the Company is to be effected in connection with the exercise of security rights; or

(b)	the proposed acquisition of the relevant shares in the Company by the relevant acquirer (in case of issuance of new shares by the Company) is to be effected pursuant to the exercise of any pre-emption rights under Regulation 6 unless otherwise determined by the Company pursuant to section 60B(5) of the Law.

36.	The Offer must be

(a)	unconditional;

(b)	in cash;

(c)	made on the same terms to all Members (other than the offeror itself);

(d)	made at a price per share not less than the highest price paid by the offeror (or by any Person determined by the Board to be acting in concert with such offeror) for any shares (including shares represented by Depositary Receipts) (including those included in the proposed transfer) in the preceding twelve (12) months or during the period during which the Offer is open, or, if no such transfers have taken place in respect of shares, at a price and on terms determined by the Board at its discretion to be comparable to any offer for purchase of shares in the Company;

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(e)	in writing; and

(f)	open for acceptance for a period of not less than fourteen (14) calendar days from the making of the Offer.

37.	If at any time the Board is satisfied that any Member is or was required by Regulation 32 to extend an Offer to all Members but has failed to do so or has not acted in accordance with Regulations 33-42 (including the provision to provide information requested by the Board pursuant to Regulation 41), then the Board may, within twenty-one (21) calendar days of being so satisfied, by notice (a “Suspension Notice”) to such Member and any other Person acting in concert with such Member (together the “Defaulters”), or to any depository through which interests in such shares are held, direct that:

(a)	the Defaulters shall not be entitled to vote (or direct the voting of) the shares, the acquisition of which should not have been registered or effected without an Offer being made under Regulation 33 or (in case of any other breach) such of the shares in which they have interests as the Board may determine (the “Default Shares”) (whether by written resolution or at a General Meeting either personally or by proxy) or to exercise any other right conferred by membership in the Company in relation to such Default Shares;

(b)	except in a liquidation of the Company, no payment shall be made of any sums due from the Company on the Default Shares, whether in respect of capital or dividend or otherwise, and the Company shall not meet any liability to pay interest on any such payment when it is paid to the Members;

(c)	no other distribution shall be made in respect of the Default Shares; and

(d)	the Defaulters may not transfer any of the Default Shares or any interest therein unless such is (A) pursuant to acceptance of an Offer or (B) a transfer which the Board is satisfied is a bona fide sale of the whole of the beneficial ownership of the relevant Defaulter’s Default Shares to a party unconnected with any Defaulter, and the rights attaching to any Default Shares shall be suspended and/or modified accordingly, and such Default Shares shall be subject to such additional restrictions, as set out in Regulations 33-42, for so long as the Suspension Notice in respect of those Default Shares remains in effect.

38.	The Board shall only be entitled to withdraw a Suspension Notice if satisfied that neither the relevant Member nor any Person acting in concert with them has any interest in the Default Shares, if approved in advance by resolution of the Members passed at a General Meeting (excluding the Defaulters), or

(I) where the Suspension Notice was given in respect of a failure to extend an Offer where so required, if an Offer has been made in accordance (save as to timing) with Regulations 33-42; and

(II) where the Suspension Notice was given in respect of any other breach, such breach is remedied.

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39.	If the proposed acquirer (taken together with any Person acting in concert with them) has, pursuant an Offer made under Regulation 33, acquired or contracted to acquire such number of shares in the Company as would together with any other shares held by the proposed acquirer (or Persons acting in concert with them) carry eighty percent (80%) or more of the voting rights in the Company, the proposed acquirer may give irrevocable notice (a “Drag Along Notice”) to all Members requiring such Members to accept the Offer, and such Members (and any Person which becomes a Member following delivery of such Drag Along Notice pursuant to the exercise of a pre-existing option or right to acquire shares, who shall be deemed to have been delivered the Drag Along Notice immediately upon becoming a Member) shall be deemed to have accepted such Offer and shall accordingly be obliged to transfer their shares (and deliver executed instruments of transfer) at the same time as the other shares sold under the Offer (or, if later, seven (7) calendar days after the date of the Drag Along Notice being given or deemed delivered).

40.	If any Member does not on completion of the sale of any shares pursuant to Regulations 33-42 execute instruments of transfer in respect of all the shares in respect of which that Member accepted, or was deemed to have accepted, an Offer, that Member shall be deemed to have irrevocably appointed any Person nominated for the purpose by the Company to be his, her or their agent and attorney to execute all necessary instruments of transfer on his, her or their behalf and against receipt by the Company (on trust for such Member) of the purchase monies or any other consideration payable for the relevant shares and to deliver such instruments of transfer to the proposed acquirer (or as it may direct). The Board shall instruct the Secretary to register the proposed acquirer (or its nominee) as the holder thereof and, after the proposed acquirer (or its nominee) has been registered as the holder, the validity of such proceedings shall not be questioned by any such Person.

41.	The Board shall have the power to require Members (or those it has reasonable grounds to suspect are Members) to provide it within fourteen (14) calendar days of request with such information (and corroborating evidence and documentation) as it may require in connection with Regulations 33-42 (including, without limitation, such information as may be required to determine whether a Person holds any shares in the Company and/or is acting in concert with another Person and to establish what percentage of the voting rights in the Company are held by that Person and those acting in concert with them). The Company may make requests under this Regulation 40 to Members via the depository for any relevant share deposit programme.

42.	The Board shall have full power, authority and discretion to interpret and implement Regulations 33-42 and to waive part or full compliance with the same and to condition any such waiver as it sees fit (including, without limitation, by requiring Member approvals as a condition to a waiver), provided that all Members of the same class must be afforded equivalent treatment. Each decision of the Board shall be final and non-appealable. Since Regulations 33-42 are for the benefit of the Company and the Members as a whole, the Board shall (in the absence of fraud, gross negligence or wilful misconduct) have no liability to any Member, any Person who has any interest in shares, or any other Person for the manner in which they exercise or refrain from exercising any powers or discretions under Regulations 33-42 or for any determination which the Board makes (in good faith) as to the application of the provisions of Regulations 33-42 to any particular circumstances.

TRANSMISSION OF SHARES BY REASON OF DEATH OR BANKRUPTCY OR LIQUIDATION OR MERGER OR SIMILAR EVENT

43.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, shall be the only Persons recognized by the Company as having any title to his, her or their interest in the shares. Nothing herein contained, however, shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him, her or them with other Persons.

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44.	In case of death, bankruptcy, liquidation, merger or other similar event with respect to a Member, the legal representative of the Member who has died, been declared bankrupt, been liquidated, merged or is the object of a similar event, is entitled, if he, she or they adduces the necessary supporting evidence to be registered as the owner of the shares held by the said Member. Further, the above legal representative has the right to nominate another Person to be registered as the transferee thereof.

45.	In case the legal representative nominates another Person to be the transferee of the relevant shares, he, she or they is under an obligation to disclose his, her or their above decision by carrying out all actions necessary for the contractual transfer of the relevant shares in favour of the Person who has been so nominated. In this case, all the limitations, restrictions and provisions of these Regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy or liquidation or merger or similar event with respect to the Member had not occurred and the notice or transfer was part of the process of a contractual transfer signed by that Member.

46.	Any legal representative who would acquire a right over shares, by reason of the death or bankruptcy or liquidation or merger or similar event with respect to the holder, shall be entitled to the same dividends and other benefits to which he, she or they would be entitled if he, she or they were the registered holder of the relevant shares, except that he, she or they shall not, before being registered as a Member in respect of the said shares, be entitled in respect of them to exercise any right conferred by virtue of being a Member in relation to General Meetings. Provided always that the Board may, at any time, give notice requiring any such Person to elect, the latest within ninety (90) calendar days either to be registered himself, herself or theirself or to transfer the relevant shares. In case the notice is not complied with within ninety (90) calendar days from the calendar day when it was given, the Board may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

FORFEITURE OF SHARES

47.	If a Member fails to pay any call or instalment of a call on the calendar day appointed for payment thereof, the Board may, at any time thereafter, during such time as any part of the call or instalment remains unpaid, serve a notice on him, her or them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

48.	The notice shall name a further calendar day (not earlier than the expiration of fourteen (14) calendar days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

49.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.

50.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board thinks fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Board thinks fit.

51.	A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him, her or them to the Company in respect of the shares but his, her or their liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

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52.	A statutory declaration in writing, that the declarant is a Director or the Secretary, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the Person to whom the share is sold or disposed of and he, she or they shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his, her or their title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

53.	The provisions of these Regulations as to forfeiture shall apply in the case of non- payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the shares or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL

54.	The Company may, by a resolution of the General Meeting passed in accordance with section 59A of the Law, from time to time, increase the share capital by such sum, to be divided into shares of such amount, as the said resolution shall prescribe.

55.	The Company may, by a resolution of the General Meeting passed in accordance with section 59A of the Law:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the provisions of section 60(1)(d) of the Law;

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person.

by Special Resolution:

(1)	reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required, by Law;

(2)	Subject to the provisions of the Law, purchase its own shares.

GENERAL MEETINGS

56.	The Company shall in each year hold a General Meeting as its Annual General Meeting in addition to any other General Meetings in that year, and shall specify the General Meeting as such in the notices calling it, and not more than fifteen (15) months shall elapse between the date of one Annual General Meeting and that of the next. Provided that, so long as the Company holds its first Annual General Meeting within eighteen (18) months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The Annual General Meeting shall be held at such time and place as the Board shall appoint.

57.	All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings”.

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58.	The Board may, whenever it thinks fit, convene an Extraordinary General Meeting, and Extraordinary General Meetings shall also be convened by the Board on requisition by Members, according to the provisions of section 126 of the Law or, in default, may be convened, by such Members themselves, as provided by section 126 of the Law.

NOTICE OF GENERAL MEETINGS

59.	An Annual General Meeting and a General Meeting called for the passing of a Special Resolution shall be called by at least twenty-one (21) calendar days’ notice in writing. All other General Meetings shall, subject to complying with section 127 of the Law, be called by at least fourteen (14) calendar days’ notice in writing. The notice shall be exclusive of the calendar day on which it is served or deemed to be served and of the calendar day for which it is given, and shall specify the place, the date and the hour of the General Meeting and, in case of special business, the general nature of that business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the General Meetings to such Persons as are, under these Regulations, entitled to receive such notices from the Company.

A General Meeting may be held via a video conference or conference call or other means whereby Persons present may simultaneously hear and be heard by all the other Persons present and the Persons who participate in such a manner are considered to be present at the General Meeting. In such a case, the meeting shall be deemed to have taken place where the secretary of the General Meeting is situated.

Provided that a General Meeting shall, notwithstanding that it is called by shorter notice than that specified in this Regulation, provided this is allowed by Law, be deemed to have been duly called if it is so agreed:

(a)	in the case of a General Meeting called as the Annual General Meeting, by all the Members entitled to attend and vote thereat; and

(b)	in the case of any other General Meeting, by a majority in number of the Members having a right to attend and vote at the General Meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the shares giving that right.

60.	The accidental omission to give notice of a General Meeting to any Person entitled to receive such notice, shall not invalidate the proceedings at that General Meeting.

PROCEEDINGS AT GENERAL MEETINGS

61.	All business, shall be deemed special that is transacted at an Extraordinary General Meeting, and also all that is transacted at an Annual General Meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Board and Auditors, or any such other reports as required by the Law, the election of Directors in the place of those retiring and the appointment of, and the fixing of the remuneration of, the Auditors.

62.	No business shall be transacted at any General Meeting unless a quorum of Members is present within one hour of the General Meeting’s scheduled start-time. Save as herein otherwise provided, at least two (2) Members present in person or by proxy holding, in aggregate, at least one-third (1/3) of the issued shares of the Company shall form a quorum.

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63.	In case of a General Meeting called for the consideration of the appointment, removal or substitution of a GLD Director pursuant to Regulation 88, the Member who has the right under Regulation 88, to appoint, remove or substitute such Director, present in person or by proxy, shall form a quorum and, for the avoidance of doubt, such General Meeting shall not be quorate in the absence of such Member.

64.	If within half an hour from the time appointed for the General Meeting a quorum is not present, the General Meeting, if convened upon the requisition of Members or called for the consideration of the appointment, removal or substitution of a GLD Director pursuant to Regulation 88 shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Board may determine, and if at the adjourned General Meeting a quorum is not present within half an hour from the time appointed for the General Meeting, the Members present shall be a quorum.

65.	All notices and other communications concerning the General Meeting which each Member is entitled to receive, must also be sent to the Auditors.

66.	The Chairman, if any, shall preside as chairman at every General Meeting of the Company, or if there is no such Chairman, or if he, she or they shall not be present within fifteen (15) minutes after the time appointed for the holding of the General Meeting or is unwilling to act, the Directors present shall elect one of their number to be chairman of the General Meeting.

67.	If at any General Meeting no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the General Meeting, the Members present shall choose one of their number to be chairman of the General Meeting.

68.	The chairman of the General Meeting may, with the consent of any General Meeting at which a quorum is present (and shall if so directed by the General Meeting), adjourn the General Meeting from time to time and from place to place, but no other business shall be transacted at any adjourned General Meeting other than the business left unfinished at the General Meeting from which the adjournment took place. When a General Meeting is adjourned for thirty (30) calendar days or more, notice of the adjourned General Meeting shall be given as in the case of an original General Meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned General Meeting.

69.	At any General Meeting any resolution put to the vote of the General Meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the chairman; or

(b)	by at least three (3) Members present in person or by proxy; or

(c)	by any Member or Members present in person or by proxy and representing not less than one-tenth (1/10) of the total voting rights of all the Members having the right to vote at such General Meeting; or

(d)	by a Member or Members holding shares in the Company conferring a right to vote at the General Meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth (1/10) of the total sum paid up on all the shares conferring that right.

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Unless a poll be so demanded, a declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

70.	Except as provided in Regulation 72, if a poll is duly demanded, it shall be taken in such manner as the chairman of the General Meeting directs, and the result of the poll shall be deemed to be the resolution of the General Meeting at which the poll was demanded.

71.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the General Meeting shall not have a second or “casting vote”.

72.	A poll demanded on the election of a chairman of the General Meeting or on a question of adjournment of the General Meeting shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the General Meeting directs, and any business other than upon which a poll has been demanded may be proceeded with pending the taking of the poll.

73.	A company listed in a Foreign Market may offer participation in the general meeting by electronic means, including- (a) mechanisms for casting votes, whether before or during the meeting, and the mechanisms adopted shall not oblige the member to be physically present at the meeting and shall not oblige the member to appoint a proxy who shall be physically present at the meeting, and (b) real-time transmission of the general meeting, real-time two-way communication enabling members to address the general meeting from a remote location. The use of electronic means may be subject only to such conditions and restrictions as are necessary to ensure the identity of those participating and the security of the electronic communication, and only to the extent that such conditions and restrictions are proportionate to achieving those objectives. The members shall be informed of any conditions and restrictions which shall be enforced by a company listed in a Foreign Market. A company listed in a in Foreign Market which provides electronic means for the participation of its members at a general meeting, shall ensure, so far as that is practically possible, that such means- (i) ensure the safety of any electronic communication by the member; (ii) minimise the risk of data alteration and unauthorised access; (iii) provide verification of the origin of the electronic communication; and (iv) are remedied as soon as practically possible, in the event of any discontinuance or disconnection. Subject to any measures that a company listed in a in a Foreign Market may take to ensure the identity of the member, a member of a company listed in a Foreign Market shall have a right to ask questions related to items on the agenda of the general meeting and to receive answers to those questions by the company listed in a Foreign Market. There is no obligation to answer a question submitted where- (a) the answer would improperly interfere with the preparation of the meeting or confidentiality, or with the business interests of the company listed in a Foreign Market; (b) the answer has already been given on the website of the company listed in a in a Foreign Market in a specially designed question and answer format; or (c) according to the judgment of the chairman of the meeting, it would be undesirable for the preservation of the good order of the meeting for the question to be answered.

VOTES OF MEMBERS

74.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands, every Member present in person or by proxy shall have one (1) vote, and on a poll, every Member shall have one (1) vote for each share of which he, she or they is the holder.

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75.	In the case of joint holders, the vote of the senior Person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

76.	A Member of unsound mind, or in respect of whom an order has been issued by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, through the administrator of his, her or their property, his, her or their committee, receiver, curator bonis, or other Person with a similar capacity, appointed by that Court. These Persons may, on a poll, also vote by proxy.

77.	No Member shall be entitled to vote at any General Meeting unless all calls or other sums presently payable by him, her or them in respect of his, her or their shares in the Company have been paid.

78.	No objection shall be raised as to the qualification of any voter except at the General Meeting or adjourned General Meeting at which the vote objected to is given or tendered and every vote not disallowed at such General Meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the General Meeting whose decision shall be final and conclusive.

79.	On a poll taken at a General Meeting, the Members who have a right to vote can vote, either personally or by proxy. In each case:

(a)	Members who have a right to more than one (1) vote may, when voting, choose not to exercise all their voting rights in the same way, but may choose to cast each vote in a different way;

(b)	the authorization granted to a proxy need not be the same for all the shares in relation to which the proxy is being appointed by the Member, and

(c)	a Member may appoint more than one (1) proxy to participate and vote on its behalf at a General Meeting with respect to different shares held by it.

80.	Without prejudice to the rights of Members to appoint proxies under section 130 of the Law, the instrument appointing a proxy shall be in writing under the hand of the appointer or of his, her or their attorney duly authorised in writing, or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

81.	Without prejudice to the rights of Members to appoint proxies under section 130 of the Law, the instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company or at such other place within Cyprus as is specified for that purpose in the notice convening the General Meeting, at any time before the time for holding the General Meeting or adjourned General Meeting, at which the Person named in the instrument proposes to vote, or, in the case of a poll, at any time before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

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82.	An instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“(Name of the Company) ____________________________________________ Limited I/We _____________________________________________________, of ________ being a Member/Members of the above-named Company, hereby appoint(s) _____________________________________ of _______, or failing him/her/they, _________________________________, of _______ as my/our proxy to vote for me/us or on my/our behalf at the (Annual or Extraordinary, as the case may be) General Meeting of the Company, to be held on the _____day of , 20 __, and at any adjournment thereof.

Signed this _______ day of _____________________________________, 20________________”

Where it is desired to afford Members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“(Name of the Company) _______________________________ Limited I/We __________________________________, of ___________ being a Member/Members of the above-named Company, hereby appoint(s) _______ of ________________________, or failing him/her/they, __________________________________________, of _______ as my/our proxy to vote for me/us or on my/our behalf at the (Annual or Extraordinary, as the case may be) General Meeting of the Company, to be held on the _________ day of _______________________________, 20 ______, and at any adjournment thereof.

Signed this day of _____________________, 20__________”

This form is to be used in favour of/* against the resolution. Unless otherwise instructed, the proxy will vote as he/she/they thinks fit.

*Strike out whichever is not desired in this case.”

83.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

84.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at its office before the commencement of the General Meeting or adjourned General Meeting at which the proxy is used.

85.	Subject to the provisions of the Law, a resolution in writing signed or approved by letter or email by each Member for the time being entitled to receive notice of and to attend and vote at General Meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a General Meeting duly convened and held. Any such resolution may consist of several documents in the like form each signed by one (1) or more of the Members or their attorneys, and signature in the case of a corporate body which is a Member shall be sufficient if made by a director or other authorised officer thereof or its duly appointed attorney.

CORPORATE REPRESENTATIVES AT GENERAL MEETINGS

86.	Any corporation which is a Member may, by resolution of its board of directors or other governing body, authorise such Person as it thinks fit to act as its representative at any General Meeting or of any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he, she or they represents, as that corporation could exercise if it were a natural Person.

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BOARD OF DIRECTORS

87.	Unless and until otherwise determined by the Company in General Meeting, until and including the date that falls one (1) year after the Effective Date, the number of Directors shall be five (5) (including at least three (3) Independent Directors).

88.	For as long as GLD:

(a)	holds at least thirty percent (30%) of the issued shares in the Company, GLD shall have the right to nominate, appoint, remove and substitute two (2) Directors provided the rights granted to GLD are deemed to be special rights;

(b)	holds less than thirty percent (30%) but at least ten percent (10%) of the issued shares in the Company, GLD shall have the right to nominate, appoint, remove and substitute one (1) Directors provided the rights granted to GLD are deemed to be special rights; and

(c)	for as long as GLD holds at least ten percent (10%) of the issued shares in the Company, the GLD Directors shall have a right to appoint the Chairman.

89.	The votes of the Members shall be read subject to the above Regulation 88 and at any proposed General Meeting and/or with respect to any proposed resolution of the General Meeting and/or any proposed unanimous written resolution of the General Meeting for the appointment, removal or substitution of a GLD Director, only GLD (and no other Member) shall have a right to receive notice of, attend and vote.

90.	In case of any proposed resolution for the amendment of the provisions of these Regulations in relation to the procedure and rights to appoint and remove any GLD Director (including, but not limited to, Regulations 63, 88, 89, 90 and 106 ) or in case of any other proposed resolution which directly or indirectly affects the rights of GLD to appoint and remove Directors as provided herein, in the event that GLD votes against such resolutions, the shares held by GLD shall confer to it in total the same number of votes as the shares held by all Members who have voted in favour of such resolutions conferred to them.

91.	(1)	The remuneration of the Directors shall be determined from time to time by the Company in General Meeting by Ordinary Resolution.

	(2)	Any Director who, upon the request of the Company, offers special services to the Company or needs to travel or stay abroad serving the purposes of the Company, shall receive from the Company such additional remuneration in the form of salary, grant, out-of-pocket expenses or in any other manner as The Board may decide.

92.	The shareholding qualification for Directors may be determined by the Company in General Meeting; unless and until so determined, no qualification shall be required.

93.	The Directors of the Company may be or become members of the board of directors or other officers of, or otherwise be interested in, any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him, her or them as a director or officer of, or from his, her or their interest in, such other company unless the Company otherwise directs.

94.	No Person shall be eligible to become Director, unless he/she is appointed as such under the provisions of Regulation 88 or Regulation 107, or is re- elected under the provisions of Regulation 108.

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BORROWING POWERS

95.	The Board may exercise all the powers of the Company to borrow or raise money without limitation or to guarantee and to mortgage, pledge, assign or otherwise charge its undertaking, property, assets, rights, choses in action and book debts, receivables, revenues and uncalled capital or any part thereof and to issue and create debentures, debenture stock, mortgages, pledges, assignments, charges or other securities as security for any debt, liability or obligation of the Company or of any third party. The Board may delegate its power hereunder to one (1) or more of the Directors.

POWERS AND DUTIES OF THE BOARD OF DIRECTORS

96.	The business of the Company shall be managed by the Board, who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Law or by these Regulations, required to be exercised by the Company in General Meeting, subject, nevertheless to any of these Regulations, to the provisions of the Law and to such regulations, being not inconsistent with the aforesaid Regulations or provisions as may be prescribed by the Company in General Meeting. No regulation made by the Company in General Meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made.

97.	For so long as GLD holds at least five percent (5%) of the voting rights, it shall have the respective right to appoint one (1) Person to attend any meeting or meetings of the Board, and/or any committee established by the Board under, and in accordance with, these Regulations, as an observer (an “Observer”) and any Person so appointed, subject to entering into a standard confidentiality agreement with the Company, shall be given (at the same time as provided to the Directors and/or committee members, as relevant) notice of all meetings of the Board and/or the committee to which the Observer has been appointed (as relevant), and to which that Observer is entitled to attend, and shall be given all agendas, minutes and other relevant papers relating to such meetings. An Observer shall be entitled to attend any meetings to which it has been appointed, provided that the Observer shall not be entitled in any circumstances to vote at any such meeting and he, she or they shall not be counted for the purpose of quorum. GLD may at any time and from time to time (i) remove any Observer appointed by them and appoint another Person in his, her or their place in accordance with the provisions of this Regulation; and/or (ii) limit or exclude the attendance of an Observer in certain meetings of the Board and/or any committee (or any part thereof).

The Board may, from time to time, and at any time appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Board, to be the authorised representative or attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Regulations) and for such period and subject to such conditions as it may think fit, and any such authorisation or power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such authorised representative or attorney as the Board may think fit and may also authorise the aforementioned authorised representative or attorney to delegate all or any of the powers, authorities and discretions vested in him, her or them.

98.	The Company may exercise the powers conferred by section 36 of the Law with regard to having an official Seal for use abroad, and such powers shall be vested in the Board.

99.	The Company may exercise the powers conferred upon the Company by the Law with regard to the keeping of a register outside Cyprus, and the Board may (subject to the provisions of the Law) make and vary regulations as it may think fit with respect to the keeping of any such register.

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100.	(a)	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company (a “Conflicted Director”) shall declare the nature of his, her or their interest at a meeting of the Board in accordance with section 191 of the Law.

(b)	A Conflicted Director shall not vote in respect of any contract or arrangement in which he, she or they is interested, and, if he, she or they shall do so, his, her or their vote shall not be counted, nor shall he, she or they be counted in the quorum present at the meeting.

A Director will not be considered or deemed to be considered a Conflicted Director by the mere fact that he/she is also a Member in the Company and such Director may vote in respect of any contract or proposed contract notwithstanding the fact that he/she is a Member of the Company and, if he/she does so, his, her or their vote shall be counted and he, she or they may be counted in the quorum at any meeting of the Board.

The Independent Directors, acting by majority, may decide that no materials or any information on the matter shall be sent or shared with the Conflicted Director. In the event that a Director does not declare his, her or their interest under Regulation 100, the Independent Directors, acting by majority, shall decide whether a Director is in fact a Conflicted Director or not.

(c)	The Directors may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration or otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his, her or their office from contracting with the Company either with regard to his, her or their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Directors so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Directors holding that office or of the fiduciary relation thereby established.

(d)	The Directors may act in a professional capacity by themselves or through the firm to which they belong for the Company, and they or the firm to which they belong to, shall be entitled to remuneration for their professional services, without taking into account their capacity as Directors. Provided that nothing herein contained shall authorise a Director or the firm to which he, she or they belongs to act as Auditors.

101.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

102.	The Board shall cause minutes to be made in the books provided for the purpose:

(a)	of all appointments of officers made by the Board;

(b)	of the names of the Directors present at each meeting of the Board and of any committee of the Board; and

(c)	of all resolutions and proceedings at all General Meetings, of meetings of the Board, and of committees of the Board.

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PENSIONS

103.	The Board may grant retirement pensions or annuities or other gratuities or allowances, including allowances on death, to any Person or Persons in respect of services rendered by him, her or them to the Company whether as managing Directors or in any other office or employment under the Company or indirectly as officers or employees of any subsidiary or Affiliate, notwithstanding that he, she or they may be or may have been a Director of the Company and the Company may make payments towards insurance, trusts, schemes or funds for such purposes in respect of such Person or Persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such Person or Persons.

DISQUALIFICATION OF DIRECTORS

104.	The office of any of the Directors shall be vacated if the Director:-

(a)	ceases to be a Director by virtue of section 176 of the Law; or

(b)	becomes bankrupt or makes any arrangement or composition with his, her or their creditors generally; or

(c)	becomes prohibited from being a Director by reason of any order made under section 180 of the Law; or

(d)	becomes permanently incapable or performing his, her or their duties due to mental or physical illness or due to his, her or their death; or

(e)	resigns or retires from his, her or their office by notice in writing to the Company;

(f)	is an Independent Director and ceases to satisfy the relevant criteria set for such Independent Director; or

(g)	is removed from office, including removal pursuant to Regulation 88; or

(h)	is a GLD Director and GLD ceases pursuant to Regulation 88 to have the right to appoint, remove or substitute such Director.

APPOINTMENT OF ADDITIONAL DIRECTORS AND REMOVAL OF DIRECTORS

105.	The Company may, from time to time, by Ordinary Resolution, increase or reduce the number of Directors, provided that such number shall not be smaller or greater than the minimum or maximum number of Directors as provided in these Regulations.

106.	Subject to Regulation 88, in case of a casual vacancy in the Board caused by the departure of a GLD Director, GLD shall have the power at any time, and from time to time, to appoint by notice in writing to the Company any person to be a Director to fill such vacancy.

107.	Subject to Regulations 88, 89 and 106, the Board shall have power at any time, and from time to time, to nominate and appoint any Person to be a Director, either to fill a vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these Regulations. Any Director so appointed shall hold office only until the next following Annual General Meeting, and shall then be eligible for re-election.

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108.	Subject to the provisions of Regulation 88, the Annual General Meeting shall have the power by Ordinary Resolution to re-elect any Director appointed pursuant to Regulation 107. If a Director is not so re-elected, his, her or their appointment shall terminate.

109.	Subject to Regulation 89, the Company may, by Ordinary Resolution, of which special notice has been given in accordance with section 136 of the Law, remove any Director, before the expiration of his, her or their period of office notwithstanding anything in these Regulations or in any agreement between the Company and such Director. Any removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him, her or them and the Company.

RETIREMENT OF DIRECTORS

110.	At each Annual General Meeting, any Director (other than a GLD Director) then in office for whom it is the fourth Annual General Meeting following (i) his, her or their initial appointment by the Board or (ii) his, her or their last re-election by the Annual General Meeting (as the case may be), shall retire from office, but shall be eligible for re-appointment.

ALTERNATE DIRECTORS

111.	Subject to the prior written approval of the Board, excluding the vote of the Director nominating another Director or any Person not being a Director, to act as his, her or their alternate Director, each Director shall have power, from time to time, to nominate another Director or any Person not being a Director, to act as his, her or their alternate Director, either to act for a specific purpose or in general and at his, her or their discretion to remove such alternate.

Director provided the appointment of such alternate Director shall not create or lead to an actual or potential conflict of interest for such alternate Director.

(a)	An alternate Director shall (except as regards power to appoint an alternate Director and remuneration) be subject in all respects to the terms and conditions existing with reference to the Directors, and shall be entitled to receive notices of all meetings of the Directors and to attend, speak and vote at any such meeting at which his, her or their appointed Director is not present.

(b)	One (1) Person may act as alternate Director to more than one (1) Director and, while he, she or they is so acting, shall be entitled to a separate vote for each Director he, she or they is representing and, if he, she or they is himself, herself or theirself a Director, his, her or their vote or votes as an alternate Director shall be in addition to his, her or their own vote.

(c)	Any appointment or removal of an alternate Director may be made by letter, email or in any other manner approved by the Board. Any email shall be confirmed as soon as possible by letter, but may be acted upon by the Company meanwhile.

(d)	If a Director making any such appointment as aforesaid shall cease to be a Director, other than by reason of vacating his, her or their office at a General Meeting at which he, she or they is re-elected, the Person appointed by him, her or them shall thereupon cease to have any power or authority to act as an alternate Director.

(e)	An alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being but he, she or they shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Board attended by him, her or them at which he, she or they is entitled to vote.

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PROCEEDINGS OF MEETINGS OF THE BOARD

112.	The Board may meet together for the dispatch of business, adjourn, and otherwise regulate its meetings as it thinks fit and questions arising at any meeting shall be decided by a simple majority of votes. In case of equality of votes the Chairman shall have a second or casting vote. Any Director may, and the secretary on the requisition of a Director shall, at any time summon a meeting of the Board. It shall be necessary to give at least a ninety-six (96) hour notice of a meeting of the Board to each Director, unless this requirement is waived by all Directors who have received a written notice less than ninety-six (96) hours in advance. A meeting may be held by telephone or other means whereby all Persons present may at the same time hear and be heard by everybody else present and Persons who participate in this way shall be considered present at the meeting. In such case the meeting shall be deemed to be held where the secretary of the meeting is located. A majority of Board and committee meetings shall take place in Cyprus where the management and control of the Company shall rest.

113.	The quorum necessary for the transaction of the business of the Board shall be determined by the Board and in case it is not so determined, then at least half (1/2) of the total number of Directors attending a meeting shall form a quorum.

114.	The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Regulations as the necessary quorum of Directors, the continuing Directors or Director, as the case may be, may act for the purpose of appointing such number of additional Directors so that total the number of Directors in the Company is increased to at least the minimum necessary for quorum purposes (other than with respect to a GLD Director and/or summoning a General Meeting, but for no other purpose).

115.	Subject to Regulation 88(c), the Board may elect a Chairman of its meeting and determine the period for which he, she or they is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

116.	The Board may delegate any of its powers to a committee or committees consisting of, subject to Regulation 117, one (1) or more Directors as the Board thinks fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board, as to its powers, constitution, proceedings, quorum or otherwise.

117.	For as long as GLD holds the power to appoint at least one Director pursuant to Regulation 88, the GLD Director(s) shall have the right to appoint, remove and substitute one (1) of their number as a member of any committee of the Board that may exist from time to time, other than the Audit Committee, provided the rights granted to the GLD Director(s) are deemed to be special rights.

118.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

119.	Subject to any regulations imposed on it by the Board, a committee may meet and adjourn as it thinks proper and questions arising at any meeting shall be determined by a majority of votes of its members present.

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120.	All acts done by any meeting of the Board or of a committee of the Board or by any Person acting in his, her or their capacity as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

121.	A resolution in writing signed or approved by letter or email by each Director shall be as valid and effectual as if it had been passed at a meeting of the Board or a committee duly convened and held and, when signed, may consist of several documents, each signed by one (1) or more of the Persons aforesaid.

COMMITTEES

122.	The Company shall have such committees as the Board may establish from time to time.

SECRETARY

123.	The Secretary shall be appointed by the Board for such term, at such remuneration and upon such conditions as it may think fit; and any Secretary so appointed may be removed by the Board.

124.	No Person shall be appointed or hold office as Secretary who is:-

(a)	the sole Director of the Company; or

(b)	a corporation the sole director of which is at the same time the sole Director of the Company; or

(c)	the sole director of a corporation which is the sole Director of the Company.

125.	A provision of the Law or these Regulations requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same Person acting both as Director and as, or in place of, the Secretary.

SEAL

126.	(a)	The Board shall provide for the safe custody of the Seal, which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf, and every instrument to which the Seal shall be affixed shall be signed by a Director or by some other Person appointed by the Board for this purpose.

(b)	The Company may have, in addition to the said Seal, an official seal under the provisions of section 36(1) of the Law and which shall be used for the purposes stated in the said section.

DIVIDENDS AND RESERVE

127.	The Company in General Meeting may declare dividends, but no dividend shall exceed the amount recommended by the Board.

128.	The Board may, from time to time, declare such interim dividends as appear to the Board to be justified by the profits of the Company.

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129.	No dividend shall be declared otherwise than out of profits.

130.	The Board may, before recommending any dividend, set aside out of the profits of the Company such sums as it thinks proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied, and, pending such application, may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may, from time to time, think fit. The Board may also, without placing the same to the reserve, carry forward any profits which it may think prudent not to distribute.

131.	Subject to the rights of Members, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the number of shares held by each Member.

132.	The Board may deduct from any dividend payable to any Member all sums of money (if any) presently payable by it to the Company on account of calls or otherwise in relation to the shares of the Company.

133.	When the Company declares a dividend or bonus according to the present Regulations, it may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets including but not limited to paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Board shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Board may settle the same as it thinks expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

134.	Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named in the register of Members or to such Person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two (2) or more joint holders may give effectual receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders.

135.	No dividend shall bear interest against the Company.

ACCOUNTS

136.	The Board shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

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137.	The books of account shall be kept at the registered office of the Company, or, subject to section 141(3) of the Law, at such other place or places as the Board thinks fit, and shall always be open to the inspection of the Directors.

138.	The Board shall, from time to time, determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by applicable securities Laws or Exchange rules or authorised by the Board or by the Company in General Meeting.

139.	The Board shall, from time to time, in accordance with sections 142 and 151 of the Law, cause to be prepared and to be laid before the Company in General Meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as are referred to in the aforesaid sections.

140.	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in General Meeting, together with a copy of the Auditors’ report shall, not less than twenty-one (21) calendar days before the date of the General Meeting, be sent to every Member of, and every holder of debentures of the Company and to every Person registered under Regulation 43.

Provided that this Regulation shall not require a copy of those documents to be sent to any Person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

CAPITALISATION OF PROFITS

141.	The Company in General Meeting may, upon the recommendation of the Board, resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and, accordingly, that such sum be set free for distribution, amongst the Members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such Members respectively or paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such Members in the proportions aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution.

Provided that the share premium account and the capital redemption reserve fund may, for the purposes of this Regulation, only be applied in the paying up of unissued shares to be issued to Members of the Company as fully paid bonus shares.

142.	Whenever such a resolution as aforesaid shall have been passed, the Board shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid up shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Board to follow such provisions by the issue of fractional certificates or by payment in cash or otherwise as it thinks fit for the case of shares or debentures becoming distributable in fractions and also to authorise any Person to enter on behalf of all the Members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such Members.

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AUDIT

143.	Auditors shall be appointed and their duties regulated in accordance with the Law.

NOTICES

144.	A notice to be given hereunder may be given by the Company either personally or by sending it by post, courier services or email to the intended recipient or to their registered address. Where a notice is sent by post, service of the notice shall be deemed to be effected, provided that it has been properly mailed, addressed, and posted, at the expiration of twenty-four (24) hours after same is posted. Where a notice is sent by courier service, it shall be deemed to be effected at the time of delivery. Where a notice is sent by email, it shall be deemed to be effected as soon as it is sent, provided, in the event of email, there is no notification of non-receipt.

145.	A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the register of Members in respect of the share.

146.	A notice may be given by the Company to the Persons entitled to a share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter or by courier service addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like descriptions, at the address, if any, supplied for the purpose by the Persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

147.	Subject to Regulation 89, notice of every General Meeting shall be given in any manner herein-before authorised to:

(a)	every Member, except those Members who have not supplied to the Company a registered address for the giving of notices to them;

(b)	every Person upon whom the ownership of a share devolves by reason of he, she or they being a legal personal representative or a trustee in bankruptcy of a Member where the Member, but for his, her or their death or bankruptcy, would be entitled to receive notice of the General Meeting, and

(c)	the Auditors (only in the case of Annual General Meetings).

No other Person shall be entitled to receive notices of General Meetings.

148.	Subject to section 127A of the Law, notwithstanding any other provision hereof, for as long as the Company’s shares are listed on a Foreign Market, a notice sent in accordance with the rules of such Foreign Market shall constitute sufficient notice to each Member for all purposes under these Regulations.

WINDING UP

149.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he, she or they deems reasonable upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

150.	Every Director or other officer for the time being of the Company shall be indemnified out of the assets of the Company against any losses or liabilities which he, she or they may sustain or incur in or about the execution of his, her or their duties including liability incurred by him, her or them in defending any proceedings, whether civil or criminal, in which judgment is given in his, her or their favour or in which he, she or they is acquitted or in connection with any application under section 383 of the Law, in which relief is granted to him, her or them by the Court and no Directors or officers of the Company shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his, her or their office or in relation thereto. But this Regulation shall only have effect insofar as its provisions are not avoided by section 197 of the Law.

RE-DOMICILIATION

151.	The Company may by special resolution and subject to consent given by the Registrar of Companies, continue to exist as a legal person subject to the legal regime of a country or jurisdiction other than the Republic of Cyprus to be operated pursuant to the Laws of such country or jurisdiction.

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Exhibit D

TERM SHEET FOR PUBCO EQUITY INCENTIVE PLAN

Plan Sponsor	Pubco
Shares Reserved	5% of outstanding Pubco shares immediately following closing of transaction; no automatic increase; subject to standard adjustments for corporate events (reorganization, stock splits, etc.); no liberal share recycling
Term	10 years
Eligible Individuals	Employees of Pubco and its subsidiaries; outside directors of Pubco, other service providers to Pubco and its subsidiaries
Administration	Compensation Committee of Pubco Board of Directors
Types of Awards	Broad based, including stock options (both incentive stock options and nonqualified stock options), stock appreciation rights (“SARs”), full value awards (including restricted stock and stock units); types of awards granted at discretion of Compensation Committee
Special Provisions	No repricing of stock options or SARs permitted; one year service required for vesting with an exception for up to 5% of the total share pool; maximum 10 year term on stock options/SARs; limitation on outside director compensation included in plan; dividends/dividend equivalents not payable until underlying award is vested
Change in Control	“Standard” definition (change in stock ownership, change in board, sale of assets, liquidation); double trigger for awards (2 year post-change in control protection period); performance awards may be locked in at target at time of change in control; single trigger vesting permitted if awards not continued post-change in control
Clawback/Recoupment Policy	Include reference to company policy generally or include policy in plan